Exhibit 2.1

EXECUTION VERSION

**Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted. **

PURCHASE AND SALE AGREEMENT

BY AND AMONG

AECOM,

URS HOLDINGS, INC.

AND,

SCC GROUP, LLC

Dated as of December 9, 2020

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EXHIBITS

Exhibit A	Form of Transition Services Agreement
Exhibit B	Seller Parent Conditional Guaranty Terms

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of December 9, 2020 (this “Agreement”), is by and among AECOM, a Delaware corporation (“Seller Parent”), URS Holdings, Inc., a Delaware corporation (“Seller”) and SCC Group, LLC, a Delaware limited liability company (“Purchaser”) and, together with Seller and Seller Parent, the “Parties”).

WHEREAS, Seller and certain of its Subsidiaries are engaged in, among other things, the Business; and

WHEREAS, on the terms and subject to the conditions set forth herein, the Seller Entities shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from the Seller Entities, all of their right, title and interest in and to the Purchased Assets, and Purchaser shall assume the Assumed Liabilities (the “Transaction”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms have the meanings set forth below:

“Adjusted EBITDA” means the earnings before interest, taxes, depreciation, and amortization, of the Business, determined in accordance with GAAP and the principles set forth Section 1.1(a)(i) of the Seller Disclosure Schedules. Section 1.1(a)(ii) of the Seller Disclosure Schedules sets forth an illustrative calculation of the Adjusted EBITDA of the Business for the fiscal year ended September 30, 2020.

“Adjustment Amount” means (a) the Closing Working Capital minus (b) the Target Working Capital.

“AECOM Name and AECOM Marks” means the names, Marks or logos of Seller Parent or any of its Affiliates, including the “AECOM”, “URS”, “Hunt”, “Tishman” and “Leeding Builders” names, at any time prior to the Closing, or any variations or derivatives thereof, either alone or in combination with other words, in each case other than those names, Marks or logos set forth in Section 1.1(b) of the Seller Disclosure Schedules.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement, Seller and the other Seller Entities and their respective Affiliates shall be deemed not to be Affiliates of Purchaser or, from and after the Closing, of the Business or the Purchased Companies (or Subsidiaries thereof).

“Antitrust Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws of any jurisdiction that are designed or intended to prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly, lessening competition or restraining trade.

“Business” means, subject to the following sentence, Seller Parent’s and its Subsidiaries’ business, as of immediately prior to the Closing (including as conducted through joint ventures), of self-performing at risk heavy civil construction infrastructure projects and operation and maintenance of rail and highway facilities, as conducted by Seller Parent through its Civil Construction business of Seller Parent’s Construction Services legacy reporting segment (as reflected in the segment financial reporting contained in Seller Parent’s Annual Report on Form 10-K for the fiscal year ending September 30, 2019), including Shimmick Construction Company, Inc. and its Subsidiaries’ businesses and Rust Constructors, Inc. and its Subsidiaries’ businesses, as of the date hereof and immediately prior to the Closing (including as conducted through joint ventures) (it being understood that the operations, activities and assets of the Business are reflected in the Business Financial Information as of the dates therein specified and for the periods indicated). Seller and Purchaser agree that the “Business” shall include only the business described in the immediately prior sentence and not any other businesses, operations or activities of Seller Parent or any of its Subsidiaries (including as conducted through joint ventures) and including but not limited to (A) Seller Parent’s and its Subsidiaries’ business of providing construction, program and construction management services and design-build services for building and facility construction projects including sports arenas, office and residential towers, hotel and gaming facilities, meeting and exhibition spaces, performance venues, education facilities, mass transit terminals, data centers, health care facilities, industrial manufacturing facilities, aviation projects, terminals and roadways, light rail systems, corporate parks, residential projects, religious institutions, and interior works of all kinds (including, for the avoidance of doubt, Seller Parent’s and its Subsidiaries’ Tishman, Hunt and Leeding Builders Group businesses); (B) Seller Parent’s and its Subsidiaries’ business of planning, designing, engineering, consulting with respect to, constructing, improving, repairing, retrofitting, maintaining, operating, demolishing and decommissioning power- and energy-generating facilities, as well as systems that store, transmit and distribute electricity; (C) Seller Parent’s and its Subsidiaries’ business of engineering, developing, procuring, building, commercializing and installing technologies and treatment systems for the power, oil and gas and other industries designed to reduce emissions of pollutants and environmental liabilities; (D) Seller Parent’s and its Subsidiaries’ business of providing services relating to relief and restoration work in response to natural or other disasters; (E) Seller Parent’s and its Subsidiaries’ business of manufacturing fabricated production equipment and pressure vessels for the oil and gas industry; (F) Seller Parent’s and its Subsidiaries’ business of providing maintenance, turnaround and fabrication services to large scale industrial operators; and (G) all other businesses, operations and activities of Seller Parent and its Subsidiaries, including all those conducted through Seller Parent’s AECOM Capital and Design and Consulting Services legacy reporting segments (as reflected in the segment financial reporting contained in Seller Parent’s Annual Report on Form 10-K for the fiscal year ending September 30, 2019) (all of the foregoing businesses described in this sentence, collectively, the “Retained Businesses”).

“Business Day” means any day, other than a Saturday, Sunday, or day on which commercial banks are required or authorized to be closed in Los Angeles, California.

“Business Employee” means (a) any Purchased Entity Employee and (b) each individual who is an employee of Seller or any of its Affiliates (other than a Purchased Entity or any of its Subsidiaries) and primarily provides services to or in connection with the Business, including in the case of clauses (a) and (b) any such employee who is on an approved leave of absence or has been furloughed. For the avoidance of doubt, “Business Employee” includes an individual identified in clause (a) or (b) who as of the Closing Date is providing services to a Purchased Venture through an expatriate, secondment or similar arrangement. Notwithstanding the foregoing, (i) each individual listed on Section 1.1(c)(i) of the Seller Disclosure Schedules shall be considered a Business Employee and (ii) no individual listed on Section 1.1(c)(ii) of the Seller Disclosure Schedules shall be considered a Business Employee. Section 1.1(c)(iii) of the Seller Disclosure Schedules lists each Business Employee current as of five (5) days prior to the date hereof, which list will be updated to reflect any terminated and newly hired employees as of two (2) days prior to the Closing Date.

“Business Material Adverse Effect” means any event, change, occurrence, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Business taken as a whole; provided, however, that no such event, change, occurrence, development or effect resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to a Business Material Adverse Effect: (a) the general conditions in the industries in which the Business operates; (b) general political, economic, business, monetary, financial or capital or credit market conditions or trends or changes therein (including interest rates or the price of commodities or raw materials); (c) any act of civil unrest, war or terrorism (including by cyberattack or otherwise), including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country or jurisdiction of a national emergency or war; (d) natural disasters or weather developments, including earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, epidemics, pandemics (including COVID-19), manmade disasters or acts of God; (e) the failure of the financial or operating performance of Seller, the Seller Entities or the Business to meet internal, Purchaser or analyst projections, forecasts or budgets for any period (provided that (1) the underlying facts causing such failure, to the extent not otherwise excluded by this definition, may be deemed to constitute or contribute to a Business Material Adverse Effect and (2) this clause (e) shall not be construed as implying that Seller or Seller Parent is making any representation or warranty herein with respect to any internal, Purchaser or analyst projections, forecasts or budgets and no such representations or warranties are being made); (f) any action taken or omitted to be taken by or at the request or with the consent of Purchaser, or any failure to take actions due to Purchaser’s failure to consent thereto following the request of Seller or Seller Parent, or compliance with applicable Law or the covenants and agreements contained in this Agreement; (g) the execution, announcement, pendency, performance or consummation of this Agreement, the Transaction, or the identity of Purchaser (including the impact on or any loss of Business Employees, customers, suppliers, relationships with Governmental Entities or other business relationships resulting from any of the foregoing, and including, for the avoidance of doubt, any event, change or effect resulting or arising from or in connection with any actions required to be taken pursuant to Section 5.1); or (h) changes in any Law (including any proposed Law) or GAAP or other applicable accounting principles or standard or any interpretations of any of the foregoing; provided that any adverse events, changes, occurrences, developments or effects resulting from the matters described in clauses (a), (b), (c), and (d) may be taken into account in determining whether there has been a Business Material Adverse Effect to the extent, and only to the extent, that they have a materially disproportionate effect on the Business relative to businesses in the industries in which the Business operates.

“Cash Amounts” means, of any Person and as of any time, all cash and cash equivalents, bank and other depositary accounts and safe deposit boxes, demand accounts, certificates of deposit, time deposits, checks, negotiable instruments, marketable securities and securities and brokerage accounts (including deposits in transfer and net of outstanding checks or transfers), in each case of such Person as of such time, such amounts calculated in a manner consistent with the Transaction Accounting Principles and the Sample Closing Statement.

“Closing Cash Amounts” means the greater of (a) Zero Dollars ($0) and (b) the amount (but not below Zero Dollars ($0)) by which the Cash Amounts of the Purchased Entities (and wholly-owned Subsidiaries thereof) as of 12:01 a.m. (Pacific Time) on the Closing Date exceed the Minimum Cash Amount.

“Closing Funded Debt” means an amount equal to the Funded Debt of the Purchased Entities (and wholly-owned Subsidiaries thereof) as of 12:01 a.m. (Pacific Time) on the Closing Date.

“Closing Purchase Price” means (a) the Base Purchase Price, plus (b) the lesser of (i) Zero Dollars ($0) and (ii) the Estimated Adjustment Amount (which may be a positive or negative number), minus (c) the Estimated Closing Funded Debt.

“Closing Working Capital” means the Working Capital as of 12:01 a.m. (Pacific Time) on the Closing Date.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or other Contract with a union, works council, or other employee-representative body.

“Combined Tax Return” means any combined, consolidated or unitary Tax Return that includes Seller Parent or any of its Affiliates (other than the Purchased Companies and their Subsidiaries), on the one hand, and any of the Purchased Companies or their respective Subsidiaries, on the other hand.

“Contamination” means the emission, discharge or release of any Hazardous Material to, on, onto or into the environment.

“Contract” means any written contract, lease, license, commitment, loan or credit agreement, instrument, indenture, or agreement, other than any Seller Benefit Plan or any Permit.

“Covered Losses” means losses, liabilities, Taxes, claims, fines, deficiencies, damages, assessments, charges, payments (including those arising out of any settlement or Judgment relating to any Proceeding), penalties and reasonable attorneys’ and accountants’ fees and disbursements; provided that Covered Losses shall not include any punitive or similar damages except to the extent such damages are awarded by a Judgment against, and paid by, an Indemnified Party pursuant to a Third Party Claim.

“Covered Taxes” shall mean (i) Taxes imposed on the Purchased Entities or any of their Subsidiaries for any Pre-Closing Tax Period, and (ii) Taxes of Seller or any of its Affiliates (other than any of the Purchased Companies or any of their respective Subsidiaries) for which any of the Purchased Entities (or any of their Subsidiaries) are liable (A) as a result of being or having been a member of any consolidated, combined, affiliated, unitary or other similar Tax group prior to the Closing by reason of Treasury Regulations Section 1.1502-6(a) or any analogous or similar foreign, state, or local Law or (B) as a transferee or successor, where the liability of such Purchased Entity or such Subsidiary as a transferee or successor, as applicable, results from an event or transaction occurring before the Closing; in each case, other than (x) any Transfer Taxes allocated to Purchaser pursuant to Section 7.8 and (y) any Taxes arising from any action, event or transaction taken or entered into by Purchaser or any of its Affiliates (including, after the Closing, the Purchased Companies or any of their Subsidiaries) on the Closing Date after the Closing.

“Environmental Laws” means, collectively, any and all Laws and Judgments relating to Contamination or Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Excluded Business Taxes” means any Taxes imposed with respect to the Excluded Assets or the Retained Liabilities.

“Filings” means any registrations, applications, declarations, reports, submissions or other filings with, or any notices to, any Person (including any third party or Governmental Entity).

“Former Business Employee” means (a) each individual who was an employee of a Purchased Entity or any of its Subsidiaries (other than any individual who was an employee of a Purchased Entity or any of its Subsidiaries who did not primarily provide services to the Business as of immediately prior to his or her last day of employment) and as of the date of this Agreement or the Closing, as applicable, is no longer employed by a Purchased Entity or any of its Subsidiaries or Seller or any of its Affiliates, and (b) each individual who was an employee of Seller or its Affiliates (other than the Purchased Entities or their Subsidiaries) who terminated employment prior to the date of this Agreement or the Closing, as applicable, and primarily provided services to the Business as of immediately prior to his or her last day of employment. For the avoidance of doubt, “Former Business Employee” includes an individual identified in clause (a) or (b) who as of his or her last day of employment was providing services to a Purchased Venture through an expatriate or secondment arrangement.

“Funded Debt” means, of any Person and as of any time, the aggregate amount of the following obligations of such Person as of such time, without duplication, in each case such amount calculated in a manner consistent with the Transaction Accounting Principles and the Sample Closing Statement: (a) the outstanding principal amount of any indebtedness for borrowed money, including all accrued but unpaid interest thereon and any prepayment, redemption or change of control fees, premiums or penalties that would arise at Closing as a result of the discharge of such amount owed; (b) the outstanding principal amount of all other obligations evidenced by bonds, debentures, notes or similar instruments of indebtedness, including all accrued but unpaid interest thereon and any prepayment, redemption or change of control fees, premiums or penalties that would arise at Closing as a result of the discharge of such amount owed; (c) all capitalized lease obligations that are classified by such Person as a balance sheet liability in accordance with GAAP; (d) all direct obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds or similar credit instruments in each case solely to the extent drawn; and (e) deferred purchase price obligations (including earn outs and hold back amounts) in respect of the acquisition of any business of any Person, in the case of each of the foregoing clauses (a) through (e) excluding, for the avoidance of doubt, any trade payables arising in the ordinary course of business; provided, however, that in no event shall Funded Debt include (i) any Retained Liabilities, (ii) any Liabilities to be repaid or extinguished pursuant to this Agreement in connection with the Closing or (iii) any Liability in respect of Taxes.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“GDB Claims” means any and all claims, disputes, controversies, Proceedings (including any settlements or compromises thereof) and any other rights or benefits arising out of, relating to or resulting from the Business’s work or engagement in connection with the GDB Project, including any Contract relating thereto.

“GDB Project” means the business, operations and activities of the Purchased Companies’ and their Affiliates’ Gerald Desmond Bridge project.

“GGB Claims” means any and all claims, disputes, controversies, Proceedings (including any settlements or compromises thereof) and any other rights or benefits arising out of, relating to or resulting from the Business’s work or engagement in connection with the GGB Project, including any Contract relating thereto.

“GGB Losses” means, as of the date of determination, the losses incurred by the Business from and after the Closing in respect of the GGB Project, determined in accordance with the principles set forth Section 1.1(d)(i) of the Seller Disclosure Schedules. Section 1.1(d)(ii) of the Seller Disclosure Schedules sets forth an illustrative calculation of the GGB Losses for the fiscal year ended September 30, 2020.

“GGB Project” means the business, operations and activities of the Purchased Companies’ and their Affiliates’ Golden Gate Bridge Physical Suicide Deterrent System project.

“Government Bid” means any offer, bid, quotation or proposal made by a Seller Entity or a Purchased Entity (or Subsidiary thereof) in each case with respect to the Business prior to the Closing Date which, if accepted, would result in a Government Contract.

“Government Contract” means any Contract between a Seller Entity or Purchased Entity (or Subsidiary thereof), on the one hand, and (a) a Governmental Entity, (b) any prime contractor to a Governmental Entity in its capacity as a prime contractor, or (c) any subcontractor with respect to any Contract described in clause (a) or clause (b) above, on the other hand, in the cases of each of clauses (a) through (c), with respect to the operation of the Business. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Entity” means any federal, national, state, local, supranational or foreign government or any court of competent jurisdiction, administrative agency or commission or other federal, national, state, local, supranational or foreign governmental authority or instrumentality.

“Hazardous Material” means any substance, pollutant, contaminant, material or waste that is regulated or classified pursuant to any applicable Environmental Law as “hazardous,” “toxic,” “dangerous,” “radioactive,” a “pollutant,” a “contaminant” or words of similar meaning, including asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum (including crude oil or any fraction thereof) or petroleum products, radioactive, radiological or nuclear materials and radon gas, pesticides or herbicides, heavy metals and used ordinance.

“Indebtedness” means, with respect to any Person and as of any time, any of the following obligations of such Person as of such time: (a) all Funded Debt of such Person, (b) all letters of credit, performance bonds, or similar credit instruments issued for the account of such Person, and (c) all guarantees issued by such Person with respect to the obligations described in clauses (a) through (b) of another Person.

“Information Technology” means any tangible or digital computer systems (including computers, screens, servers, workstations, routers, hubs, switches, networks, data communications lines and hardware) and telecommunications systems (including all computer programs, software, firmware and related documentation).

“Intellectual Property” means (a) Patents, (b) Marks, (c) copyrightable works, copyrights, moral rights, mask work rights, data, databases, database rights and design rights, in each case, other than software, whether or not registered, and registrations and applications for registration thereof, and (d) intellectual property rights arising from or in respect of the Know-How.

“Judgment” means any judgment, injunction, writ, order, award, or decree of any Governmental Entity.

“JV Cash” means, as of any time, all cash and cash equivalents, bank and other depositary accounts and safe deposit boxes, demand accounts, certificates of deposit, time deposits, checks, negotiable instruments, marketable securities and securities and brokerage accounts (including deposits in transfer and net of outstanding checks or transfers) of the Purchased Ventures, the Subsidiaries of the Purchased Entities (other than the wholly owned Subsidiaries of the Purchased Entities) and the Business’s unincorporated joint ventures, in each case as of such time and calculated in a manner consistent with the Transaction Accounting Principles and the Sample Closing Statement.

“Know-How” means processes, methods, designs, formulae, technical information, trade secrets, know-how, drawings, blueprints, designs, quality assurance and control procedures, design tools, simulation capability, manuals and technical information provided to employees, customers, suppliers, agents or licensees.

“Knowledge” means, with respect to Seller, the actual knowledge of any Person listed in Section 1.1(e) of the Seller Disclosure Schedules, and, with respect to Purchaser, the actual knowledge of any Person listed in Section 1.1(e) of the Purchaser Disclosure Schedules.

“Law” means any national, state, local, supranational or foreign law, statute, code, order, Judgment, ordinance, rule, regulation or treaty (including any Tax treaty), in each case promulgated by a Governmental Entity.

“Liabilities” means all debts, liabilities, Taxes, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Lien” means any mortgage, lien, pledge, security interest, charge, easement, or similar encumbrance of any kind, other than restrictions on transfer arising under applicable securities Laws and non-exclusive licenses granted in the ordinary course of business.

“Marks” means any trademark, service mark, trade dress, trade name, corporate name, business name, brand name, slogan, logo, domain name or online or other electronic identifier, social media name, tag or handle, service name, or other similar designation of source of origin, whether or not registered, together with all common law rights in any of the foregoing, all registrations and applications for registration of any of the foregoing, all reissues, extensions and renewals of any of the foregoing and all goodwill associated with the use of and symbolized by any of the foregoing.

“Minimum Cash Amount” means One Hundred Twenty Nine Million Nine Hundred Thousand Dollars ($129,900,000).

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Patents” means patents, patent applications and provisional applications, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof.

“Permits” means permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Entity.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested by appropriate Proceedings, that may thereafter be paid without penalty and for which an adequate reserve has been established and reflected in the Business Financial Information; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law in the ordinary course of business; (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (d) with respect to the Real Property, (i) minor defects or imperfections of title that would be shown on an accurate up-to-date survey; (ii) easements, declarations, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances affecting title to property; (iii) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions (but not violations thereof); and (iv) Liens not created by Seller Parent or any of its Subsidiaries that affect the underlying fee interest of the Leased Real Property, including master leases or ground leases and any set of facts that an accurate up-to-date survey would show; provided, however, that with respect to this clause (d), any such item does not individually or in the aggregate materially interfere with the conduct of the Business or materially impair the continued use and operation of the Real Property for the purpose for which it is used as of the date hereof; (e) Liens set forth in the governing documents of any Person; (f) Liens set forth in the Seller Disclosure Schedules; (g) Liens deemed to be created by any of the Transaction Documents; and (h) Liens arising under the Seller Parent Credit Agreement or the other Loan Documents (as such term is defined in the Seller Parent Credit Agreement) in favor of the Secured Parties (as such term is defined in the Seller Parent Credit Agreement), which Liens will be released at or prior to the Closing.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Proceeding” means any judicial, administrative or arbitral action, claim, suit, audit, investigation, arbitration, or other proceeding by or before any Governmental Entity.

“Purchased Companies” means the Purchased Entities and the Purchased Ventures.

“Purchased Entity Benefit Plan” means (a) each Seller Benefit Plan that is sponsored or maintained by a Purchased Entity or any of its Subsidiaries (excluding, for the avoidance of doubt, the Purchased Ventures), and (b) each retention letter set forth on Section 3.19(a)(i) of the Seller Disclosure Schedules.

“Purchased Entity Employee” means any Business Employee who is employed by a Purchased Entity or any of its Subsidiaries (excluding, for the avoidance of doubt, the Purchased Ventures) and primarily provides services to or in connection with the Business.

“Purchaser Disclosure Schedules” means those certain Purchaser Disclosure Schedules dated as of the date of this Agreement, provided by Purchaser to Seller.

“Purchaser Material Adverse Effect” means any event, change, occurrence, development or effect that, individually or in the aggregate, materially impairs, hinders or delays or would reasonably be expected to materially impair, hinder or delay, the ability of Purchaser and its Affiliates to perform their obligations under this Agreement and the other Transaction Documents or to consummate the transactions contemplated hereby and thereby.

“Reference Period” means the thirty-six (36)-month period comprised of fiscal years ended September 30, 2021, 2022 and 2023 (including both the portion of the Reference Period prior to the Closing and the portion of the Reference Period from the Closing through the end of the Reference Period).

“Regulatory Approvals” means all Approvals from Governmental Entities that are required under applicable Law (including pursuant to any Antitrust Law) to permit the consummation of the Transaction and the other transactions contemplated by this Agreement.

“Representatives” of a Person means such Person’s Affiliates and any officer, director, manager, managing member, general partner or employee of such Person or its Affiliates or any investment banker, attorney, accountant, consultant, tax advisor or other advisor or representative of such Person or its Affiliates.

“Retained Businesses” has the meaning set forth in the definition of “Business.”

“Retained Claim” means any claim, cause of action, defense, right of offset or counterclaim, or settlement agreement (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) to the extent related to the Excluded Assets, Retained Liabilities or the Retained Businesses.

“Sale Process” means all matters relating to the sale of the Business and the review of strategic alternatives with respect to the Business, and all activities in connection therewith, including matters relating to (a) the solicitation of proposals from and negotiations with third parties in connection with the sale of the Business or Excluded Assets or (b) the drafting, negotiation or interpretation of any of the provisions of this Agreement or the other Transaction Documents, or the determination of the allocation of any assets or Liabilities pursuant to the foregoing agreements or the transactions contemplated thereby.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Benefit Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and any bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree health or life insurance, supplemental retirement, superannuation, gratuity, jubilee, provident fund, employment, severance, retention, termination, change in control, welfare, post-employment, profit-sharing, disability, health, vacation, sick leave benefits, fringe benefits or other benefit plan, program or arrangement, (a) that is sponsored, maintained, contributed to or required to be maintained or contributed to by Seller or any of its Affiliates (but excluding any such plan, program or arrangement mandated by or maintained solely pursuant to applicable Law or any Multiemployer Plan), in each case providing compensation or benefits to any Business Employee or Former Business Employee or (b) under which any Purchased Entity or Subsidiary thereof has any Liability or any obligation to contribute (whether actual or contingent).

“Seller Disclosure Schedules” means those certain Seller Disclosure Schedules dated as of the date of this Agreement, provided by Seller to Purchaser.

“Seller Entities” means Seller Parent and all of its Subsidiaries that transfer Purchased Assets (including Purchased Entity Shares and Purchased Venture Interests) and/or Assumed Liabilities pursuant to this Agreement.

“Seller Parent Credit Agreement” means the Syndicated Facility Agreement, dated as of October 17, 2014, among Seller Parent, Bank of America, N.A. as administrative agent and the other parties thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Soft Revenue” means revenue in excess of approved contract value, including revenue represented by claims, pending claims and unapproved change orders.

“Solvent” means, with respect to any Person, that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person on a going concern basis will, as of such date, exceed the sum of (i) the amount of all “liabilities of such Person, including contingent and other liabilities” as of such date, as such quoted terms are generally determined in accordance with applicable U.S. federal laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, each of the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, of which such first Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; provided that, from and after the Closing, no Purchased Company (or Subsidiary thereof) shall be deemed to be a Subsidiary of Seller or any of its Affiliates, including any other Seller Entity.

“Tangible Personal Property” means machinery, equipment, hardware, furniture, fixtures, tools, Information Technology and all other tangible personal property, it being understood that Tangible Personal Property shall not include any Intellectual Property.

“Target Working Capital” means the aggregate sum of Two Hundred Fifteen Million Five Hundred Thousand Dollars ($215,500,000), inclusive of Cash Amounts not less than the Minimum Cash Amount.

“Tax” means any and all federal, state, local or foreign taxes imposed by any Taxing Authority, including all net income, franchise, estimated, real property gains, registration, severance, disability, gross receipts, capital, sales, use, ad valorem, value added, goods and services, profits, license, withholding, payroll, employment, unemployment, excise, premium, property, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative or add-on minimum, and occupation, taxes, together with all interest, penalties and additions to tax imposed by any Governmental Entity with respect to such amounts.

“Tax Proceeding” means any claim, audit, action, suit, examination, contest, litigation or other Proceeding with or against any Taxing Authority.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement required to be filed with any Taxing Authority with respect to Taxes, including any amendment thereof.

“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Seller Parent Conditional Guaranty and the Assignment Agreement and Bill of Sale (if applicable).

“Working Capital” means, as of any time, the net working capital of the Business calculated by subtracting (a) the sum of the amounts as of such time for the current liability line items shown on the Sample Closing Statement for the Business, from (b) the sum of the amounts as of such time for the current asset line items shown on the Sample Closing Statement for the Business, in each case calculated in a manner consistent with the Transaction Accounting Principles; provided, however, that in no event shall Working Capital include (i) any amount included within the definition of Cash Amounts (other than the Cash Amounts comprised of the JV Cash and other Cash Amounts not less than the Minimum Cash Amount, each of which shall be included in Working Capital) or Funded Debt, (ii) any Excluded Assets or Retained Liabilities, (iii) any Liabilities to be repaid or extinguished pursuant to this Agreement in connection with the Closing, (iv) any asset or liability in respect of Taxes (other than current assets and liabilities in respect of payroll Taxes, which shall be included in Working Capital), or (v) any current asset in respect of Soft Revenue in excess of One Hundred Sixteen Million Dollars ($116,000,000).

Section 1.2 Other Defined Terms. In addition, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement:

Term	Section
Account Purchase Agreements	5.18
Agreement	Preamble
Anti-Corruption Laws	3.16(b)
Approvals	2.10(a)
Assignment Agreement and Bill of Sale	2.8(a)(v)
Assumed Liabilities	2.6
Balance Sheet Date	3.7(c)
Base Purchase Price	2.2
Business Financial Information	3.7(a)
Business Insurance Policies	2.4(m)
Business Intellectual Property	2.4(d)
Business Permits	3.16(c)
Central States MEPP	5.19
Claim Expenses	2.13(f)
Claim Recovery	2.13(a)(ii)
Closing	2.3
Closing Date	2.3
Closing Statement	2.9(b)
Confidential Business Information	5.3(b)
Confidentiality Agreement	5.3(a)
Continuing Employee	6.1(c)
Contribution Amount	5.19
control	1.1
controlled by	1.1
Controlling Party	7.4(b)
Current Representation	11.15(a)
DC Employees	6.5
Deferred Payment Dispute Notice	2.12(b)
Designated Person	11.15(a)
Dispute Notice	2.9(d)

Dispute Resolution Period	2.9(d)
DOL	3.19(a)
Earn-Out Payment	2.11(a)
Earn-Out Statement	2.12(a)
EBITDA Target	2.11(a)
Estimated Adjustment Amount	2.9(b)
Estimated Closing Cash Amounts	2.9(b)
Estimated Closing Funded Debt	2.9(b)
Excess Allotment	2.13(a)(ii)
Excluded Assets	2.5
FAR	3.12(a)(xv)
Final Purchase Price	2.9(f)
GDB Claim Expenses	2.13(f)
GDB Claim Recoveries	2.13(a)(i)
GGB Claim Expenses	2.13(f)
GGB Claim Recoveries	2.13(a)(ii)
GGB Loss Statement	2.12(a)
Guarantees	5.7
HCERA	3.19(j)
Healthcare Reform Laws	3.19(j)
Indemnified Party	10.4(a)
Indemnifying Party	10.4(a)
Independent Accounting Firm	2.9(d)
Inside Date	2.3
IRS	3.19(a)
Leased Real Property	2.4(c)(ii)
Material Contracts	3.12(a)
New Plans	6.2(c)
Non-Controlling Party	7.4(b)
Old Plans	6.2(c)
Outside Date	9.1(d)
Owned Real Property	2.4(c)(i)
Parties	Preamble
Post-Closing Representation	11.15(a)
Post-Closing Statement	2.9(c)
PPACA	3.19(j)
Pre-Closing Separate Tax Return	7.2(a)
Privileged Communications	11.15(b)
Public Software	3.10(d)(i)
Purchased Assets	2.4
Purchased Entities	2.4(a)(i)
Purchased Entity	2.4(a)(i)
Purchased Entity Shares	2.4(a)(i)
Purchased Venture Interests	2.4(a)(ii)
Purchased Ventures	2.4(a)(ii)
Purchaser	Preamble

Purchaser Covered Person	5.12(b)
Purchaser DC Plans	6.5
Purchaser FSA Plan	6.2(e)
Purchaser Indemnified Parties	10.2(a)
Purchaser Licensed Intellectual Property	5.8(c)
Purchaser-Filed Tax Return	7.2(b)
Qualified Benefit Plan	3.19(b)
R&W Insurance Policy	5.15
Real Property	2.4(c)(ii)
Reimbursable Contribution Events	5.19
Retained Businesses	1.1
Retained Claim Recovery	2.13(a)
Retained Liabilities	2.7
Review Period	2.12(a)
Sale Process NDA	5.3(a)
Sample Closing Statement	2.9(a)
Seller	Preamble
Seller Covered Person	5.12(a)
Seller DC Plans	6.5
Seller Deferred Compensation Plans	Section 6.6
Seller FSA Plan	6.2(e)
Seller Indemnified Parties	10.3
Seller Insurance Policies	5.9
Seller Licensed Intellectual Property	5.8(b)
Seller Parent	Preamble
Seller Parent Conditional Guaranty	5.16
Seller Parent’s Applicable GDB Portion	2.13(a)(i)
Seller Parent’s Applicable Portion	2.13(a)(ii)
Seller Returns	7.2(a)
Shared Contract	2.10(e)
Statement	2.12(a)
Tax Claim	7.4
Third Party Claim	10.4(a)
TINA	3.12(a)(xv)
Transaction	Recitals
Transaction Accounting Principles	2.9(a)
Transfer Taxes	7.8
Transferred FSA Balances	6.2(e)
Transferred Tangible Personal Property	2.4(e)
Transition Services Agreement	2.8(a)(iii)
under common control with	1.1
Unreimbursed Claim Expenses	2.13(f)
Unreimbursed GDB Claim Expenses	2.13(f)
Unreimbursed GGB Claim Expenses	2.13(f)

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall, and shall cause the other Seller Entities to, sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from Seller and the other Seller Entities, all of Seller’s and the other Seller Entities’ right, title and interest as of the Closing in and to the Purchased Assets.

Section 2.2 Purchase Price. In consideration for the Purchased Assets and the other obligations of Seller and Seller Parent pursuant to this Agreement, Purchaser shall (a) pay to Seller the Final Purchase Price, comprised of One Dollar ($1.00) in cash (the “Base Purchase Price”) as adjusted in accordance with Section 2.9 and paid in the manner set forth in Section 2.8 and Section 2.9, (b) pay to Seller the Earn-Out Payment in accordance with Section 2.11, if achieved, and (c) assume the Assumed Liabilities.

Section 2.3 Closing Date. The closing of the Transaction (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz located at 51 West 52nd Street, New York, New York 10019 at 10:00 a.m. New York City time on the third (3rd) Business Day following the date on which the last of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the Party entitled to the benefits thereof) or at such other place, time and date as may be agreed between Seller and Purchaser; provided, however, that, unless otherwise agreed in writing by Purchaser and Seller, the Closing will not occur prior to January 2, 2021 (the “Inside Date”) (and if the Closing would otherwise be required to occur prior to the Inside Date pursuant to this Section 2.3 without giving effect to this proviso, the Closing shall instead occur on the Inside Date, subject to the satisfaction (or, to the extent permitted, waived by the Party entitled to the benefits thereof) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or at such other place, time and date as may be agreed between Seller and Purchaser). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” Unless the Parties agree otherwise, and notwithstanding the actual occurrence of the Closing at any particular time on the Closing Date, the Closing shall be deemed to occur and be effective as of 12:02 a.m. (Pacific Time) on the Closing Date.

Section 2.4 Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date and at the Closing, Seller shall, and Seller Parent shall, as applicable, cause the other Seller Entities to, sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase, acquire and accept from the Seller Entities, all of the Seller Entities’ right, title and interest as of the Closing in the following (the “Purchased Assets”):

(a) (i) One hundred percent (100%) of the equity interests (the “Purchased Entity Shares”) in the entities listed on Section 2.4(a)(i) of the Seller Disclosure Schedules (each, a “Purchased Entity,” and, collectively, the “Purchased Entities”); and

(ii) the issued and outstanding equity interests held by Seller Entities (the “Purchased Venture Interests”) of each of the entities listed on Section 2.4(a)(ii) of the Seller Disclosure Schedules (the “Purchased Ventures”).

(b) (i) Each Contract to which Seller or any Seller Entity or any Subsidiary thereof is a party that is exclusively related to the Business or set forth on Section 2.4(b)(i) of the Seller Disclosure Schedules; and

(ii) subject to Section 2.10, those portions, and only those portions (and preserving the meaning thereof), of any Shared Contract to which Seller or any Seller Entity or Subsidiary thereof is a party to the extent related to the Business;

(c) (i) The real property listed in Section 2.4(c)(i) of the Seller Disclosure Schedules, together with all improvements, fixtures and all appurtenances thereto and rights in respect thereof (the “Owned Real Property”), and

(ii) the leases listed in Section 2.4(c)(ii) of the Seller Disclosure Schedules (the real property governed by such leases, the “Leased Real Property” and together with the Owned Real Property, the “Real Property”);

(d) The Intellectual Property exclusively used, or held exclusively for use, in the operation of the Business (the “Business Intellectual Property”);

(e) Any and all Tangible Personal Property exclusively used, or held exclusively for use, in the operation of the Business (the “Transferred Tangible Personal Property”);

(f) Any and all accounts receivable and other current assets of the Business as of immediately prior to the Closing and in each case included in the calculation of the Closing Working Capital, and all Cash Amounts of the Purchased Companies and their Subsidiaries as of immediately prior to the Closing;

(g) Any and all prepaid expenses and security deposits of the Business as of immediately prior to the Closing;

(h) Any and all raw materials, work-in-process, finished goods, supplies and other inventories exclusively used, or held exclusively for use, by the Business;

(i) Any and all Business Permits held by the Purchased Companies or any of their Subsidiaries;

(j) Any and all goodwill of the Business;

(k) Any and all claims and defenses, in each case, exclusively related to the Business (for the avoidance of doubt, other than any Retained Claim and any claims and defenses in respect of any assets identified as Excluded Assets in Section 2.5);

(l) Copies of any and all documents, instruments, papers, books, records (other than Tax Returns (or any portion of any Tax Return) and other books and records related to Taxes (other than Tax Returns and other books and records exclusively related to Taxes of the Purchased Companies and their respective Subsidiaries)), books of account, files and data (including customer and supplier lists, and repair and performance records), catalogs, brochures, sales literature, promotional materials, certificates and other documents, in each case, exclusively related to the Business and in the possession of the Seller Entities or any of their Subsidiaries, other than (i) any books, records or other materials that the Seller Entities are required by Law to retain (copies of which, to the extent permitted by Law, will be made available to Purchaser upon Purchaser’s reasonable request), (ii) personnel and employment records (A) for employees and former employees of the Seller Entities and their respective Affiliates who are not Continuing Employees and (B) for Continuing Employees to the extent prohibited by Law, and (iii) for the avoidance of doubt any books, records or other materials that may be located in a facility of the Business (including the Owned Real Property and the Leased Real Property) to the extent not exclusively related to the Business; provided that, with respect to any such books, records or other materials that are Purchased Assets pursuant to this clause (l), the Seller Entities shall be permitted to keep (A) copies of such books, records or other materials to the extent required to demonstrate compliance with applicable Law or pursuant to internal compliance procedures, (B) copies of such books, records or other materials to the extent they are relevant to any Excluded Assets and (C) such books, records or other materials in the form of so-called “back-up” electronic tapes in the ordinary course of business consistent with past practice;

(m) The insurance policies and binders and interests in insurance pools and programs and self-insurance arrangements listed in Section 2.4(m) of the Seller Disclosure Schedules (the “Business Insurance Policies”) for all periods before, through and after the Closing, including any and all refunds and credits due or to become due thereunder and any and all claims, rights to make claims and rights to proceeds on any such insurance policies, binders and interests for all periods before, through and after the Closing;

(n) Except as set forth in Article VI, any and all assets of the Purchased Entity Benefit Plans;

(o) The assets set forth on Section 2.4(o) of the Seller Disclosure Schedules; and

(p) Any other assets exclusively used, or held exclusively for use, in the operation of the Business (other than any assets identified as Excluded Assets in Section 2.5).

Any assets of the Purchased Companies and their Subsidiaries that constitute Purchased Assets hereunder shall be deemed Purchased Assets to the extent of the Purchased Entities’ and their Subsidiaries’ right, title and interest therein; provided that the transfer of such assets shall be effected solely by virtue of the transfer of the Seller Entities’ right, title and interest in the Purchased Entity Shares and not through the direct transfer of such assets to Purchaser, and Seller and its Affiliates shall not be required to transfer any such assets of the Purchased Companies and their Subsidiaries other than through the transfer of the Seller Entities’ right, title and interest in the Purchased Entity Shares. For the avoidance of doubt, Seller and its Affiliates shall not be required to transfer any assets of the Purchased Ventures (or their Subsidiaries) other than through the indirect transfer of the Seller Entities’ right, title and interest in the Purchased Venture Interests.

The Parties acknowledge and agree that a single asset may fall within more than one of clauses (a) through (p) in this Section 2.4; such fact does not imply that (i) such asset shall be transferred more than once or (ii) any duplication of such asset is required.

Section 2.5 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, Purchaser expressly understands and agrees that it shall not acquire any interest in any of the assets and properties of the Seller Entities or any of their Affiliates which are not exclusively used, or held exclusively for use, in the operation of the Business (including all assets, business lines, properties, rights, Contracts and claims constituting ownership interests in, or that are used or held for use in or related to, the Retained Businesses), or any assets that are set forth on Section 2.5 of the Seller Disclosure Schedules, in each case wherever located, whether tangible or intangible, real, personal or mixed (the “Excluded Assets”). The Parties acknowledge and agree that neither Purchaser nor any of its Subsidiaries will acquire any direct or indirect right, title and interest in any Excluded Assets. Notwithstanding anything in this Agreement to the contrary, Seller may, upon prior written notice to Purchaser, take (or cause one or more of its Affiliates to take) such action as is necessary, advisable or desirable to transfer any Excluded Assets from the Purchased Companies and their Subsidiaries (and, if needed, from the Seller Entities) to Seller or one or more of its Affiliates for such consideration or for no consideration, as may be determined by Seller in its sole discretion.

Section 2.6 Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall assume and hereby agrees to, and to cause the Purchased Companies and their Subsidiaries to, pay, satisfy, discharge and perform only those Liabilities of the Seller Entities and their Affiliates (x) to the extent related to or arising out of the Purchased Assets, the Business or the Purchased Companies (or their Subsidiaries) or (y) to the extent (i) included in the calculation of the Closing Working Capital, or (ii) reflected or reserved against on the most recent balance sheet included in the Business Financial Information (the “Assumed Liabilities”), in each case whether accruing or arising prior to, on or after Closing.

Section 2.7 Retained Liabilities. The Seller Entities and their Affiliates shall retain, and Purchaser shall not assume, any Liabilities of the Seller Entities and their Affiliates which are not Assumed Liabilities, including the following (the “Retained Liabilities”):

(a) Any Indebtedness of the Seller Entities and their Subsidiaries (other than the Purchased Companies or their Subsidiaries, and without limiting Purchaser’s obligations pursuant to Section 5.7);

(b) Liabilities for which any Seller Entity (other than the Purchased Companies or their Subsidiaries) expressly has responsibility pursuant to this Agreement;

(c) Liabilities arising out of or related to the Excluded Assets (other than any such Liabilities for which Purchaser or any of its Affiliates expressly has responsibility pursuant to the terms of this Agreement or any Transaction Document);

(d) Except as set forth in Article VI, Liabilities relating to or arising out of any Seller Benefit Plan (other than a Purchased Entity Benefit Plan);

(e) Except as set forth in Article VI or with respect to a Purchased Entity Benefit Plan, Liabilities related to the current and former employees of Seller and its Affiliates (other than the Purchased Entities), other than Business Employees and Former Business Employees (for the avoidance of doubt, Liabilities related to any employee or former employee of any Purchased Venture shall not be Retained Liabilities);

(f) Liabilities for Excluded Business Taxes; and

(g) Fees and expenses of brokers, finders, outside counsel, financial advisors, accountants, consultants and other professional advisors incurred by Seller or any of its Affiliates at or prior to the Closing specifically in connection with the negotiation, execution and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

Section 2.8 Closing Deliveries.

(a) At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller (or one or more other Seller Entities designated by Seller) the following:

(i) payment, by wire transfer(s) to one or more bank accounts designated in writing by Seller (such designation to be made by Seller at least two (2) Business Days prior to the Closing Date), an amount in immediately available funds equal to the Closing Purchase Price;

(ii) the certificate to be delivered pursuant to Section 8.3(c);

(iii) a counterpart of the Transition Services Agreement, in substantially the form attached as Exhibit A hereto (the “Transition Services Agreement”), duly executed by Purchaser;

(iv) a counterpart of the Seller Parent Conditional Guaranty, duly executed by Purchaser;

(v) to the extent any Purchased Asset (other than the Purchased Entity Shares) or Assumed Liability is not held by a Purchased Company or Subsidiary thereof, a counterpart of an Assignment and Assumption Agreement and Bill of Sale providing for the transfer of the Seller Entities’ right, title and interest as of the Closing in and to the Purchased Assets (other than the Purchased Entity Shares) and the assumption by Purchaser of the Assumed Liabilities in accordance with and subject to this Agreement, by and between the applicable Seller Entities and Purchaser, in customary form (the “Assignment Agreement and Bill of Sale”), duly executed by Purchaser, to the extent applicable; and

(vi) any other instruments necessary and appropriate to evidence Purchaser’s assumption of the Assumed Liabilities pursuant to and in accordance with this Agreement, in each case duly executed by Purchaser, to the extent applicable.

(b) At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

(i) the certificate to be delivered pursuant to Section 8.2(c);

(ii) a counterpart of the Transition Services Agreement, duly executed by the Seller Entity named as a party thereto;

(iii) a counterpart of the Seller Parent Conditional Guaranty, duly executed by Seller Parent;

(iv) certificates evidencing the Purchased Entity Shares, to the extent that such Purchased Entity Shares are in certificate form, duly endorsed in blank or with stock powers duly executed in proper form for transfer, and, to the extent such Purchased Entity Shares are not in certificated form, other evidence of ownership or assignment;

(v) to the extent any Purchased Asset (other than the Purchased Entity Shares) or Assumed Liability is not held by a Purchased Company or Subsidiary thereof, a counterpart of the Assignment Agreement and Bill of Sale duly executed by each Seller Entity named as a party thereto, to the extent applicable;

(vi) a certificate substantially in the form provided in Treasury Regulations section 1.1445-2(b)(2)(iv)(B), certifying that Seller is not a foreign person within the meaning of Treasury Regulations section 1.1445-2(b)(2); and

(vii) any other instruments of transfer necessary and appropriate to evidence the transfer of the Seller Entities’ right, title and interest in the Purchased Assets pursuant to and in accordance with this Agreement duly executed by each Seller Entity named as a party thereto, to the extent applicable.

Section 2.9 Adjustment to Base Purchase Price.

(a) Section 2.9(a) of the Seller Disclosure Schedules sets forth a calculation of the Working Capital, the Cash Amounts and the Funded Debt of the Business, in each case, as of September 30, 2020 (the “Sample Closing Statement”), including the asset and liability line items included in the calculation of Working Capital, prepared in accordance with GAAP, applied on a basis consistent with the accounting principles, practices, procedures, methodologies and policies that were employed in preparing the Business Financial Information (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies), as modified by the accounting principles set forth on Section 2.9(a) of the Seller Disclosure Schedules (collectively, the “Transaction Accounting Principles”).

(b) At least two (2) Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Purchaser a closing statement (the “Closing Statement”) setting forth Seller’s good-faith estimate of (i) the Adjustment Amount (such estimate, the “Estimated Adjustment Amount”), (ii) the Closing Cash Amounts (such estimate, the “Estimated Closing Cash Amounts”) and (iii) the Closing Funded Debt (such estimate, the “Estimated Closing Funded Debt”). The Closing Statement shall set forth the calculations of such amounts in a manner consistent with the Sample Closing Statement and be prepared in accordance with the Transaction Accounting Principles, including the use of the same line items and line item entries set forth on and used in the preparation of the Sample Closing Statement. The Estimated Adjustment Amount and the Estimated Closing Funded Debt shall be used to calculate the Closing Purchase Price to be paid by Purchaser to Seller at the Closing. Purchaser agrees that, following the Closing through the date that the Post-Closing Statement becomes final and binding in accordance with this Section 2.9, it will not take any actions with respect to any accounting books, records, policies or procedures on which the Sample Closing Statement or the Closing Statement is based, or on which the Post-Closing Statement is to be based, that are inconsistent with the ordinary course past practice of the Business (or of Seller or any of its Affiliates with respect to the Business) prior to the Closing or that would impede or delay the final determination of the Post-Closing Statement. Without limiting the generality of the foregoing, no changes shall be made (including any changes reflected in the Post-Closing Statement) in any reserve or other account existing as of the date of the most recent balance sheet included in the Business Financial Information or other amount reflected in such balance sheet, except as a result of events occurring after such date and prior to the Closing and, in such event, only in a manner consistent with the Transaction Accounting Principles.

(c) As promptly as reasonably possible and in any event within sixty (60) days after the Closing Date, Purchaser shall prepare or cause to be prepared, and will provide to Seller, a written statement (the “Post-Closing Statement”), setting forth a good-faith calculation of the Adjustment Amount, the Closing Cash Amounts and the Closing Funded Debt. The Post-Closing Statement shall set forth in reasonable detail Purchaser’s calculations of such amounts in a manner consistent with the Sample Closing Statement and shall be prepared in accordance with the Transaction Accounting Principles, including the use of the same line items and line item entries set forth on and used in the preparation of the Sample Closing Statement.

(d) Within forty-five (45) days following receipt by Seller of the Post-Closing Statement, Seller shall deliver written notice to Purchaser of any dispute Seller has with respect to the calculation, preparation or content of the Post-Closing Statement (the “Dispute Notice”); provided, however, that if Seller does not deliver any Dispute Notice to Purchaser within such forty-five (45)-day period, the Post-Closing Statement will be final, conclusive and binding on the Parties. The Dispute Notice shall set forth in reasonable detail (i) any item on the Post-Closing Statement that Seller disputes, together with reasonable detail of the basis for such dispute and (ii) Seller’s calculation of the amount of such item. Upon receipt by Purchaser of a Dispute Notice, Purchaser and Seller shall negotiate in good faith to resolve any dispute set forth therein. If Purchaser and Seller fail to resolve any such dispute within thirty (30) days after delivery of the Dispute Notice (the “Dispute Resolution Period”), then Purchaser and Seller jointly shall engage, within ten (10) Business Days following the expiration of the Dispute Resolution Period, a nationally recognized independent accounting firm selected jointly by Seller and Purchaser (the “Independent Accounting Firm”) to resolve any such dispute; provided that, if Seller and Purchaser are unable to agree on the Independent Accounting Firm, then each of Seller and Purchaser shall select a nationally recognized independent accounting firm, and the two (2) firms will mutually select a third (3rd) nationally recognized independent accounting firm to serve as the Independent Accounting Firm. As promptly as practicable, and in any event not more than fifteen (15) days following the engagement of the Independent Accounting Firm, Purchaser and Seller shall each prepare and submit a presentation detailing such Party’s complete statement of proposed resolution of each issue still in dispute to the Independent Accounting Firm (and such presentation, and all other communications with the Independent Accounting Firm, will be simultaneously made or delivered to the other Party). Purchaser and Seller shall instruct the Independent Accounting Firm to, as soon as practicable after the submission of the presentations described in the immediately preceding sentence and in any event not more than twenty (20) days following such presentations, make a final determination of the appropriate amount of each of the line items that remain in dispute as indicated in the Dispute Notice (and that have not been thereafter resolved by written agreement of the Parties). With respect to each disputed line item, such determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller or Purchaser, as applicable, in the Dispute Notice and the Post-Closing Statement, respectively. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to those line items that remain in dispute as indicated in the Dispute Notice (and that have not been thereafter resolved by written agreement of the Parties) and whether any disputed determinations of the Adjustment Amount, the Closing Cash Amounts and the Closing Funded Debt were properly calculated in accordance with the Transaction Accounting Principles and the provisions of this Agreement. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be allocated between Seller and Purchaser in the same proportion that the aggregate dollar amount of line items unsuccessfully disputed or defended, as the case may be, by each such Party (as finally determined by the Independent Accounting Firm) bears to the total dollar amount of disputed line items presented by both Parties. All determinations made by the Independent Accounting Firm, and the Post-Closing Statement, as modified by the Independent Accounting Firm and to reflect any items resolved by written agreement of the Parties, will be final, conclusive and binding on the Parties absent manifest error.

(e) For purposes of complying with the terms set forth in this Section 2.9, each of Seller and Purchaser shall reasonably cooperate with and make available to each other, the Independent Accounting Firm and each of their respective Representatives all information, records, data and working papers, in each case to the extent related to the Purchased Assets, Assumed Liabilities, Business, or Purchased Companies (and Subsidiaries thereof), and shall permit access to its and their facilities and personnel, as may be reasonably required in connection with the preparation, analysis and review of the Post-Closing Statement and the resolution of any disputes thereunder.

(f) The “Final Purchase Price” means the Base Purchase Price, plus (i) the Closing Cash Amounts, plus (ii) the Adjustment Amount (which may be a positive or negative number), minus (iii) the Closing Funded Debt, in the case of each of clauses (i), (ii) and (iii), as finally determined pursuant to Section 2.9(d).

(g) If the Closing Purchase Price shall exceed the Final Purchase Price, then Seller shall pay or cause to be paid an amount in cash equal to such excess to Purchaser by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser to Seller; or if the Final Purchase Price shall exceed the Closing Purchase Price, then Purchaser shall pay or cause to be paid an amount in cash equal to such excess to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Purchaser. Any such payment is to be made within five (5) Business Days of the date on which the Adjustment Amount, the Closing Cash Amounts and the Closing Funded Debt are finally determined pursuant to this Section 2.9.

(h) The process set forth in this Section 2.9 shall be the sole and exclusive remedy of any of the Parties and their respective Affiliates for any disputes related to the Closing Working Capital, the Adjustment Amount, the Closing Cash Amounts, the Closing Funded Debt, the Closing Purchase Price, the Final Purchase Price and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith.

Section 2.10 Non-Assignment; Consents.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer or convey any Purchased Asset (other than any Purchased Entity Shares) if an attempted sale, assignment, transfer or conveyance thereof in connection with the Transaction or the other transactions contemplated by this Agreement would be prohibited by Law or would, without the approval, authorization or consent of, Filing with, or granting or issuance of any license, order, waiver or permit by, any third party or Governmental Entity (collectively, “Approvals”), (i) constitute a breach or other contravention in respect thereof, (ii) be ineffective, void or voidable, or (iii) adversely affect the rights thereunder of the Seller Entities, Purchaser, or any of their respective officers, directors, agents or Affiliates, unless and until such Approval is obtained.

(b) Seller and Purchaser shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to obtain, or cause to be obtained, at no cost to Seller or any of its Affiliates, any Approval (other than Regulatory Approvals, which shall be governed by Section 5.1) required to sell, assign or transfer any Purchased Asset (other than any Purchased Entity Shares) and to obtain the unconditional release of Seller and its Affiliates so that Purchaser and its Affiliates shall be solely responsible for the Assumed Liabilities. If any such Approval is not obtained prior to Closing, the Closing shall nonetheless take place subject only to the satisfaction or waiver of the conditions set forth in Article VIII, and until the earlier of (1) such time as such Approval or Approvals are obtained and (2) the later of (A) five (5) years following the Closing and (B) to the extent any such Approval is in respect of a Purchased Asset (other than any Purchased Entity Shares) that is or arises out of a Contract, the expiration of such Contract in accordance with its terms, the Parties will cooperate and use commercially reasonable efforts to implement any arrangement reasonably acceptable to the Parties intended to both (x) provide Purchaser, to the fullest extent practicable, the claims, rights and benefits of any such Purchased Assets and (y) cause Purchaser to bear all costs and Liabilities thereunder from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). In furtherance of the foregoing, from and after the Closing, Purchaser will promptly pay, satisfy, perform and discharge when due any Liability (including any liability for Taxes) arising thereunder.

(c) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require Seller or any of its Affiliates to sell, assign, transfer or convey any Excluded Asset from the Purchased Companies or their Subsidiaries (or from the Seller Entities) to Seller or one or more of its Affiliates if an attempted sale, assignment, transfer or conveyance thereof in connection with the Transaction or the other transactions contemplated by this Agreement would be prohibited by Law or would, without an Approval (i) constitute a breach or other contravention in respect thereof, (ii) be ineffective, void or voidable, or (iii) adversely affect the rights thereunder of the Seller Entities, or any of their respective officers, directors, agents or Affiliates, unless and until such Approval is obtained.

(d) If any such Approval referred to in Section 2.10(c) is not obtained prior to Closing, Seller will notify Purchaser of such fact and the Closing shall nonetheless take place subject only to the satisfaction or waiver of the conditions set forth in Article VIII, and until the earlier of (1) such time as such Approvals are obtained and (2) the later of (A) five (5) years following the Closing Date and (B) to the extent any such Approval is in respect of an Excluded Asset that is or arises out of a Contract, the expiration of such Contract in accordance with its terms, the Parties will cooperate and use commercially reasonable efforts to implement any arrangement reasonably acceptable to Purchaser and Seller intended to both (x) provide Seller and its Affiliates, to the fullest extent practicable, the claims, rights and benefits of any such Excluded Asset and (y) cause Seller to bear all costs and Liabilities thereunder from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). In furtherance of the foregoing, from and after the Closing, Seller will promptly pay, satisfy, perform and discharge when due any Liability (including any liability for Taxes) arising thereunder.

(e) Any Contract entered into prior to the Closing with a third party to which Seller or any of its Affiliates is a party that does not exclusively relate to the Business (and is not otherwise set forth on Section 2.4(b)(i) of the Seller Disclosure Schedules) but inures to the benefit or burden of both the Business and the Retained Businesses, other than any enterprise-wide Contracts, Contracts with respect to off-the-shelf software and Contracts with any Taxing Authority (each, a “Shared Contract”) shall constitute a Purchased Asset and be assigned, transferred and conveyed subject to the terms and conditions of this Agreement (including the other provisions of this Section 2.10) only with respect to (and preserving the meaning of) those parts that relate to the Business, to either a Purchased Entity (or Subsidiary thereof) or Purchaser, if so assignable, transferrable or conveyable, or appropriately amended prior to, on or after the Closing, so that Purchaser shall be entitled to the rights and benefits of those parts of the Shared Contract that relate to the Business and shall assume the related portion of any Liabilities contemplated by this Agreement; provided, however, that (i) in no event shall any Person be required to assign (or amend), either in its entirety or in part, any Shared Contract that is not assignable (or cannot be amended) by its terms without obtaining one or more Approvals and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended, without such Approval or Approvals, until the earlier of such time as such Approval or Approvals are obtained or two (2) years following the Closing, the Parties will cooperate and use commercially reasonable efforts to establish an agency type or other similar arrangement reasonably satisfactory to Seller and Purchaser intended to both (x) provide Purchaser, to the fullest extent practicable under such Shared Contract, the claims, rights and benefits of those parts that relate to the Business and (y) cause Purchaser to bear all costs and Liabilities of those parts that relate to the Business from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). In furtherance of the foregoing, from and after the Closing, Purchaser will promptly pay, satisfy, perform and discharge when due any Liability (including any liability for Taxes) arising under the parts of any such Shared Contract to the extent related to the Business.

(f) Purchaser shall indemnify and hold Seller, the Seller Entities and their respective Affiliates harmless from and against all Liabilities relating to or arising out of the portions of any Shared Contracts that relate to the Business, and Seller Parent shall indemnify and hold Purchaser and its Affiliates (which for avoidance of doubt shall include the Purchased Companies and their Subsidiaries) harmless from and against all Liabilities relating to or arising out of the portions of any Shared Contracts that do not relate to the Business. Notwithstanding anything in this Agreement to the contrary, any transfer or assignment to Purchaser of any Purchased Asset or any part of a Shared Contract that shall require an Approval as described above in this Section 2.10 shall be made subject to such Approval being obtained, and neither Seller nor any of its Affiliates shall be required to agree to any arrangement or take any action in connection with the matters contemplated by this Section 2.10 that would, in Seller’s good-faith judgment, (i) constitute a breach or other contravention in respect of any Purchased Assets or Shared Contract, (ii) be ineffective, void or voidable, (iii) adversely affect the rights thereunder of the Seller Entities or any of their respective officers, directors, agents or Affiliates, or (iv) require Seller or any of its Affiliates to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person. Without limiting Section 2.10(b), notwithstanding the fact that any applicable Approval is not obtained prior to the Closing, each of the assets described in Section 2.4 shall be deemed to be Purchased Assets under this Agreement and each of the Liabilities described in Section 2.6 shall be deemed to be Assumed Liabilities under this Agreement, including in each case for purposes of the calculation of Working Capital.

Section 2.11 Earn-Out Payment.

(a) Following the Closing, Seller shall be entitled to receive an additional cash payment (the “Earn-Out Payment”) of (i) if the aggregate Adjusted EBITDA of the Business for the Reference Period is greater than or equal to One Hundred Twenty Seven Million Five Hundred Thousand Dollars ($127,500,000) but less than One Hundred Seventy Two Million Dollars ($172,000,000), then Forty-Five Million Dollars ($45,000,000) and (ii) if the aggregate Adjusted EBITDA of the Business for the Reference Period is greater than or equal to One Hundred Seventy Two Million Dollars ($172,000,000) (the “EBITDA Target”), then Seventy Million Dollars ($70,000,000). Purchaser shall deliver to Seller (or to any Affiliate of Seller designated by Seller) by wire transfer, to an account or accounts designated by Seller (or by such Affiliate), immediately available funds in an amount equal to the Earn-Out Payment within three (3) Business Days of the final determination of the Adjusted EBITDA of the Business for the Reference Period and the Earn-Out Payment pursuant to Section 2.12.

(b) From and after the Closing and until the completion of the Reference Period, Purchaser covenants and agrees that Purchaser shall, and shall cause its Affiliates (including the Purchased Companies and their Subsidiaries) to (i) operate the Business and the Purchased Companies and their Subsidiaries in good faith and not take any action or fail to take any action with the purpose of avoiding or reducing the Earn-Out Payment payable to Seller hereunder; (ii) operate the Business and the Purchased Companies and their Subsidiaries in substantially the same manner as Purchaser and its Affiliates would if all of the benefits and costs related to such operation (including the Earn-Out Payment) were for the sole benefit and account of Purchaser; and (iii) maintain separate records for the Business so as to enable Purchaser to prepare the Earn-Out Payment Statement and calculate the Earn-Out Payment accurately and correctly (and for Seller to review the same) and in accordance with Section 2.11 and this Section 2.12. The right of Seller to receive any Earn-Out Payment Amount is solely a contractual right (and not a fiduciary relationship) between Purchaser and Seller. For the avoidance of doubt, the Earn-Out Payment shall be considered a component of purchase price, including for tax and accounting purposes.

Section 2.12 Payment Procedures.

(a) Promptly following completion of the annual financial statements of the Business for the fiscal year ending September 30, 2023 and in no event later than January 31, 2024, Purchaser shall prepare in good faith and deliver to Seller a true and correct statement of the Adjusted EBITDA of the Business for the Reference Period, which shall be derived from the audited financial statements of the Business for the Reference Period and calculated in a manner consistent with the illustrative calculation and principles set forth on Section 1.1(a) of the Seller Disclosure Schedules, and the resulting Earn-Out Payment (the “Earn-Out Statement”). Promptly following completion of (i) the GGB Project and the final resolution of all GGB Claims and (ii) the receipt of any GGB Claim Recoveries (and in no event later than sixty (60) days following any such event), Purchaser shall prepare in good faith and deliver to Seller a true and correct statement of the aggregate GGB Losses as of such date, which shall be calculated in a manner consistent with the illustrative calculation and principles set forth on Section 1.1(d) of the Seller Disclosure Schedules, and the resulting amount of any Retained Claim Recovery payable to Seller Parent in respect of GGB Claim Recoveries in accordance with this Section 2.12 and Section 2.13 (the “GGB Loss Statement” and each such GGB Loss Statement or the Earn-Out Statement, a “Statement”). After receipt of a Statement, Seller shall have forty-five (45) days (in respect of each Statement, a “Review Period”) to review such Statement. Each Statement shall set forth in reasonable detail Purchaser’s calculations of the applicable amounts. Until the final determination of the Earn-Out Payment, the aggregate GGB Losses and the aggregate Retained Claim Recovery payable to Seller Parent (or its designated Subsidiaries) hereunder in respect of GGB Claim Recoveries, Seller and its Representatives shall be permitted to access and review the books, records and work papers of Purchaser and its Affiliates (including the Purchased Companies and their Subsidiaries) for the purpose of enabling Seller and its Representatives to review any Statement (and to prepare any objections to such Statement) and Purchaser’s compliance with its applicable obligations under Section 2.11, this Section 2.12 and Section 2.13, or otherwise in connection with the Earn-Out Payment, the GGB Claims, the GGB Claim Recoveries, Seller Parent’s Applicable GGB Portion or the GGB Losses, and Purchaser shall, and shall cause its Affiliates and its and their respective employees, accountants and other Representatives to, reasonably cooperate with and assist Seller and its Representatives in connection with such review, including by providing access to such books, records and work papers and making available personnel to the extent requested, in each case, upon reasonable notice and during normal business hours. In addition, promptly following the reasonable request of Seller Parent (and in no event later than thirty (30) days following any such reasonable request), Purchaser shall prepare and deliver to Seller Parent such information as Seller Parent reasonably requests, including a calculation of Adjusted EBITDA, GGB Losses, Seller Parent’s Applicable Portion of GGB Claim Recoveries, expected GGB Claim Recoveries or any component of the foregoing, in each case as of a date no more than sixty (60) and no later than thirty (30) days prior to such request.

(b) In the event that Seller disputes the manner in which the Earn-Out Statement or a GGB Loss Statement has been prepared or the calculation of the Adjusted EBITDA of the Business for the Reference Period, the Earn-Out Payment, the GGB Losses, Seller Parent’s Applicable GGB Portion or any Retained Claim Recovery in respect of GGB Claim Recoveries, Seller shall give written notice thereof to Purchaser within the Review Period (the “Deferred Payment Dispute Notice”). During the fifteen (15)-day period following Purchaser’s receipt of the Deferred Payment Dispute Notice, Purchaser and Seller shall negotiate in good faith to resolve any differences that they may have with respect to the matters identified in the Deferred Payment Dispute Notice. If at the end of such fifteen (15)-day period Seller and Purchaser have been unable to resolve any such differences, Seller and Purchaser shall submit all matters that remain in dispute to the Independent Accounting Firm for resolution as though it were a dispute pursuant to Section 2.9, and the dispute resolution provisions of Section 2.9(d) and Section 2.9(e) shall apply mutatis mutandis to such dispute. The Adjusted EBITDA of the Business and resulting Earn-Out Payment or the GGB Losses and the resulting Retained Claim Recovery (i) as set forth in the applicable Statement, if Seller does not deliver to Purchaser a Deferred Payment Dispute Notice with respect thereto during the Review Period, (ii) as determined by the Independent Accounting Firm pursuant to this Section 2.12(b) (absent manifest error) or (iii) as agreed in writing between Seller and Purchaser, as the case may be, shall constitute the final determination of the Adjusted EBITDA of the Business, the Earn-Out Payment, GGB Losses (as of the date of determination), or any Retained Claim Recovery in respect of a GGB Claim Recovery (as of the date of determination) as applicable, and shall be final and binding upon the Parties, and the Earn-Out Payment or such Retained Claim Recovery, if any, as so determined shall be paid to Seller in accordance with Section 2.11 or Section 2.13, as applicable.

Section 2.13 Retained Claim Reimbursement.

(a) Subject to the other terms and conditions of this Agreement, Purchaser shall from time to time deliver to Seller Parent or its designated Subsidiaries in cash an aggregate amount (each such payment, a “Retained Claim Recovery”) equal to:

(i) With respect to the GDB Project: (A) the Seller Parent’s Applicable GDB Portion multiplied by (B) the amount of any cash, cash equivalents or other assets paid to, received by or otherwise recovered (including, for the avoidance of doubt, from clients, subcontractors, joint venture partners or insurers) by Purchaser or any of its Affiliates or any of its or their successors or assigns, in each case to the extent arising out of, relating to or resulting from, any GDB Claims (“GDB Claim Recoveries”) as and when any such GDB Claim Recoveries are received or recovered at the time set forth in Section 2.13(b) below; provided that, for the purpose of determining any Retained Claim Recovery, the amount of any GDB Claim Recovery shall, without duplication, be reduced (but not below Zero Dollars ($0)) by any Unreimbursed GDB Claim Expenses, in each case that have been incurred by Purchaser or its Affiliates but not reimbursed in accordance with Section 2.13(e) as of immediately prior to Purchaser’s or its Affiliates’ or any of its or their applicable successor’s or assign’s receipt of such GDB Claim Recovery (it being understood and agreed that any such Unreimbursed GDB Claim Expenses that reduce any payment of Retained Claim Recovery shall not be subsequently applied to reduce any future payment of Retained Claim Recovery). “Seller Parent’s Applicable GDB Portion” means, with respect to any GDB Claim Recovery, eighty percent (80%) until Seller Parent has received Sixty Four Million Dollars ($64,000,000) solely in respect of GDB Claim Recoveries and thereafter fifty percent (50%).

(ii) With respect to the GGB Project: (A) the Seller Parent’s Applicable GGB Portion multiplied by (B) the amount of any cash, cash equivalents or other assets paid to, received by or otherwise recovered (including, for the avoidance of doubt, from clients, subcontractors, joint venture partners or insurers) by Purchaser or any of its Affiliates or any of its or their successors or assigns, in each case to the extent arising out of, relating to or resulting from, any GGB Claims (“GGB Claim Recoveries” and any GDB Claim Recovery or GGB Claim Recovery, a “Claim Recovery”) as and when any such GGB Claim Recoveries are received or recovered at the time set forth in Section 2.13(b) below; provided that, except as set forth below, for the purpose of determining any Retained Claim Recovery, the amount of any GGB Claim Recovery shall, without duplication be reduced (but not below Zero Dollars ($0)) by any Unreimbursed GGB Claim Expenses, in each case that have been incurred by Purchaser or its Affiliates but not reimbursed in accordance with Section 2.13(e) as of immediately prior to Purchaser’s or its Affiliates’ or any of its or their applicable successor’s or assign’s receipt of such Claim Recovery (it being understood and agreed that any such Unreimbursed Claim Expenses that reduce any payment of Retained Claim Recovery shall not be subsequently applied to reduce any future payment of Retained Claim Recovery). “Seller Parent’s Applicable GGB Portion” means with respect to any GGB Claim Recovery, Seventy Five Percent (75%) until Seller Parent has received Seventy Million Dollars ($70,000,000) solely in respect of GGB Claim Recoveries; provided that if the amount (which, for the avoidance of doubt, shall not be a negative number) by which GGB Losses exceed Fifty Million Dollars ($50,000,000) is greater than Eighty Percent (80%) of the aggregate GGB Claim Recoveries (gross of GGB Claim Expenses), then to the extent that the payment of all or a portion of Retained Claim Recovery with respect to any such GGB Claim Recovery would cause the aggregate Retained Claim Recovery received by Seller Parent (or its designated Subsidiaries) hereunder solely in respect of GGB Claim Recoveries to exceed Twenty Percent (20%) of the aggregate GGB Claim Recoveries (net of Unreimbursed GGB Claim Expenses) (an “Excess Allotment”), then Purchaser may withhold such portion and only such portion that would cause such Excess Allotment from the payment of Retained Claim Recovery with respect to such GGB Claim Recovery until such time as the payment thereof would not cause an Excess Allotment based on all GGB Claim Recoveries and payments of Retained Claim Recovery in respect of GGB Claim Recoveries as of such time. To the extent that, following the payment of any Retained Claim Recovery in respect of GGB Claim Recoveries, subsequent events would (i) result in a different Seller Parent’s Applicable GGB Portion with respect to GGB Claim Recoveries than that used to calculate such payment of Retained Claim Recovery because of a change in GGB Losses or (ii) make the proviso of the immediately preceding sentence inapplicable to any payment of Retained Claim Recovery (or reduce its impact thereon) if such payment were re-determined as of a subsequent date, the Parties agree that, upon completion of the GGB Project and the final resolution of all GGB Claims, the previous payments of Retained Claim Recovery solely in respect of GGB Claim Recoveries shall be re-determined at such time and the Parties shall make such payments to one another as are necessary to give effect to such re-determination.

(b) If any Claim Recovery is in the form of cash or cash equivalents, Purchaser shall deliver to Seller Parent or its designated Subsidiaries, by wire transfer in immediately available funds, an amount equal to the Retained Claim Recovery in respect of such Claim Recovery within three (3) Business Days of Purchaser’s or its Affiliates’ or any of its or their applicable successor’s or assign’s receipt of such Claim Recovery. If any Claim Recovery is in a form other than cash or cash equivalents, the Retained Claim Recovery in respect of such Claim Recovery shall be determined based on the fair market value of such Claim Recovery (determined by a mutually agreed independent expert if the Parties cannot otherwise agree on such value) as of the date of Purchaser’s or its Affiliates’ or their applicable successor’s or assign’s receipt of such Claim Recovery and be paid as promptly as practicable and in no event more than thirty (30) days following the date on which it would have been paid pursuant the preceding sentence if in the form of cash or cash equivalents.

(c) From and after the Closing and until the final resolution of all GDB Claims and GGB Claims (as applicable), Purchaser shall, and shall cause its Affiliates to, (i) not knowingly take any action or fail to take any action with the purpose of avoiding or reducing any Retained Claim Recovery payable to Seller Parent or its designated Subsidiaries hereunder and (ii) continue to pursue all GDB Claims and GGB Claims in substantially the same manner as Purchaser and its Affiliates would if all of the benefits related to the GDB Claims and GGB Claims (including the full value of any Claim Recoveries) were for the sole benefit of Purchaser and its Affiliates.

(d) Notwithstanding anything to the contrary in this Agreement, Purchaser shall use reasonable efforts to keep Seller Parent informed of developments with respect to Purchaser’s pursuit, prosecution or settlement of, any GDB Claim or GGB Claim; provided, that all decisions which in any way relate to the pursuit or prosecution of any GDB Claim or GGB Claim shall be made by Purchaser; provided that Purchaser shall keep Seller Parent reasonably informed of, and shall provide Seller Parent and its Representatives with reasonable advance notice and opportunity to comment on (and shall consider in good faith any such comments), any of the following items in connection with any GDB Claim or GGB Claim: (i) the engagement or modification or termination of the engagement of, outside counsel or any other third-party advisor; (ii) the making of any filing with or other submission to any Governmental Entity, including in any Proceeding, or the provision of any substantive written correspondence to or engage in any substantive communications with any counterparty to any GDB Claim or GGB Claim (or any Representative of any such counterparty); or (iii) any settlement, resolution, compromise or consent to the entry of any Judgment. In addition, Purchaser shall provide Seller Parent with reasonable advance notice and the opportunity for Seller Parent or its Representatives to attend or participate in any settlement discussions with any Governmental Entity or counterparty to any GDB Claim or GGB Claim (or any Representative of the foregoing), in each case with respect to any GDB Claim or GGB Claim.

(e) From and after the Closing and until the final resolution of all GDB Claims and GGB Claims, the Parties shall, and shall cause their respective Affiliates and Representatives to, reasonably cooperate with one another and their Affiliates (including the Purchased Companies) and Representatives in connection with the pursuit, prosecution or settlement of any GDB Claim or GGB Claim. If reasonably requested by either Party, Seller Parent and Purchaser and/or their respective Affiliates shall enter into one or more customary common interest agreements to facilitate the sharing of any information provided pursuant to this Section 2.13(e).

(f) For the avoidance of doubt, Purchaser’s reasonable and documented out-of-pocket third party costs and expenses (including fees of outside counsel) incurred following the Closing in connection with the pursuit, prosecution or settlement of any GDB Claims (“GDB Claim Expenses”) and GGB Claims (“GGB Claim Expenses,” and collectively with GDB Claim Expenses, “Claim Expenses”) shall be borne by Purchaser; provided, that, upon Purchaser’s or its Affiliates’ or any of its or their applicable successor’s or assign’s receipt of a (x) GDB Claim Recovery, Purchaser shall be entitled to retain from such GDB Claim Recovery, as reimbursement for Purchaser’s or its Affiliates’ GDB Claim Expenses, or (y) GGB Claim Recovery, Purchaser shall be entitled to retain from such GGB Claim Recovery, as reimbursement for Purchaser’s or its Affiliates’ GGB Claim Expenses, in each case that have been (i) incurred and paid but not reimbursed or (ii) incurred and are due and owing but have not yet been paid, in each case as of immediately prior to such receipt, an amount equal to the lesser of (A) the amount of such Claim Recovery and (B) the amount of such incurred but unreimbursed reasonable and documented out-of-pocket Claim Expenses in respect of, as applicable, the applicable GDB Claim (such amount, the “Unreimbursed GDB Claim Expenses”) or the applicable GGB Claim (such amount, the “Unreimbursed GGB Claim Expenses” and collectively with Unreimbursed GDB Claim Expenses, “Unreimbursed Claim Expenses”). For the avoidance of doubt, in no event shall Purchaser or its Affiliates be entitled to retain from any GDB Claim Recoveries any amounts as reimbursement for any GGB Claim Expenses or from any GGB Claim Recoveries any amounts as reimbursement for any GDB Claim Expenses.

(g) For the avoidance of doubt, the Retained Claim Recovery, Seller Parent’s Applicable GDB Portion of any GDB Claim Recoveries, Seller Parent’s Applicable GGB Portion of any GGB Claim Recoveries, and the rights to collect such amounts pursuant to underlying contracts, are Excluded Assets. Purchaser and Seller Parent acknowledge and agree that Purchaser will act as agent of Seller Parent or its relevant Subsidiaries for the collection of such amounts and that Purchaser shall not acquire any interest in the Retained Claim Recovery, except to the extent of its Unreimbursed Claim Expenses. To the extent permitted by applicable Law, the Parties shall, and shall cause their respective Affiliates to, treat Seller Parent or its relevant Subsidiaries as the owner of the Retained Claim Recovery, Seller Parent’s Applicable GDB Portion of any GDB Claim Recoveries and Seller Parent’s Applicable GGB Portion of any GGB Claim Recoveries as of the Closing Date for Tax purposes, and none of Seller Parent, Purchaser or any of their respective Affiliates shall take any position inconsistent with such treatment on any Tax Return or in any Tax Proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign Law).

Section 2.14 Withholding. Notwithstanding anything in this Agreement to the contrary, each of Purchaser, Seller and their respective Affiliates shall be entitled to withhold and deduct from any amounts otherwise payable pursuant to this Agreement only such amounts as Purchaser, Seller or such Affiliate is required to withhold and deduct with respect to the making of such payment under applicable Tax Laws. Purchaser, Seller or their respective Affiliates, as applicable, shall pay any such withheld or deducted amounts to the appropriate Taxing Authority within the time periods required under applicable Tax Laws. To the extent that amounts are so withheld or deducted and timely paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, (a) at least ten (10) days prior to making any payment pursuant to this Article II, Purchaser shall provide Seller with (x) written notice of any proposed deduction or withholding (which notice shall include a statement of the amounts Purchaser or its Affiliates intend to deduct or withhold in respect of making such payment and the applicable provision of Law requiring such deduction or withholding) and (y) a reasonable opportunity for Seller to provide such forms or other evidence that would eliminate or reduce any such deduction and withholding and (b) Purchaser and Seller (and their respective Affiliates) shall cooperate and consult in good faith to reduce or eliminate the amount of any such deduction and withholding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedules, Seller hereby represents and warrants to Purchaser as follows:

Section 3.1 Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each other Seller Entity is, or will be as of the Closing, a corporation, partnership or other legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization.

Section 3.2 Purchased Companies; Capital Structure.

(a) Each of the Purchased Entities is, or will be as of the Closing, a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, with corporate or other similar applicable power and authority to own, lease and operate its properties and assets related to the Business and to carry on its respective business as it pertains to the Business, as currently conducted. Each of the Purchased Entities is, or will be as of the Closing, duly qualified to do business and, where applicable, in good standing in each jurisdiction where the nature of its business or properties makes such qualification necessary, except where the failure to be so qualified or in good standing would not be, individually or in the aggregate, material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole.

(b) All of the outstanding equity interests of each of the Purchased Entities are, or will be as of the Closing, validly issued, fully paid and, in the case of any Purchased Entity which is a corporation, non-assessable and, in each case, have not been issued in violation of any preemptive or similar rights. As of the Closing, there will be no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which any of the Purchased Entities is or may become obligated to issue, sell, purchase, return, redeem or otherwise acquire any equity interests of the Purchased Entities. As of the Closing, there will be no rights of first refusal, rights of first offer, voting trust, stockholder agreements or proxies, to which any Seller Entity is a party with respect to the sale or voting of the equity interests of the Purchased Entities. The Seller Entities own of record and beneficially as of the date of this Agreement, or will own of record and beneficially as of immediately prior to the Closing, the Purchased Entity Shares free and clear of all Liens except for Permitted Liens. Assuming Purchaser has the requisite power and authority to be the lawful owner of the Purchased Entity Shares, at the Closing, good and valid title to the Purchased Entity Shares shall pass to Purchaser, free and clear of any Liens other than those arising under the Securities Act or any applicable state securities Laws.

(c) (i) Section 3.2(c)(i) of the Seller Disclosure Schedules sets forth, as of the date hereof, (A) the name and the jurisdiction of organization of each of the Purchased Entities, (B) the authorized and outstanding equity interests of each of the Purchased Entities and (C) the record owners of such outstanding equity interests and (ii) Section 3.2(c)(ii) of the Seller Disclosure Schedules sets forth, as of the date hereof, the name and the jurisdiction of organization of each Subsidiary of the Purchased Entities. Each such Subsidiary is, or will be as of the Closing, a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective organization, with corporate or other similar applicable power and authority to own, lease and operate its properties and assets related to the Business and to carry on its respective business as it pertains to the Business, as currently conducted. Except as set forth in Section 3.2(c)(ii) of the Seller Disclosure Schedules, all of the outstanding equity interests of each Subsidiary of a Purchased Entity are owned of record and beneficially by such Purchased Entity (or a Subsidiary thereof) as of the date of this Agreement, or will be owned of record and beneficially by such Purchased Entity (or a Subsidiary thereof) as of immediately prior to the Closing. All of the outstanding equity interests of each Subsidiary of a Purchased Entity are, or will be as of the Closing, validly issued, fully paid and, in the case of any such Subsidiary which is a corporation, non-assessable and, in each case, have not been issued in violation of any preemptive or similar rights. As of the Closing, there will be no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which any Subsidiary of a Purchased Entity is or may become obligated to issue, sell, purchase, return, redeem or otherwise acquire any equity interests of such Subsidiary. As of the Closing, there will be no rights of first refusal, rights of first offer, voting trust, stockholder agreements or proxies (other than pursuant to joint venture agreements set forth in Section 3.2(c)(iii) of the Seller Disclosure Schedules), to which any Seller Entity or Purchased Company (or Subsidiary thereof) is a party with respect to the sale or voting of the equity interests of any Subsidiary of a Purchased Entity.

(d) Section 3.2(d) of the Seller Disclosure Schedules sets forth, as of the date hereof, (i) the name and the jurisdiction of organization of each of the Purchased Ventures, (ii) the authorized and outstanding equity interests of each of the Purchased Ventures and (iii) the record owners of such outstanding equity interests. All of the outstanding Purchased Venture Interests are, or will be as of the Closing, validly issued, fully paid and, in the case of any Purchased Venture Interests with respect to any Purchased Venture which is a corporation, non-assessable. The Seller Entities or a Purchased Entity or Subsidiary thereof own of record and beneficially as of the date of this Agreement, or will own of record and beneficially as of immediately prior to the Closing and have as of the date of this Agreement, or will have as of immediately prior to the Closing, good and valid title to the Purchased Venture Interests free and clear of all Liens except for Permitted Liens. Assuming Purchaser has the requisite power and authority to be the lawful owner of the Purchased Venture Interests, at the Closing, good and valid title to the Purchased Venture Interests owned by any Seller Entity shall pass to Purchaser, free and clear of any Liens other than those arising under the Securities Act or any applicable state securities Laws.

Section 3.3 Authority; Enforceability.

(a) Seller has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it will be a party and to perform its obligations hereunder and thereunder, including the consummation of the Transaction and the other transactions contemplated by this Agreement. The execution and delivery by Seller of this Agreement and each such Transaction Document, and the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the Transaction and other transactions contemplated by this Agreement, have been, or will have been as of the Closing, duly authorized by all requisite corporate action. Each other Seller Entity has, or will have as of the Closing, all requisite corporate or other similar applicable power and authority to execute and deliver each Transaction Document to which it will be a party and to perform its obligations thereunder. The execution and delivery by each other Seller Entity of each Transaction Document to which it will be a party, if applicable, and the performance by it of its obligations thereunder, have been, or will have been as of the Closing, duly authorized by all requisite corporate or other similar applicable action.

(b) Each of Seller and each other Seller Entity has, or will have as of the Closing, all requisite corporate or other similar applicable power and authority to carry on its respective business as it pertains to the Business as currently conducted and to own, lease and operate its properties and assets related to the Business, except where the failure to have such power and authority would not be, individually or in the aggregate, material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole.

(c) This Agreement has been duly executed and delivered by Seller and Seller Parent and, assuming this Agreement has been duly executed and delivered by Purchaser, constitutes a valid and binding obligation of Seller and Seller Parent, and each other Transaction Document will be as of the Closing duly executed and delivered by each Seller Entity that will be a party thereto and will, assuming such Transaction Document has been duly executed and delivered by Purchaser, constitute a valid and binding obligation of such Seller Entity, in each case enforceable against such Seller Entity in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 3.4 No Conflicts; Consents. The execution, delivery and performance of this Agreement by Seller and Seller Parent and the consummation of the transactions contemplated hereby by Seller and Seller Parent do not and will not (a) violate in any material respect any provision of the certificate of incorporation or bylaws of Seller or Seller Parent or the comparable organizational documents of any of the other Seller Entities or any of the Purchased Entities (or any Subsidiary thereof), (b) subject to obtaining the consents set forth in Section 3.4(b) of the Seller Disclosure Schedules, conflict with, constitute a default under, or result in the breach or termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of the Seller Entities or the Purchased Entities (or any Subsidiary thereof) under, or to a loss of any benefit of the Business to which the Seller Entities or the Purchased Entities (or their Subsidiaries) is entitled under any Material Contract, and (c) assuming compliance with the matters set forth in Section 3.5 and Section 4.4, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Entity to which any Seller Entity or Purchased Entity (or Subsidiary thereof) is subject; except, with respect to clauses (b) and (c), as would not be, individually or in the aggregate, material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole.

Section 3.5 Governmental Authorizations. The execution, delivery and performance of this Agreement by Seller and Seller Parent does not require any Approval of, or Filing with, any Governmental Entity, except for (a) the Approvals and Filings set forth in Section 3.5 of the Seller Disclosure Schedules and (b) Approvals and Filings which if not obtained or made would not be, individually or in the aggregate, material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole.

Section 3.6 Proceedings.

(a) Except as set forth in Section 3.6(a) of the Seller Disclosure Schedules, there is no Proceeding pending or, to the Knowledge of Seller, threatened against (i) a Purchased Entity or any Subsidiaries thereof or (ii) with respect to the Business, the Seller Entities or any properties or rights of a Purchased Entity or its Subsidiaries, in each case before any Governmental Entity, other than Proceedings which if determined in a manner adverse to the applicable Purchased Entity, Subsidiary of a Purchased Entity or Seller Entity or the Business would not be, individually or in the aggregate, material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole.

(b) Except as set forth in Section 3.6(b) of the Seller Disclosure Schedules, none of (i) the Purchased Entities or any Subsidiaries thereof or (ii) with respect to the Business, the Seller Entities is, in each case, subject to any outstanding Judgment of any Governmental Entity other than those Judgments that would not be, individually or in the aggregate, material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole.

Section 3.7 Financial Statements; Absence of Undisclosed Liabilities.

(a) Section 3.7(a) of the Seller Disclosure Schedules sets forth copies of (i) pro forma unaudited combined pre-Tax income statement information of the Business for the fiscal years ended September 30, 2020 and September 30, 2019 and the eleven (11) months ended August 31, 2020, and (ii) pro forma unaudited combined pre-Tax balance sheet information of the Business as of September 30, 2020 and September 30, 2019 and as of August 31, 2020 (collectively, and together with any notes thereto, the “Business Financial Information”).

(b) The Business Financial Information (i) has been derived from the books and records of Seller and prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject to normal year-end adjustments and (ii) fairly presents in all material respects (A) the pre-Tax financial condition, assets and liabilities of the Business as of the dates therein specified and (B) the pre-Tax results of operations of the Business for the periods indicated; provided that the Business Financial Information does not reflect certain acquisition-related intangible assets and liabilities of the Business and does not include footnote disclosure; provided, further, that the Business Financial Information and the foregoing representations and warranties are qualified by the fact that the Business has not operated as a separate standalone entity and has received certain allocated charges and credits, including working capital transactions, which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the Business would incur on a standalone basis.

(c) The Business does not have any Liabilities that would be required by GAAP to be reflected on a balance sheet of the Business, other than Liabilities that: (i) are reflected or reserved against in the most recent balance sheet included in the Business Financial Information as of September 30, 2020 (“Balance Sheet Date”), (ii) were incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) are Retained Liabilities or will be reflected, reserved, accrued, recorded or included in the Closing Working Capital, the Adjustment Amount or the Closing Funded Debt, (iv) are expressly permitted by this Agreement or expressly disclosed in the Seller Disclosure Schedules, or (v) would not be, individually or in the aggregate, material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole.

Section 3.8 Absence of Changes or Events. Except in connection with or in preparation for the Transaction and the other transactions contemplated by this Agreement:

(a) since the Balance Sheet Date, the Business has been conducted in all material respects in the ordinary course of business consistent with past practice; and

(b) since the Balance Sheet Date, there has not been any Business Material Adverse Effect.

Section 3.9 Title; Sufficiency of Assets.

(a) Except as otherwise provided in this Agreement or as would not be, individually or in the aggregate, material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, the Seller Entities or the Purchased Companies (or their Subsidiaries) will (assuming all Approvals as may be required in connection with the consummation of the Transaction and the other transactions contemplated by this Agreement have been obtained) have as of the Closing good and valid title to, or other legal rights to possess and use, all of the Purchased Assets, free and clear of all Liens other than Permitted Liens.

(b) Except (i) as set forth in Section 3.9(b) of the Seller Disclosure Schedules and (ii) as would not be, individually or in the aggregate, material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, the Purchased Assets (assuming all Approvals as may be required in connection with the consummation of the Transaction and the other transactions contemplated by this Agreement have been obtained), together with the rights and benefits to be provided pursuant to the Transaction Documents and any assets that are the subject of any of the Shared Contracts, shall, in the aggregate, constitute all of the assets, properties and rights necessary and sufficient for Purchaser and its Subsidiaries (including the Purchased Entities and their Subsidiaries) to conduct the Business as conducted as of the date of this Agreement.

Section 3.10 Intellectual Property.

(a) Section 3.10(a)(i) of the Seller Disclosure Schedules sets forth a true and complete list of all material registered Intellectual Property, including applications therefor, included in the Business Intellectual Property, as of the date of this Agreement. Except as would not be, individually or in the aggregate, material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, the applicable maintenance fees necessary to maintain the items listed in Section 3.10(a)(i) of the Seller Disclosure Schedules have been paid to the extent due. Section 3.10(a)(ii) of the Seller Disclosure Schedules sets forth a true and complete list of all material unregistered Intellectual Property included in the Business Intellectual Property, as of the date of this Agreement.

(b) Except as would not be, individually or in the aggregate, material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole: (i) none of the Business Intellectual Property is subject to any Judgment adversely affecting the use thereof or rights thereto by Seller and its Subsidiaries; (ii) there is no opposition or cancellation Proceeding pending against Seller and its Subsidiaries concerning the ownership, validity, enforceability or infringement of any Business Intellectual Property; (iii) to the Knowledge of Seller, there is no infringement or misappropriation, or other violation of any Business Intellectual Property by any other Person; (iv) since October 1, 2017, Seller has not made any written claims alleging any such infringement or misappropriation by any other Person and (v) since October 1, 2017, neither Seller nor any of its Subsidiaries has received any written notice alleging that any of the Business Intellectual Property infringes, misappropriates, or violates the Intellectual Property of any other Person.

(c) Except as would not be, individually or in the aggregate, material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, the applicable Seller Entities or Purchased Companies (or their Subsidiaries) exclusively own all right, title and interest in, are licensed or otherwise possess rights to use or exploit all Business Intellectual Property necessary to conduct the Business as presently conducted free and clear of all Liens other than Permitted Liens, and the transactions contemplated by this Agreement will not violate the terms of any such license.

(d) Except as would not be, individually or in the aggregate, material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole:

(i) All of the Information Technology used by the Business is in good working condition, and to Seller’s Knowledge, in the past three (3) years, such Information Technology has not been subject to any breach of security or any unauthorized access that has resulted in a material disruption or interruption in the operation of the Business. No Public Software is incorporated into or integrated with any software that is Business Intellectual Property that (i) requires the licensing, disclosure or distribution of any source code of such software that is Business Intellectual Property (other than source code that is a part of such Public Software), (ii) prohibits or limits the receipt of consideration in connection with licensing or otherwise distributing such software that is Business Intellectual Property, (iii) except as specifically permitted by Law, allows any Person to decompile, disassemble or otherwise reverse-engineer such software that is Business Intellectual Property, or (iv) requires the licensing or other distribution of such software that is Business Intellectual Property to any other Person for the purpose of making derivative works. “Public Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, “copyleft,” open source code Software (e.g., Linux) or similar licensing or distribution models, including Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License, (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), (f) the Sun Industry Standards Source License (SISSL), (g) the BSD License, (h) the Apache License, or (i) any other license described by the Open Source Initiative as set forth at www.opensource.org. No product or service developed, sold, licensed, delivered or otherwise provided by the Business is sold, licensed, distributed or otherwise made available by any Seller Entity as Public Software. All Public Software used, sold, licensed or distributed by any Seller Entity is and has been used, sold, licensed and distributed in compliance in all material respects with all underlying open source license agreements.

(ii) Each Seller Entity and Purchased Entity (or Subsidiary thereof) has taken reasonable steps to maintain, protect, enforce and preserve the Business Intellectual Property, including to protect and preserve the confidentiality of all material trade secrets and other material confidential information contained in the Business Intellectual Property. To Seller’s Knowledge, no unauthorized disclosure of any such material Trade Secrets or other confidential information has occurred. To Seller’s Knowledge, there has been no violation of any Seller Entity or Purchased Entity policies or practices related to the protection of such trade secrets relating to the Business Intellectual Property.

(iii) To Seller’s Knowledge, no present or former officer, employee, consultant or independent contractor of a Seller Entity or Purchased Entity or their Subsidiaries has claimed any right, title or interest in or to any Business Intellectual Property.

Section 3.11 Real Property.

(a) The Seller Entities or the Purchased Companies (or their Subsidiaries) have, or will have as of the Closing, insurable title in fee simple to the Owned Real Property, free and clear of any Liens, other than Permitted Liens. Section 3.11(a)(i) of the Seller Disclosure Schedules sets forth a true and correct list as of the date hereof of all of the Owned Real Property. Section 3.11(a)(ii) of the Seller Disclosure Schedules sets forth a true and correct list as of the date hereof of all of the Leased Real Property.

(b) Except (x) as set forth in Section 3.11(b) of the Seller Disclosure Schedules or (y) as would not be, individually or in the aggregate, material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, (i) each lease governing Leased Real Property is valid and binding on the Seller Entity or Purchased Entity (or Subsidiary thereof) that is a party thereto and, to the Knowledge of Seller, each other party thereto and is in full force and effect, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law), and (ii) no Seller Entity or Purchased Entity (or Subsidiary thereof) or, to the Knowledge of Seller, any other party thereto is in breach of, or default under, any such lease beyond the applicable cure period.

(c) Since October 1, 2017, neither Seller nor any of its Subsidiaries has received any written notice of any pending or threatened condemnation or eminent domain proceeding affecting any Owned Real Property or Leased Real Property, and, to the Knowledge of Seller, there are no currently ongoing condemnation or eminent domain proceedings reasonably expected to be, individually or in the aggregate, material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole.

(d) Seller has furnished or made available to Purchaser complete and correct copies of the Leases (as amended to date), in each case as in effect on the date of this Agreement.

Section 3.12 Contracts.

(a) Except (x) for intercompany agreements or (y) as set forth in Section 3.12(a) of the Seller Disclosure Schedules (for the avoidance of doubt, subject to Section 11.13), as of the date hereof none of the Purchased Entities (or any Subsidiary thereof) or, with respect to the Business, any Seller Entity is a party to or bound by any of the following (other than sales or purchase orders, statements of work, or standard terms and conditions entered into or used in the ordinary course of business consistent with past practice) (the “Material Contracts”):

(i) the fifteen (15) largest Contracts (measured by dollar value based on the fiscal year ended September 30, 2020) with customers of the Business;

(ii) the fifteen (15) largest Contracts (measured by dollar value based on the fiscal year ended September 30, 2020) for the supply of services, products or materials for use in the Business;

(iii) any Contract relating to the acquisition or disposition by the Business of any business division, business unit, or equity interests of any Person (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which a Purchased Entity or any of its Subsidiaries has material continuing earn-out, indemnification or similar obligations following the date of this Agreement;

(iv) any Contract that is material to the Business concerning a joint venture, teaming, fee-sharing or partnership agreement or similar Contract with a third party;

(v) any Contract relating to Indebtedness in excess of $2,000,000 with respect to which a Purchased Entity (or Subsidiary thereof) is an obligor, other than (A) any Indebtedness to the extent owing from any of the Purchased Entities (or Subsidiaries thereof) to any of the other Purchased Entities (or Subsidiaries thereof) or (B) any Indebtedness to be repaid or extinguished pursuant to this Agreement at or prior to the Closing;

(vi) any Contract requiring future capital commitments or contributions or expenditure obligations of the Business in excess of $2,000,000;

(vii) any licenses with respect to Intellectual Property that are material to the Business and are granted (A) on an exclusive basis to any third party with respect to any Business Intellectual Property or (B) to any of the Purchased Entities (or Subsidiary thereof) or Seller Entities with respect to Intellectual Property of third parties for use exclusively in the Business; provided that, for clarity, the foregoing clauses (A) and (B) shall exclude any licenses for off-the-shelf software and all non-disclosure agreements, employee invention assignment agreements, customer end user agreements and similar agreements entered into in the ordinary course of business consistent with past practice;

(viii) any Contract that by its express terms materially limits or materially impairs the ability of the Seller Entities or the Purchased Entities (or Subsidiaries thereof) to compete or operate in any line of business or with any Person or in any geographic area (including through non-compete, exclusivity, right of first refusal, right of first negotiation, right of first offer or “most-favored nation” provisions) during any time period, in each case, that relates to the Business as conducted on the date of this Agreement (other than any limitations in respect of the pursuit of a discrete project);

(ix) any Contract that relates to any material settlement of any legal proceeding under which any Purchased Company (or any Subsidiary thereof) has any continuing liabilities in excess of $1,000,000;

(x) any Contracts related to Leased Real Property;

(xi) any Contracts related to Owned Real Property;

(xii) any outstanding Government Bid with an anticipated total Contract value in excess of $5,000,000;

(xiii) any teaming agreement entered into in connection with an outstanding Government Bid with an anticipated total Contract value in excess of $5,000,000;

(xiv) any current Government Contract (A) the terms of which provide for the Purchased Entities and their Subsidiaries to generate revenue in excess of $10,000,000 in any twelve (12)-month period from and after the date of this Agreement or (B) awarded on cost-reimbursement, cost-sharing, or similar basis under which the amount paid to a Purchased Entity or any of its Subsidiaries under such Contract is based on the costs incurred by a Purchased Entity or any of its Subsidiaries (1) for which the period of performance has not yet expired or been terminated or for which final payment has not yet been received or which remains subject to audit and (2) pursuant to which a Purchased Entity or any of its Subsidiaries reasonably expects to receive payments after the date of this Agreement in excess of $5,000,000; and

(xv) any current federal Government Contract awarded since October 1, 2016 (A) that is subject to the United States Truth in Negotiations Act (“TINA”) (10 U.S.C. 2306a and 41 U.S.C. chapter 35) and Federal Acquisition Regulations (“FAR”) 52.215-12, 52.215-20, 52.215-21, 15.403-4, or 15.403-5 or (B) for which a Purchased Entity or any of its Subsidiaries or, with respect to the Business, any Seller Entity provided certified cost or pricing data to a Governmental Entity or to a prime contractor or higher-tier subcontractor to a Governmental Entity, in each case of clauses (A) and (B), pursuant to which the Purchased Entity and/or the Subsidiaries reasonably expects to receive payments after the date of this Agreement in excess of $2,000,000.

(b) Except as set forth in Section 3.12(b) of the Seller Disclosure Schedules, (i) except as would not be, individually or in the aggregate, material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, each Material Contract is valid and binding on the Seller Entity or Purchased Entity (or Subsidiary thereof) that is a party thereto and, to the Knowledge of Seller, each other party thereto, and is in full force and effect, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law), and (ii) no Seller Entity or Purchased Entity (or Subsidiary thereof) or, to the Knowledge of Seller, any other party thereto, is in breach of, or default under, any such Material Contract and no condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute a breach or default by any Seller Entity, Purchased Entity (or Subsidiary thereof), or, to the Knowledge of Seller, any counterparty to any such Material Contract, except for such breaches or defaults as would not be, individually or in the aggregate, material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole.

Section 3.13 Government Contracts.

(a) Except as set forth in Section 3.13(a) of the Seller Disclosure Schedules, with respect to each Government Contract that applies to the operation of the Business: (i) the applicable Seller Entity or Purchased Entity (or Subsidiary thereof) is in compliance with all applicable Laws, terms, and conditions of such Government Contract; and (ii) the applicable Seller Entity or Purchased Entity (or Subsidiary thereof) is in compliance in all material respects with all requirements of applicable Law pertaining to such Government Contract including TINA, FAR and the Cost Accounting Standards.

(b) Except as set forth in Section 3.13(b) of the Seller Disclosure Schedules, since October 1, 2017, (i) none of the Seller Entities or Purchased Entities (or Subsidiaries thereof), in each case with respect to the Business, has received any written notice or, to the Knowledge of Seller, any oral notice, from a Governmental Entity with respect to, and (ii) none of the Seller Entities or Purchased Entities (or Subsidiaries thereof), in each case with respect to the Business, is or has been a party to any litigation which would reasonably be expected to give rise to, any liability under (A) the False Claims Act, (B) TINA or (C) Government Contract clauses or regulations relating to price reductions or defective pricing. Since October 1, 2017, none of the Seller Entities or Purchased Entities (or Subsidiaries thereof), (x) has received any notice from employees, consultants, independent contractors, or agents of such Seller Entity or Purchased Entity (or Subsidiary thereof), in each case with respect to the Business, or (y) has conducted or initiated any internal investigation for which it engaged outside counsel, a forensic accounting firm or any Person, or made any voluntary or involuntary disclosure under the FAR mandatory disclosure provisions to any Governmental Entity, in each case with respect to or concerning any actual, alleged or potential violation under clauses (A), (B) or (C) of the immediately preceding sentence.

(c) Except as set forth in Section 3.13(c) of the Seller Disclosure Schedules, with respect to each Government Contract under which final payment was received by a Seller Entity or Purchased Entity (or Subsidiary thereof), in each case with respect to the Business, since October 1, 2017, Seller has not had credible evidence that a Principal, Employee, Agent, or Subcontractor (as such terms are defined by FAR 52.203-13(a)) of such Seller Entity or Purchased Entity (or Subsidiary thereof) has committed a violation of federal criminal Law involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act.

(d) Except as set forth in Section 3.13(d) of the Seller Disclosure Schedules, since October 1, 2017, none of the Seller Entities or Purchased Entities (or Subsidiaries thereof) or, to the Knowledge of Seller, any of their respective officers or directors, in each case, with respect to the Business, has been or is under indictment, or civil, administrative or criminal investigation by a Governmental Entity involving a Government Contract or Government Bid. Since October 1, 2017, none of the Seller Entities or Purchased Entities (or Subsidiaries thereof), in each case, with respect to the Business, has entered into any consent order or administrative agreement relating directly or indirectly to any Government Contract or Government Bid.

(e) To the Knowledge of Seller, since October 1, 2017, none of the Seller Entities or Purchased Entities (or Subsidiaries thereof) or any of their respective directors or officers, in each case, with respect to the Business, is or has been suspended, debarred, proposed for suspension or debarment by a Governmental Entity, or otherwise excluded from participation in the award of Contracts with any Governmental Entity or has been declared ineligible for contracting with any Governmental Entity. To the Knowledge of Seller, no suspension or debarment Proceeding with respect to Government Contracts or Government Bids is pending or threatened against any of the Seller Entities or Purchased Entities (or Subsidiaries thereof) or any of their respective directors or officers.

(f) Except as set forth on Section 3.13(f) of the Seller Disclosure Schedules, the Seller Entities and Purchased Entities (and Subsidiaries thereof), in each case with respect to the Business, have no Government Contracts that were awarded as small business set-asides (total or partial).

(g) Except as set forth on Section 3.13(g) of the Seller Disclosure Schedules, since October 1, 2017, (i) none of the Seller Entities or Purchased Entities (or Subsidiaries thereof), in each case with respect to the Business, has received any written or, to the Knowledge of Seller, oral, show cause, cure, deficiency, default, termination or similar notice relating to any Government Contract, (ii) no notice of termination for default or convenience, cure notice or show cause notice relating to any Government Contract has been issued to or threatened, in writing or, to the Knowledge of Seller, orally, against any of the Seller Entities or Purchased Entities (or Subsidiaries thereof), in each case with respect to the Business, and (iii) to the Knowledge of Seller, no event, condition or omission has occurred or exists that would constitute grounds for any of the actions described in clauses (i) and (ii) above.

(h) Since October 1, 2017, no Governmental Entity has withheld or setoff an amount in excess of $2,000,000 otherwise due or payable to the Seller Entities or Purchased Entities (or Subsidiaries thereof), in each case with respect to the Business, under any Government Contract. To the Knowledge of Seller, all invoices and claims (including, without limitation, requests for progress payments and provisional costs payments) submitted under any Government Contract were current, accurate and complete in all respects.

(i) Except as set forth on Section 3.13(i) of the Seller Disclosure Schedules, since October 1, 2017, none of the Seller Entities or Purchased Entities (or Subsidiaries thereof) has received any written notice or, to the Knowledge of Seller, oral notice, of any claims or contract disputes valued over $2,000,000 that are currently outstanding against or involve the Seller Entities or the Purchased Entities (or Subsidiaries thereof), in each case in respect of the Business, relating to any Government Contract or Government Bid.

(j) None of the Seller Entities or Purchased Entities, in each case with respect to the Business, performs any activities under Government Contracts, or has any other relationship with any Person, that could result in an “organizational conflict of interest” as defined in FAR Subpart 9.5 and agency supplements thereto.

(k) Each Seller Entity and Purchased Entity is in compliance with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual and any supplements, amendments or revised editions thereof.

Section 3.14 Warranties. Except as set forth in Section 3.14 of the Seller Disclosure Schedules or as would not be, individually or in the aggregate, material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, no product sold by the Business or project designed, constructed or supervised by the Business, in each case, on or prior to the Closing Date, is subject to any guaranty, warranty or other indemnity beyond the applicable terms and conditions of the applicable Contract governing such sale or project.

Section 3.15 Backlog. Section 3.15 of the Seller Disclosure Schedules sets forth Seller’s estimated backlog of the Business as of October 31, 2020, including the estimate as of such date of the total revenues remaining to be earned. Such estimates have been prepared by the Business on a basis consistent with its past practice of preparing and tracking the backlog of the Business. For the avoidance of doubt, without limiting Section 3.25, neither Seller nor any other Person makes any representation or warranty as to whether the amounts included in such estimated backlog will be earned or achieved.

Section 3.16 Compliance with Applicable Laws; Permits.

(a) None of the Seller Entities (with respect to the Business) or the Purchased Entities (or Subsidiaries thereof) is or, since October 1, 2017, has been in violation of any applicable Law, except for violations that would not be, individually or in the aggregate, material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole.

(b) Except as would not be, individually or in the aggregate, material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, since October 1, 2017: (i) none of the Seller Entities or Purchased Entities (or Subsidiaries thereof) or any of their respective officers, directors, employees, joint ventures, representatives, or agents, in each case, with respect to the Business, has made or accepted any gift, bribe, payoff or kickback to from any person or has taken any action, directly or indirectly, in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010 or any other anti-corruption Laws applicable to the Business (collectively, “Anti-Corruption Laws”) and (ii) to the Knowledge of Seller, none of the Seller Entities or Purchased Entities (or Subsidiaries thereof), in each case with respect to the Business, is under Governmental Entity investigation for, or has received any written notice from a Governmental Entity regarding, any violation of any Anti-Corruption Laws. Since October 1, 2017, the Seller Entities and the Purchased Companies (or Subsidiaries thereof), in each case with respect to the Business, have instituted and maintained policies and procedures intended to ensure compliance with applicable Anti-Corruption Laws.

(c) The Seller Entities and/or the Purchased Companies (or Subsidiaries thereof) hold all Permits necessary for the conduct of the Business as presently conducted, other than any such Permits the absence of which would not be, individually or in the aggregate, material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole (the “Business Permits”). The Seller Entities, the Purchased Entities (and their Subsidiaries) and the Business are and have been at all times since October 1, 2017, in compliance with the terms of the Business Permits, except, in each case, as would not be, individually or in the aggregate, material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole.

Section 3.17 Environmental Matters. Except as would not be, individually or in the aggregate, material to the Business and the Purchased Companies (and their Subsidiaries),, taken as a whole (i) the Seller Entities and the Purchased Entities (and their Subsidiaries) are in compliance with all applicable Environmental Laws applicable to the conduct of the Business as presently conducted, (ii) the Seller Entities and the Business have obtained and are in compliance with all Permits pursuant to Environmental Laws required for the operation of the Business as presently conducted and (iii) there are no Proceedings pending against the Seller Entities or the Purchased Entities (or their Subsidiaries) alleging or, to the Knowledge of Seller, threatened, with respect to a violation of Environmental Laws with respect to the Business.

Section 3.18 Taxes. Except as would not be, individually or in the aggregate, material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole:

(a) All Tax Returns required to be filed with respect to the Purchased Assets, the Assumed Liabilities and the Business and by the Purchased Entities and their Subsidiaries have been timely filed (taking into account extensions) and all such Tax Returns are correct and complete;

(b) All Taxes due and payable with respect to the Business and the Purchased Assets and owed by the Purchased Entities and their respective Subsidiaries (whether or not shown on such Tax Returns) have been paid in full or will be timely paid in full by the due date thereof, other than those for which adequate reserves have been established in accordance with GAAP or that are being contested in good faith by appropriate Proceedings;

(c) None of the Purchased Entities or their Subsidiaries have extended or waived any statute of limitations in respect of Taxes due and payable by the Purchased Entities or their Subsidiaries, or Tax Returns required to be filed by the Purchased Entities or their Subsidiaries, or agreed to any extension of time with respect to any assessment or deficiency with respect to such Taxes or Tax Returns (in each case, other than (i) automatic or automatically granted extensions or (ii) extensions as a result of ongoing Tax Proceedings);

(d) As of the date of this Agreement, there is no ongoing or pending Tax Proceeding with respect to any Taxes of the Purchased Entities or their Subsidiaries or with respect to the Purchased Assets;

(e) As of the date of this Agreement, no assessment, deficiency, or adjustment relating to Taxes has been asserted or proposed in writing by a Taxing Authority with respect to any of the Purchased Assets or the Purchased Entities or their Subsidiaries, in each case, that has not been fully paid;

(f) Within the past three (3) years, none of the Purchased Entities or their Subsidiaries have been subject to a written claim by a Taxing Authority in a jurisdiction where such Purchased Entity (or its applicable Subsidiary) does not file income or franchise Tax Returns that such Purchased Entity (or its applicable Subsidiary) is or may be subject to taxation in that jurisdiction;

(g) Each of the Purchased Entities and their Subsidiaries has complied with all applicable Laws relating to the withholding of Taxes;

(h) Within the past two (2) years none of the Purchased Entities or their respective Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code;

(i) None of the Purchased Entities or their Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (A) an adjustment under either Section 481(a) of the Code by reason of a change in method of accounting made for a taxable period ending on or prior to the Closing Date; (B) an installment sale or open transaction disposition made prior to the Closing; (C) a prepaid amount received prior to the Closing; or (D) an inclusion under Section 965 of the Code;

(j) The Purchased Entities and their Subsidiaries are not party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements for which they will have any obligation after the Closing (other than (A) any agreements or contracts the principal subject matter of which is not Tax or (B) any agreement among or between only the Purchased Entities (and their Subsidiaries));

(k) The Purchased Entities and their Subsidiaries do not have any liability for the Taxes of any Person (other than the Purchased Entities and their Subsidiaries) as a result of being or having been part of any consolidated, combined, affiliated, aggregate, unitary, or similar group for purposes of filing Tax Returns or paying Taxes under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax Law), or as a transferee or successor, or by contract (other than contracts the principal subject matter of which is not Tax);

(l) Other than any group the common parent of which was Seller Parent or any of its Subsidiaries (including the Purchased Entities), in the past four (4) years, none of the Purchased Entities or their Subsidiaries have been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return;

(m) Section 3.18(m) of the Seller Disclosure Schedules lists whether an entity classification election under Treasury Regulations Section 301.7701-3 is in effect with respect to any of the Purchased Companies or their respective Subsidiaries and, if so, the classification so elected;

(n) None of the Purchased Entities or their respective Subsidiaries has made any election to defer any portion of any payroll, social security, unemployment, withholding Taxes pursuant to the Coronavirus Aid, Relief, and Economic Security Act, as in effect on the date hereof;

(o) None of the Purchased Entities or their respective Subsidiaries has made an election pursuant to Section 965(h) of the Code;

(p) None of the Purchased Entities or their respective Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4; and

(q) There are no Liens for Taxes upon any of the Purchased Assets or the assets of the Purchased Entities and their Subsidiaries other than Permitted Liens.

Section 3.19 Benefit Plans.

(a) Section 3.19(a) of the Seller Disclosure Schedules sets forth a list of each Purchased Entity Benefit Plan and each material Seller Benefit Plan. With respect to each Purchased Entity Benefit Plan, Seller has made available to Purchaser (i) the summary plan description (or the plan document if there is not a summary plan description for any such plan), (ii) the current and complete written document evidencing such plan and all amendments or material supplements to such plan (or, with respect to any such plan that is not in writing, a written description of the material terms thereof), (iii) if it is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion, or advisory letter from the Internal Revenue Service (the “IRS”) (or a copy of any pending application for a determination letter and any related correspondence from the IRS), (iv) the annual report (Form 5500), if any, filed with the IRS for the last two (2) plan years (with schedules and financial statements attached), and a copy of the two (2) most recently distributed summary annual reports, (v) any related trust agreements or other funding arrangements, insurance contracts and policies, (vi) the most recent nondiscrimination and top-heavy tests performed under the Code, (vii) copies of material notices, letters, or other correspondence received on or after January 1, 2019 from the IRS, Department of Labor (“DOL”), Department of Health and Human Services, Pension Benefit Guaranty Corporation, or other governmental authority, (viii) copies of IRS or DOL audits or inquiries received on or after January 1, 2019, and (ix) any filings received on or after January 1, 2019, under any amnesty, voluntary compliance, self-correction, or similar program sponsored by the IRS or DOL, including the Employee Plans Compliance Resolution System, Voluntary Fiduciary Correction Program, or Delinquent Filer Voluntary Correction Program.

(b) Each Purchased Entity Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter as to its qualification or is covered by a prototype plan opinion letter, and to the Knowledge of Seller nothing has occurred that could reasonably be expected to adversely affect the qualified status of any such Qualified Benefit Plan.

(c) Each Purchased Entity Benefit Plan (i) has been established, administered and operated in all material respects in compliance with its terms and any applicable Law; and (ii) all contributions, premiums and expenses required to be made by Law or the terms of any applicable Purchased Entity Benefit Plan have been timely made, or to the extent not made, have been accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. No Purchased Entity Benefit Plan is a “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA, a “multiple employer plan” within the meaning of Section 413(c) of the Code, or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(d) Section 3.19(d)(i) of the Seller Disclosure Schedules identifies each Multiemployer Plan that is a “employee pension benefit plan” (as defined in Section 3(2) of ERISA) to which any of the Purchased Entities or any Subsidiaries thereof (a) have an obligation to contribute with respect to the Business Employees pursuant to a Collective Bargaining Agreement covering such Business Employees or (b) are contributing. With respect to such Multiemployer Plan, all contributions required to be paid by any Purchased Entity or Subsidiary thereof have been timely paid to the applicable union or Multiemployer Plan.

(e) In the six (6) years prior to the date hereof, no Purchased Entity or a Subsidiary thereof has withdrawn from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a Liability of the Purchased Entities or any of their respective Subsidiaries that has not been fully paid.

(f) Except as set forth in Section 3.19(f) of the Seller Disclosure Schedules or as required by applicable Law, neither the execution of this Agreement nor the consummation of the Transaction will (either alone or upon the occurrence of any additional or subsequent event) (i) result in any payment becoming due to a Business Employee under a Purchased Entity Benefit Plan, (ii) increase any benefits payable to a Business Employee under a Purchased Entity Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of benefits of a Business Employee under a Purchased Entity Benefit Plan.

(g) Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Purchased Entity Benefit Plan provides post-termination or retiree medical benefits to any individual for any reason, and none of the Purchased Entities has any Liability to provide post-termination or retiree medical benefits to any Business Employee or Former Business Employee.

(h) There are no actions, suits, claims or disputes pending, or, to the Knowledge of Seller, threatened, anticipated or expected to be asserted against or with respect to any Purchased Entity Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims). No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending or, to the Knowledge of Seller, is threatened, anticipated, or expected to be asserted against any of the Purchased Entities or any fiduciary of any Purchased Entity Benefit Plan. Since January 1, 2019, no Purchased Entity Benefit Plan nor, to the Knowledge of Seller, any fiduciary thereof (in connection with such fiduciary’s service to a Purchased Entity Benefit Plan) who a Purchased Entity has an obligation to indemnify, has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

(i) Each Purchased Entity Benefit Plan that is subject to Section 409A of the Code has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder. None of the Purchased Entities nor any of their respective Subsidiaries has any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred under Section 409A of the Code.

(j) Except as would not reasonably be expected, individually or in the aggregate, to result in a material liability of the Purchased Entities or their Subsidiaries, each Purchased Entity (and each Subsidiary thereof) is currently in compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”), and, to the Knowledge of Seller, each Purchased Entity has been in compliance with all applicable Healthcare Reform Laws since January 1, 2019. To the Knowledge of Seller, no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject any of the Purchased Entities or any of their respective Subsidiaries, or any Purchased Entity Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA, to any material penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Healthcare Reform Laws.

(k) Except as would not reasonably be expected, individually or in the aggregate, to result in a material liability of the Purchased Entities or their Subsidiaries, the Purchased Entities and their respective Subsidiaries have classified all individuals who perform services for them correctly under each Purchased Entity Benefit Plan, ERISA, the Code, and any other applicable Law as common law employees, independent contractors or leased employees, including for purposes of eligibility to participate in any Purchased Entity Benefit Plan.

Section 3.20 Labor Matters.

(a) Section 3.20(a) of the Seller Disclosure Schedules sets forth a list of each Collective Bargaining Agreement to or by which any Purchased Entity (or a Subsidiary thereof) is a party or bound with respect to any Business Employee’s services to the Business. As of the date of this Agreement, Seller has provided Purchaser a copy of each such Collective Bargaining Agreement. No Purchased Entity (nor any of their Subsidiaries) nor any Seller Entity (with respect to the Business) is currently negotiating any Collective Bargaining Agreement.

(b) To the Knowledge of Seller, (i) there is no organizational effort currently being made or threatened by, or on behalf of, any labor organization, works council, or similar employee-representative body to organize any Business Employees, (ii) there is no union decertification effort by or relating to any Business Employees, (iii) no such efforts have occurred within the past three (3) years relating to Business Employees or Former Business Employees, and (iv) no other question concerning representation exists with respect to Business Employees. No demand for recognition relating to any Business Employees or Former Business Employees has been made by, or on behalf of, any labor union, works council, or similar employee-representative body.

(c) Since October 1, 2019, there have been no strikes, work stoppages, walkouts, pickets, or lockouts involving Business Employees or Former Business Employees or other material labor disputes against or involving any Purchased Entity (or any Subsidiary thereof). There are no pending or, to the Knowledge of Seller, threatened material grievances, arbitrations, or other Proceedings against any Purchased Entity (or any Subsidiary thereof) arising under or relating to any Collective Bargaining Agreement covering Business Employees. There are no pending or, to the Knowledge of Seller, threatened unfair labor practice charges or complaints against or involving any Purchased Entity (or any Subsidiary thereof) with respect to the Business Employees, except as would not reasonably be expected to result in a material liability of the Purchased Entities. Within the past three (3) years, no Purchased Entity (nor any of their Subsidiaries) nor any Seller Entity (with respect to the Business) has implemented any employee layoffs, furloughs, or similar actions that required notice under the Worker Adjustment and Retraining Notification Act or any similar or related Law (collectively, the “WARN Act“) without complying in all material respects with the WARN Act, and no such action is currently contemplated, planned or announced.

Section 3.21 Intercompany Arrangements. Other than the Transaction Documents, Section 3.21 of the Seller Disclosure Schedules lists all material Contracts in effect as of the date of this Agreement that are solely between or among Seller and/or its Subsidiaries (other than the Purchased Entities and their Subsidiaries), on the one hand, and the Purchased Entities (or their Subsidiaries), on the other hand, with respect to the conduct of the Business, other than the organizational documents of the Purchased Entities and their Subsidiaries.

Section 3.22 Brokers. Other than Persons whose fees and expenses will be borne by Seller, no broker, investment banker, or financial advisor is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or its Affiliates.

Section 3.23 Insurance. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole, (a) all of the Business Insurance Policies are in full force and effect as of the date hereof; (b) as of the date hereof, all premiums due thereon have been paid in full and the Seller Entities and the Purchased Companies (and Subsidiaries thereof) are in compliance in all material respects with the terms of such policies; (c) there are no claims arising out of the conduct of the Business pending under the Business Insurance Policies as to which coverage has been questioned, denied or disputed (other than a customary reservation of rights notice); and (d) neither Seller nor any of its Subsidiaries has received any written notice of cancellation that any Business Insurance Policy is no longer in full force or effect, and no event has occurred that would reasonably be expected to result in the cancellation of coverage under any Business Insurance Policy.

Section 3.24 Privacy; Data Security. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Business and the Purchased Companies (and their Subsidiaries), taken as a whole:

(a) the data, privacy and information security practices of the Purchased Companies (and Subsidiaries thereof) are, and since October 1, 2017, have been, in compliance with the Purchased Companies’ data, privacy and information security policies and plans and contractual requirements and applicable Laws;

(b) the Purchased Companies (and Subsidiaries thereof) or Seller and its Subsidiaries have implemented and maintain reasonable and appropriate organizational, physical, administrative and technical safeguards designed to protect the operation, confidentiality, integrity and security of all Business information and Information Technology constituting Transferred Tangible Personal Property against unauthorized access, acquisition, interruption, alteration, modification, or use; and

(c) since October 1, 2017, there has been no data security breach or other third-party unauthorized access of Information Technology systems of Seller, Seller Parent or any of their Subsidiaries that related to, or otherwise involved the Purchased Companies (or their Subsidiaries) or the Business.

Section 3.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Seller, the other Seller Entities nor any of their respective Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to Seller, the other Seller Entities, the Purchased Companies or any of their respective Subsidiaries or Affiliates, the Purchased Assets, the Business or with respect to any other information provided, or made available, to Purchaser or any of its Affiliates or Representatives in connection with the Transaction and the other transactions contemplated by this Agreement. Neither Seller nor any of its Affiliates, Representatives or any other Person has made any express or implied representation or warranty with respect to the prospects of the Business or its profitability for Purchaser, or with respect to any forecasts, projections or business plans or other information (including any Evaluation Material (as defined in the Confidentiality Agreement)) delivered to Purchaser or any of its Affiliates or Representatives in connection with Purchaser’s review of the Business and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information. Except as expressly set forth in this Agreement, neither Seller, the other Seller Entities nor any of their respective Affiliates, Representatives or any other Person will have, or be subject to, any Liability to Purchaser or any of its Affiliates or Representatives or any other Person resulting from Purchaser’s use of, or the use by any of its Affiliates or Representatives of, any information, including information, documents, projections, forecasts, business plans or other material (including any Evaluation Material (as defined in the Confidentiality Agreement)) made available to Purchaser, its Affiliates or Representatives in any virtual data room, confidential information memorandum, management presentations, offering materials, site tours or visits, diligence calls or meetings or any documents prepared by, or on behalf of, Seller, the other Seller Entities or any of their respective Affiliates or Representatives, or Purchaser or its Affiliates or Representatives or any of Purchaser’s potential financing sources in connection with Purchaser’s financing activities with respect to the transactions contemplated by this Agreement. Each of Seller and the other Seller Entities and their respective Affiliates disclaims any and all representations and warranties, whether express or implied, except for the representations and warranties contained in this Article III. Notwithstanding anything in this Agreement to the contrary, neither Seller, the other Seller Entities nor any of their respective Affiliates makes any express or implied representation or warranty with respect to the Excluded Assets or the Retained Liabilities.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Purchaser Disclosure Schedules, Purchaser hereby represents and warrants to Seller and Seller Parent as follows:

Section 4.1 Organization and Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2 Authority; Enforceability.

(a) Purchaser has all requisite corporate or other similar applicable power and authority to execute and deliver this Agreement and each other Transaction Document to which it will be a party, and to perform its obligations hereunder and thereunder, including the consummation of the Transaction and the other transactions contemplated by this Agreement. The execution and delivery by Purchaser of this Agreement and each other Transaction Document to which it will be a party, and the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the Transaction and the other transactions contemplated by this Agreement, have been, or will have been as of the Closing, duly authorized by all requisite corporate or other similar applicable action. No vote of any stockholders or other equity holders of Purchaser or any of its Affiliates is required for the execution of this Agreement or the consummation of the Transaction or the other transactions contemplated hereby.

(b) Purchaser has all requisite corporate or other similar applicable power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets, except where the failure to have such power and authority would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(c) This Agreement has been duly executed and delivered by Purchaser and, assuming this Agreement has been duly executed and delivered by Seller, constitutes a valid and binding obligation of Purchaser, and each other Transaction Document will be duly executed and delivered by Purchaser and will, assuming such Transaction Document has been duly executed and delivered by each Seller Entity that will be a party thereto, constitute a valid and binding obligation of Purchaser, in each case enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 4.3 No Conflicts; Consents. The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (a) violate in any material respect any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser or any of its Affiliates, (b) conflict with, constitute a default under, or result in the breach or termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Purchaser or any of its Affiliates under any material Contract to which Purchaser or any of its Affiliates is a party or is subject or (c) assuming compliance with the matters set forth in Section 3.5 and Section 4.4, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Entity to which Purchaser or any of its Affiliates is subject, except, with respect to clauses (b) and (c), as would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.4 Governmental Authorizations. The execution, delivery and performance of this Agreement by Purchaser does not require any Approval of, or Filing with, any Governmental Entity, except for (a) the Approvals and Filings set forth in Section 4.4 of the Purchaser Disclosure Schedules and (b) Approvals and Filings which if not obtained or made would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.5 Purchaser’s Business. There is no fact relating to Purchaser’s or any of its Affiliates’ businesses, operations, financial condition or legal status that would or would reasonably be expected to: (a) prevent or prohibit the obtaining of, impose any material delay in the obtaining of or increase the risk of not obtaining the Regulatory Approvals or (b) have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.6 Proceedings. There is no Proceeding pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Affiliates before any Governmental Entity or arbitration tribunal other than Proceedings which would not have, individually or in the aggregate, a Purchaser Material Adverse Effect. Neither Purchaser nor any of its Affiliates is subject to any outstanding Judgment of any Governmental Entity or arbitration tribunal which would have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.7 Compliance with Laws. Purchaser and its Affiliates are in compliance with all Laws applicable to their respective businesses, as currently conducted, except to the extent that the failure to comply therewith would not have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser and its Affiliates collectively possess all Permits necessary for the conduct of their respective businesses, as currently conducted, except where the failure to possess any such Permit would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.8 Brokers. Other than Persons whose fees and expenses will be borne by Purchaser, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or its Affiliates.

Section 4.9 Solvency. Immediately after the Closing, assuming the conditions set forth in Section 8.1 and Section 8.2 are satisfied and after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, Purchaser and its Subsidiaries (including the Purchased Entities and their Subsidiaries) will be Solvent. No transfer of property is being made, and no obligation is being incurred by Purchaser or its Affiliates in connection with the transactions contemplated by this Agreement or the other Transaction Documents with the intent to hinder, delay or defraud either present or future creditors of Purchaser, any Seller Entity or any Purchased Entity or any of their respective Subsidiaries.

Section 4.10 Securities Act. Purchaser is acquiring the Purchased Entity Shares and Purchased Venture Interests solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Purchaser acknowledges that the Purchased Entity Shares and Purchased Venture Interests are not registered under the Securities Act, any applicable state securities Laws or any applicable foreign securities Laws, and that such Purchased Entity Shares and Purchased Venture Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act and applicable state and foreign securities Laws or pursuant to an applicable exemption therefrom. Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Entity Shares and Purchased Venture Interests and is capable of bearing the economic risks of such investment.

Section 4.11 Acknowledgment of No Other Representations or Warranties.

(a) Except for the representations and warranties contained in this Article IV, neither Purchaser nor its Affiliates, Representatives or any other Person makes any express or implied representation or warranty to the Seller Entities in connection with the Transaction and the other transactions contemplated by this Agreement (other than any representations or warranties contained in the Commitment Letter or any other Transaction Document).

(b) Purchaser acknowledges and agrees that, except for the representations and warranties contained in Article III, neither Seller, the other Seller Entities nor any of their respective Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to Seller, the other Seller Entities, the Purchased Companies or any of their respective Subsidiaries or Affiliates, the Purchased Assets, the Business or with respect to any other information provided, or made available, to Purchaser or any of its Affiliates or Representatives in connection with the transactions contemplated hereby. Purchaser acknowledges and agrees that neither Seller, the other Seller Entities nor any of their respective Affiliates, Representatives or any other Person will have, or be subject to, any Liability to Purchaser, its Affiliates or Representatives or any other Person resulting from Purchaser’s use of, or the use by any of its Affiliates or Representatives, of any information, including information, documents, projections, forecasts, business plans or other material (including any Evaluation Material (as defined in the Confidentiality Agreement)) made available to Purchaser, its Affiliates or Representatives in any virtual data room, confidential information memorandum, management presentations, offering materials, site tours or visits, diligence calls or meetings or any documents prepared by, or on behalf of, Seller, the other Seller Entities or any of their respective Affiliates or Representatives, or Purchaser or its Affiliates or Representatives, or any of Purchaser’s potential financing sources in connection with Purchaser’s financing activities with respect to the transactions contemplated by this Agreement. Purchaser acknowledges and agrees that it is not relying on any representation or warranty of Seller, the other Seller Entities, or any of their Affiliates or Representatives or any other Person, other than those representations and warranties specifically set forth in Article III. Purchaser acknowledges and agrees that each of Seller and the other Seller Entities and their respective Affiliates disclaims any and all representations and warranties, whether express or implied, except for the representations and warranties contained in Article III. Purchaser acknowledges and agrees that neither Seller, the other Seller Entities nor any of their respective Affiliates makes any express or implied representation or warranty with respect to the Excluded Assets or the Retained Liabilities.

ARTICLE V

COVENANTS

Section 5.1 Efforts.

(a) From and after the date hereof, Purchaser and Seller shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective as promptly as reasonably practicable the Transaction and the other transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations, Filings and notices required to be filed to satisfy the conditions precedent to this Agreement (including those set forth in Section 8.1) and to consummate the Transaction and the other transactions contemplated by this Agreement as soon as practicable and (ii) the execution and delivery of any additional instruments necessary to consummate the Transaction and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Without limiting the foregoing, Purchaser and Seller shall, and shall cause their respective Affiliates to, take all actions necessary to obtain (and shall cooperate with each other in obtaining) any Regulatory Approvals (which actions shall include furnishing all information required in connection with such Regulatory Approvals) required to be obtained or made by Purchaser, Seller, the other Seller Entities or the Purchased Entities (or Subsidiaries thereof) or any of their Affiliates in connection with the Transaction or the other transactions contemplated by this Agreement. Additionally, Purchaser and Seller shall not, and shall cause their respective Affiliates not to, take any action after the date of this Agreement that would reasonably be expected to impair or materially delay the obtaining of, or result in not obtaining, any Regulatory Approval necessary to be obtained prior to the Closing.

(b) Prior to the Closing, Purchaser and Seller shall each keep the other apprised of the status of matters relating to the completion of the Transaction and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required Regulatory Approvals. In that regard, prior to the Closing, subject to the Confidentiality Agreement and Section 5.3, each Party shall promptly consult with the other Party to provide any necessary information with respect to (and, in the case of correspondence, provide the other Party (or its counsel) copies of) all Filings made by such Party or any of its Affiliates with any Governmental Entity or any other information supplied by such Party or any of its Affiliates to, or correspondence with, a Governmental Entity in connection with this Agreement, the Transaction and the other transactions contemplated by this Agreement. Subject to the Confidentiality Agreement and Section 5.3, each Party shall promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party orally of) any communication received by such Party or any of its Affiliates or Representatives from any Governmental Entity regarding the Transaction and the other transactions contemplated by this Agreement, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed communication with any such Governmental Entity. If either Party or any Affiliate or Representative of such Party receives a request for additional information or documentary material from any Governmental Entity with respect to the Transaction or the other transactions contemplated by this Agreement, then such Party will make, or cause to be made, promptly and after consultation with the other Party, an appropriate response in compliance with such request. None of Purchaser, its Affiliates or its Representatives shall participate in any meeting with any Governmental Entity in connection with this Agreement and the Transaction or the other transactions contemplated by this Agreement (or make oral submissions at meetings or in telephone or other conversations) unless it consults with Seller in advance and, to the extent not prohibited by such Governmental Entity, gives Seller the opportunity to attend and participate thereat. Subject to the Confidentiality Agreement and Section 5.3, each Party shall furnish the other Party with copies of all correspondence and Filings (and memoranda setting forth the substance thereof) between it or any of its Affiliates or Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement and the Transaction or the other transactions contemplated by this Agreement, and furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of Filings to any such Governmental Entity. Purchaser and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Agreement as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser or Seller, as the case may be) or its legal counsel; provided, however, that materials provided pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of or future plans for the Business or the Sale Process, (ii) as necessary to comply with contractual obligations or applicable Law and (iii) as necessary to address reasonable privilege concerns.

(c) Purchaser agrees to provide such security and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Entity or other third party whose Approval is sought in connection with the Transaction and the other transactions contemplated by this Agreement. Whether or not the Transaction is consummated, Purchaser shall be responsible for all fees and payments (including filing fees and legal and professional fees) to any third party or any Governmental Entity in order to obtain any Approvals pursuant to this Agreement, other than the fees of and payments to Seller’s legal and professional advisors.

(d) Notwithstanding anything in this Agreement to the contrary, none of Seller, the other Seller Entities or any of their respective Affiliates shall under any circumstance be required to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person to obtain any Approval. None of Seller, the other Seller Entities or any of their respective Affiliates shall have any Liability whatsoever to Purchaser or any of its Affiliates arising out of or relating to the failure to obtain any Approvals that may be required in connection with the Transaction and the other transactions contemplated by this Agreement or because of the termination of any Contract or any default under, or acceleration or termination of or loss of any benefit under, any Contract or other Purchased Asset as a result thereof. Purchaser acknowledges that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition to Purchaser’s obligations to consummate the transactions contemplated by this Agreement (other than as a result of the failure to satisfy a condition expressly set forth in Section 8.1(a)) shall be deemed not satisfied, as a result of (i) the failure to obtain any Approval, (ii) any such termination, default, acceleration or loss of benefit, or (iii) any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Approval or any of the foregoing. For the avoidance of doubt, Seller’s and its Affiliates’ obligations under this Section 5.1 shall be subject in all respects to the applicable provisions of Section 2.10.

Section 5.2 Covenants Relating to Conduct of Business.

(a) Except as set forth in Section 5.2 of the Seller Disclosure Schedules or as required by applicable Law or as otherwise expressly contemplated by the terms of this Agreement, or to the extent related to the Excluded Assets, the Retained Liabilities or the Retained Businesses, from the date of this Agreement to the Closing, and except as Purchaser may otherwise consent in writing to (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause each other Seller Entity and each Purchased Entity (and Subsidiary thereof) to, use reasonable best efforts to, and shall vote its interest in any Purchased Ventures (to the extent any relevant matter is voted upon by the holders of interests in the applicable Purchased Venture and the organizational documents of the applicable Purchased Venture grant Seller or such other Seller Entity or Purchased Entity or Subsidiary thereof the right to vote on such matter) and take such other action to the extent within its control so as to cause such Purchased Venture to use reasonable best efforts to, conduct the Business in all material respects in the ordinary course of business consistent with past practice; provided, however, that no action by Seller or its Affiliates with respect to matters specifically addressed by any other provision of this Section 5.2 shall be deemed a breach of this Section 5.2(a) unless such action would constitute a breach of such other provision.

(b) Except as set forth in Section 5.2 of the Seller Disclosure Schedules or as required by applicable Law or as otherwise expressly contemplated by the terms of this Agreement, or to the extent related to the Excluded Assets or the Retained Liabilities, from the date of this Agreement to the Closing, Seller shall not, and shall cause each Seller Entity and each Purchased Entity (and Subsidiary thereof) not to, and shall vote its interests in any Purchased Venture (to the extent any relevant matter is voted upon by the holders of interests in the applicable Purchased Venture or the organizational documents of the applicable Purchased Venture grant Seller or any Seller Entity or Purchased Entity or Subsidiary thereof the right to vote on such matter) and take such other action to the extent within its control so as to cause such Purchased Venture not to, in each case solely with respect to the Business, do any of the following without the prior consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(i) except as may be required under applicable Law or the terms of any Seller Benefit Plan as of the date hereof or in the ordinary course of business consistent with past practices, or in connection with any action that applies uniformly to Business Employees and other similarly situated employees of Seller or its Affiliates, (A) grant to any Business Employee who has a title of Vice President or above any increase in compensation or benefits or (B) adopt, enter into, amend, or terminate any Purchased Entity Benefit Plan;

(ii) (A) modify or amend the job duties or responsibilities of any Business Employee such that they no longer primarily provide services to or in connection with the Business, or (B) modify or amend the job duties of any non-Business Employee such that they commence primarily providing services to or in connection with the Business.

(iii) authorize or effect any amendment to, or change, the organizational documents of any Purchased Entity (or any Subsidiary thereof), or consent to any amendment to the organizational documents of any Purchased Venture;

(iv) enter into, materially amend or modify, or cancel or terminate any Collective Bargaining Agreement, other than entering into and renewals of Collective Bargaining Agreements on terms consistent with industry practice in the ordinary course of business;

(v) issue, sell, pledge, redeem, repurchase or transfer or propose to issue, sell, pledge, redeem, repurchase or transfer any equity interests of any of the Purchased Entities (or any of their Subsidiaries) or consent to the issuance, sale, pledge, redemption, repurchase or transfer of any Purchased Venture Interests, or securities convertible into, or exchangeable or exercisable for, or options with respect to, or warrants to purchase, or rights to subscribe for, equity interests of any of the Purchased Entities (or any of their Subsidiaries) or the Purchased Ventures (or any of their Subsidiaries), as applicable, in each case other than (A) to Seller, a Seller Entity or a Purchased Entity (or any of their respective Subsidiaries) or (B) the granting of Permitted Liens;

(vi) incur, create or assume any Lien, other than Permitted Liens, with respect to any asset of the Business other than (A) those that may be discharged at or prior to the Closing or (B) in the ordinary course of business consistent with past practice;

(vii) incur, create or assume, or consent to any Purchased Venture (or any Subsidiary thereof) incurring, creating or assuming, any indebtedness for borrowed money (including debt evidenced by loans, notes, bonds, debentures or other similar instruments) in excess of $2,000,000 in the aggregate, other than in the ordinary course of business or that will be settled at or prior to the Closing;

(viii) acquire any material assets, make any material investments in other Persons or dispose of any material assets of the Business, in each case, outside of the ordinary course of business consistent with past practice, other than (A) transactions where the amount of upfront consideration paid or transferred in connection with such transactions would not exceed $2,000,000 in the aggregate and (B) acquisitions or dispositions from or to Seller, a Seller Entity or a Purchased Entity (or any of their respective Subsidiaries);

(ix) (A) amend any material term of, or waive any material right under, fail to use reasonable efforts to enforce or voluntarily terminate (other than upon expiration in accordance with its terms), any Material Contract or Business Permit, or (B) enter into any Contract that, if in effect on the date hereof, would be a Material Contract (or make any Government Bid which, if accepted, would result in a Material Contract), other than, in each case of clauses (A) and (B), in the ordinary course of business consistent with past practice;

(x) make any material change in any method of financial accounting or financial accounting practice or policy applicable to the Business, other than such changes as are required by GAAP or applicable Law;

(xi) implement any early retirement programs or other voluntary employee termination programs, or any other layoffs or schedule reductions that would require notice under the WARN Act;

(xii) sell, assign, transfer, license, dispose of, terminate, cancel or abandon any material right or material license in any Business Intellectual Property, in each case other than the grant of non-exclusive licenses in the ordinary course of business consistent with past practice;

(xiii) make any capital expenditures or commitments for capital expenditures in excess of $2,000,000 in the aggregate;

(xiv) settle or compromise any material Proceeding (other than any Proceeding in respect of Taxes or Tax matters) other than in the ordinary course of business to the extent such settlement or compromise imposes material ongoing restrictions on the operations of the Business;

(xv) terminate the coverage of any Business Insurance Policy (other than upon the expiration or exhaustion of such coverage in accordance with its terms);

(xvi) make any material change to its policies or practices regarding collection of accounts receivable or payment of accounts;

(xvii) make, change or revoke any Tax election, change any annual Tax accounting period, change any Tax accounting method, amend any Tax Return, enter into any closing agreement with any Taxing Authority in respect of Tax, settle any Tax claim or assessment, surrender any right to claim a Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment (other than (A) automatic or automatically granted extensions or (B) extensions in connection with ongoing Tax Proceedings); in each case, except if such action would not reasonably be expected to result in a material increase in the Tax liability of a Purchased Entity or any of its Subsidiaries following the Closing Date; or

(xviii) authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions.

(c) Nothing contained in this Agreement shall be construed to give to Purchaser, directly or indirectly, rights to control or direct the Business’s operations prior to the Closing. Prior to the Closing, Seller (and its Affiliates) shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the operations of the Business. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that nothing in this Section 5.2 shall be deemed to limit the transfer of the Excluded Assets or the Retained Liabilities prior to, at or after the Closing.

Section 5.3 Confidentiality.

(a) Purchaser acknowledges that the information being provided to it in connection with the Transaction and the other transactions contemplated hereby is subject to the terms of that certain confidentiality agreement between Oroco Capital, LLC and Seller Parent, dated as of July 22, 2020 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference in their entirety and shall survive the Closing. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business; provided, however, that Purchaser acknowledges that its obligations of confidentiality and non-disclosure with respect to any and all other information provided to it by or on behalf of Seller, the other Seller Entities, the Purchased Entities or any of their respective Affiliates or Representatives, concerning the Retained Businesses, Seller, the other Seller Entities or any of their respective Affiliates (other than solely with respect to the Business and the Purchased Entities (and Subsidiaries thereof)) shall continue to remain subject to the terms and conditions of the Confidentiality Agreement, any termination of the Confidentiality Agreement that has occurred or would otherwise occur notwithstanding. The Parties expressly agree that, notwithstanding any provision of the Confidentiality Agreement to the contrary, including with respect to termination thereof, if, for any reason, the Closing does not occur and this Agreement is terminated, and the remaining term of the Confidentiality Agreement is less than twenty-four (24) months, the Confidentiality Agreement shall continue in full force and effect for a period of twenty-four (24) months following termination of this Agreement and otherwise in accordance with its terms, and this Agreement shall constitute the requisite consent of the Parties to amend the Confidentiality Agreement accordingly. As soon as reasonably practicable after the date hereof, Seller and its Affiliates shall request each counterparty (other than Purchaser or any of its Affiliates) to a confidentiality agreement to which Seller or any of its Affiliates is a party that was entered into with a potential purchaser of the Business (or a material portion thereof) in connection with the Sale Process (a “Sale Process NDA”) and to whom confidential information about the Business was furnished within the last year by or on behalf of Seller in connection with any actual or potential proposal by such Person to acquire the Business (or any material portion thereof), to, and to cause such Person’s applicable representatives to, promptly return or destroy all such confidential information to the extent required by such Sale Process NDAs. Prior to the termination of this Agreement, without Purchaser’s prior written consent, Seller shall not release any third party from, or waive, amend or modify any provision of, any Sale Process NDA. From and after the Closing, to the extent such Sale Process NDAs are not assigned to a Purchased Entity prior to Closing, Seller agrees to use its reasonable best efforts to enforce its rights under any Sale Process NDA for the benefit of Purchaser, as Purchaser reasonably requests in writing, at the sole cost and expense of Purchaser.

(b) Seller hereby agrees with Purchaser that it shall not, and shall not permit its Affiliates or their respective Representatives to, for a period of sixty (60) months from and after the Closing Date, directly or indirectly, without the prior written consent of Purchaser, disclose to any third party (other than Seller’s Affiliates and its and their respective Representatives) any confidential or proprietary information included in the Purchased Assets or related to the Business (“Confidential Business Information”); provided, however, that the term “Confidential Business Information” will not include any information (i) that becomes available to Seller or its Affiliates or their respective Representatives from and after the Closing, from a third party source that is not known by Seller to be under any obligations of confidentiality in respect of such information, (ii) that is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or (iii) that is or was derived independently by Seller, its Affiliates or any of their respective Representatives without use of Confidential Business Information. In addition, the foregoing shall not prohibit Seller, its Affiliates or any of their respective Representatives (A) from using Confidential Business Information for the purpose of complying with the terms of this Agreement or any of the Transaction Documents or any Contract that has not been assigned or transferred pursuant to Section 2.10, or (B) from disclosing Confidential Business Information that Seller, any of its Affiliates or its or their Representatives are required by Law (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) or requested by any Governmental Entity with jurisdiction over such Person to disclose (provided that Seller will, to the extent not legally prohibited, provide Purchaser with prompt written notice of such request so that Purchaser may seek, at its sole expense, an appropriate protective order and/or waive compliance with this Section 5.3(b)). Furthermore, the provisions of this Section 5.3(b) will not prohibit any retention of copies of records or any disclosure in connection with the preparation and filing of financial statements or Tax Returns of Seller or its Affiliates or any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby. The Parties acknowledge and agree that (x) Seller, the Seller Entities and their respective Affiliates currently, and following the Closing may continue to, maintain and expand business and commercial relationships (whether as a customer, supplier or otherwise) with the same Persons and engage in commercial relationships with such Persons and with Purchaser, and may employ, or continue to employ, individuals who previously worked in or with the Business and possess knowledge and Know-How used in, relating to, or arising from the Business and (y) nothing in this Section 5.3(b) shall prohibit or restrict the maintenance or expansion of any such relationships or employment of any such individuals; provided that Confidential Business Information is not disclosed in violation hereof.

Section 5.4 Access to Information.

(a) Seller shall afford to Purchaser and its Representatives reasonable access, upon reasonable notice during normal business hours, consistent with applicable Law and in accordance with the procedures established by Seller, during the period prior to the Closing, and solely for purposes of integration planning and in furtherance of the Transaction and the other transactions contemplated by this Agreement, to the properties, books, Contracts, assets, officers, agents, records and personnel of Seller and its Subsidiaries related to the Business and the Purchased Entities (and Subsidiaries thereof) that constitute Purchased Assets; provided, however, that (i) neither Seller nor any of its Affiliates shall be required to violate any obligation of confidentiality to which it or any of its Affiliates may be subject in discharging their obligations pursuant to this Section 5.4; (ii) Seller shall make available, or cause its Subsidiaries to make available, Business Employee personnel files only after the Closing Date and, with respect to any Business Employees, if and when Purchaser provides Seller with notice that the applicable Business Employees have provided Purchaser with a release permitting transfer of those files (provided that Seller shall not make, or cause to be made, available medical records, workers compensation records or the results of any drug testing; and that Purchaser shall indemnify and hold Seller and its Affiliates (including the other Seller Entities) harmless from any Liabilities arising out of or relating to the access to and/or transfer of such personnel files); and (iii) prior to the Closing Date, Purchaser shall not conduct any Phase II Environmental Site Assessment or conduct any invasive testing or any sampling of soil, sediment, surface water, ground water or building material at, on, under or within any facility on the Owned Real Property or the Leased Real Property, or any other property of Seller, the other Seller Entities, the Purchased Entities or any of their respective Affiliates.

(b) Purchaser agrees that any investigation undertaken pursuant to the access granted under Section 5.4(a) shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business, and none of Purchaser or any of its Affiliates or Representatives shall communicate with any of the employees of the Business without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Agreement to the contrary, neither Seller nor any of its Affiliates shall be required to provide access to or disclose information (i) where, based on the advice of counsel, such access or disclosure would jeopardize attorney-client or other applicable privilege or protection, or contravene any Laws or contractual obligations (it being agreed that, in the event that the restrictions of this sentence apply, Seller shall inform Purchaser as to the general nature of what is being withheld and shall cooperate in good faith to attempt to design and implement alternative disclosure arrangements to enable Purchaser to evaluate any such information without violating an obligation of confidentiality to any third party, jeopardizing the attorney-client or other applicable privilege or protection or contravening any Laws or contractual obligations), or (ii) if such information concerns the Sale Process.

(c) At and after the Closing, for a period of four (4) years, Purchaser shall, and shall cause its Affiliates to, afford Seller, its Affiliates and their respective Representatives, during normal business hours, upon reasonable notice, access to the properties, books, Contracts, records and employees of the Business and the Purchased Entities (and Subsidiaries thereof) to the extent that such access may be reasonably requested by Seller, including (and without limiting any of the rights of Seller or its Affiliates under Section 2.12 and Section 2.13) in connection with the Earn-Out Payment, the GDB Claims, the GGB Claims, the Claim Recoveries, Seller Parent’s Applicable GDB Portion, Seller Parent’s Applicable GGB Portion, the GGB Losses, the matters contemplated by Section 7.7, financial statements, taxes, reporting obligations and compliance with applicable Laws or other legitimate non-competitive purposes; provided, however, that (x) nothing in this Agreement shall limit any of Seller’s or any of its Affiliates’ rights of discovery in connection with any Proceeding and (y) this Section 5.4(c) shall not apply with respect to access to Tax Returns or cooperation with respect to Taxes or Tax matters, which shall be governed exclusively by Section 7.1; provided, further, that, notwithstanding anything else to the contrary herein, solely in connection with the Earn-Out Payment, the GDB Claims, the GGB Claims, the Claim Recoveries, Seller Parent’s Applicable GDB Portion, Seller Parent’s Applicable GGB Portion, the GGB Losses, the Retained Claim Recoveries or any amounts payable pursuant to Section 7.7, Purchaser’s obligations pursuant to this Section 5.4(c) shall not terminate after a period of four (4) after Closing, but shall continue until the applicable amounts are finally determined hereunder.

(d) At and after the Closing, for a period of three (3) years, Seller shall, and shall cause its Affiliates to, afford Purchaser, its Affiliates, the Purchased Companies (and Subsidiaries thereof) and their respective Representatives, during normal business hours, upon reasonable notice, access to the records of the Seller and its Subsidiaries to the extent that such access may be reasonably requested by Purchaser in connection with any services required to be provided by Seller and its Subsidiaries pursuant to the Transition Services Agreement; provided, however, that (x) Purchaser agrees that any confidential or proprietary information made available to Purchaser by Seller pursuant to this Section 5.4(d) concerning the Retained Businesses, Seller, the other Seller Entities or any of their respective Affiliates (other than solely with respect to the Business and the Purchased Companies (and Subsidiaries thereof)) shall continue to remain subject to the confidentiality obligations set forth in the proviso to the second sentence of Section 5.3(a) for a period of twenty-four (24) months from the date when such information is made available to Purchaser and (y) this Section 5.4(d) shall not apply with respect to access to Tax Returns or cooperation with respect to Taxes or Tax matters, which shall be governed exclusively by Section 7.1.

(e) Purchaser agrees to hold all the books and records of the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of five (5) years from the Closing Date or such longer time as may be required by Law, and thereafter, if it desires to destroy or dispose of such books and records other than in accordance with its then current retention policy, to offer first in writing at least thirty (30) days prior to such destruction or disposition to surrender them to Seller.

Section 5.5 Publicity. Neither Party nor any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement in respect of this Agreement, the Transaction or the other transactions contemplated by this Agreement without the prior written consent of the other Party, except as may be required by Law or stock exchange rules, in which case the Party required to publish such press release or public announcement shall use reasonable efforts to provide the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication; provided that the foregoing shall not apply to any press release or public announcement so long as any statements contained therein concerning the Transaction or the other transactions contemplated by this Agreement are consistent with previous releases or announcements made by the applicable Party with respect to which such Party has complied with the provisions of this Section 5.5. Notwithstanding the foregoing, Seller Parent shall be permitted to publicly announce this Agreement, the Transaction and the other transactions contemplated by this Agreement in a press release and/or Current Report on Form 8-K and in other applicable securities filings, provided that Seller Parent shall furnish Purchaser with an initial draft of the portion of any such press release related to this Agreement and the Transaction prior to publication thereof and reasonably consider any comments of Purchaser in good faith.

Section 5.6 Intercompany Accounts and Intercompany Arrangements.

(a) Immediately prior to the Closing (or prior thereto, if so determined by Seller), all intercompany balances and accounts (other than intercompany balances and accounts set forth in Section 5.6 of the Seller Disclosure Schedules) between the Seller Entities and any of their Affiliates (other than the Purchased Entities (and Subsidiaries thereof)), on the one hand, and the Purchased Entities (and Subsidiaries thereof), on the other hand, shall be settled or otherwise eliminated in such a manner as the Seller Entities shall determine in their sole discretion (including, if so determined by Seller, by the Seller Entities or any of their Affiliates removing from any Purchased Entity (or Subsidiary thereof) any or all Cash Amounts or funds from cash pools by means of dividends, distributions, contribution, the creation or repayment or refinancing of intercompany debt, increasing or decreasing of cash pool balances or otherwise). Any such intercompany balances and accounts that are settled after 12:01 a.m. (Pacific Time) on the Closing Date but in connection with the Closing shall be deemed for purposes of this Agreement to have been settled as of immediately prior to 12:01 a.m. (Pacific Time) on the Closing Date. Intercompany balances and accounts solely among any of the Purchased Entities (or Subsidiaries thereof) shall not be affected by the above provisions of this Section 5.6. Immediately prior to the Closing (or prior thereto, if so determined by Seller), except for the Transaction Documents to be entered into in connection with this Agreement and any arrangements, understandings or Contracts set forth in Section 5.6 of the Seller Disclosure Schedules, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, between the Seller Entities, on the one hand, and the Purchased Entities (or Subsidiaries thereof), on the other hand, shall automatically be terminated without further payment or performance and cease to have any further force and effect, such that no party thereto shall have any further obligations or Liabilities therefor or thereunder.

(b) Except to the extent provided to the contrary in this Section 5.6, effective as of the Closing, Purchaser, on behalf of itself and its Affiliates, including the Purchased Companies and their Subsidiaries, hereby releases Seller and each of its Affiliates (and their respective officers, directors and employees, acting in their capacities as such) from any Liability, obligation or responsibility to any of them for any and all past actions or failures to take action prior to the Closing directly or indirectly relating to or arising out of the Business, the Retained Businesses, or the operations of the Purchased Companies (or their Subsidiaries) prior to the Closing, or relating to or arising out of Seller’s or its Affiliate’s ownership of the Purchased Assets, except for any obligation pursuant to the provisions of this Agreement or the other Transaction Documents.

(c) Except to the extent provided to the contrary in this Section 5.6, effective as of the Closing, Seller, on behalf of itself and its Affiliates, hereby releases the Purchased Companies and their Subsidiaries (and their respective officers, directors and employees, acting in their capacities as such) from any Liability, obligation or responsibility to any of them for any and all past actions or failures to take action prior to the Closing directly or indirectly relating to or arising out of the Business, the Retained Businesses, or the operations of the Purchased Companies (or their Subsidiaries) prior to the Closing, or relating to or arising out of the Purchased Companies’ (or their Subsidiaries’) ownership of the Purchased Assets, except for any obligation pursuant to the provisions of this Agreement or the other Transaction Documents.

Section 5.7 Financial Obligations. At or prior to the Closing, Purchaser and Seller shall cooperate and use their reasonable best efforts to arrange for substitute letters of credit, surety bonds, Purchaser guarantees, advance payment guarantees, or other obligations of Purchaser or its Affiliates (or any combination of the foregoing) to replace the outstanding letters of credit, surety bonds, guarantees, advance payment guarantees and other contractual obligations entered into by or on behalf of Seller or any of its Affiliates (other than the Purchased Entities (and Subsidiaries thereof)) (or by or on behalf of any former Affiliates of Seller to the extent Seller or any of its Affiliates retains any indemnification or similar contractual obligations in respect thereof, including pursuant to the Purchase and Sale Agreement, dated as of October 12, 2019, as amended or supplemented from time to time, by and between AECOM and Maverick Purchaser Sub, LLC) in each case to the extent arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities (together, the “Guarantees”) and Purchaser and its applicable Affiliates shall assume all obligations under each Guarantee and use commercially reasonable efforts to obtain from the creditor or other counterparty a full and irrevocable release of Seller and its Affiliates that are liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other Liabilities to a counterparty in connection with the Guarantees. Purchaser further agrees that to the extent Seller or any of its Affiliates incurs any cost or expense, or is required to make any payment, or is subject to any claim or Proceeding, in connection with such Guarantees on or after the Closing, Purchaser shall indemnify and hold harmless Seller and its Affiliates against, and reimburse Seller and its Affiliates for, any and all Liabilities or amounts paid, including costs or expenses in connection with such Guarantees, including Seller’s and any of its Affiliates’ expenses in maintaining such Guarantees, whether or not any such Guarantee is drawn upon or required to be performed, and shall in any event promptly and in no event later than three (3) Business Days after written demand therefor from Seller, reimburse Seller and any of its Affiliates to the extent that any Guarantee is called upon and Seller or any of its Affiliates makes any payment or incurs any Liability in respect of any such Guarantee. For any Guarantees for which Purchaser or any of its Affiliates, as applicable, is not substituted in all respects for Seller and its Affiliates (or for which Seller and its Affiliates are not fully released) effective as of the Closing and that cannot otherwise be terminated effective as of the Closing (with Seller and its Affiliates to be fully released in respect thereof), Purchaser and Seller shall cooperate and use their reasonable best efforts to effect such substitution or termination and release as promptly as practicable after the Closing in accordance with the foregoing provisions of this Section 5.7. Without limiting the foregoing, neither Purchaser nor any of its Affiliates shall extend or renew any Contract containing or underlying a Guarantee unless, prior to or concurrently with such extension or renewal, Purchaser or its Affiliates are substituted in all respects for Seller and its Affiliates, and Seller and its Affiliates are fully released, in respect of all Liabilities under such Guarantees.

Section 5.8 IP Matters.

(a) Neither Purchaser nor any of its Affiliates (including the Purchased Companies or any of their Subsidiaries) shall acquire any rights in, or use, or have the right to use, the AECOM Name and AECOM Marks or any name or mark that is similar to or embodying the AECOM Name and AECOM Marks. As promptly as reasonably practicable following the Closing, Purchaser shall cause each of the Purchased Companies (and Subsidiaries thereof) having a name, Mark or logo that includes the AECOM Name and AECOM Marks to change its name to a name that does not include the AECOM Name and AECOM Marks, including making any Filings necessary to effect such change within sixty (60) days following the Closing, and shall complete the removal of the AECOM Name and AECOM Marks (i) within sixty (60) days following the Closing from all websites, social and mobile media or other digital content in their possession or control and (ii) within six (6) months following the Closing from all products, signage, vehicles, properties, technical information, stationery and promotional or other marketing materials and other assets. Seller and Purchaser agree to the matters set forth in Section 5.8 of the Seller Disclosure Schedules. Seller Parent hereby grants to the Purchased Companies and their Subsidiaries a royalty-free, fully paid-up, non-exclusive, non-sublicensable, non-assignable, limited right and license to use the AECOM Name and AECOM Marks solely for the above time periods and purposes. Purchaser agrees that any use of the AECOM Name and AECOM Marks by any of the Purchased Companies or their Subsidiaries pursuant to such license will be in a manner consistent with past practice and transitional “phase out” use and that the Purchased Companies and their Subsidiaries will maintain quality standards at least as high as those in effect as of the Closing Date with respect to any goods or services provided or delivered using the AECOM Name and AECOM Marks and shall cease to hold themselves out as having any affiliation with Seller Parent or its Subsidiaries from and after the Closing.

(b) Seller Parent and its applicable Subsidiaries hereby grant to Purchaser and the Purchased Entities (and their Subsidiaries), effective as of the Closing, a perpetual, irrevocable, royalty-free, fully paid-up, non-exclusive, non-sublicensable, non-assignable, limited, personal license to use the Intellectual Property (excluding the AECOM Name and AECOM Marks and any other Marks and excluding any Business Intellectual Property) used or held for use in the Retained Businesses and that Purchaser can demonstrate was used by Seller Parent or its Subsidiaries (including the Purchased Entities and their Subsidiaries) in operating the Business during the twelve (12)-month period prior to the Closing (the “Seller Licensed Intellectual Property”) solely to the extent and in the manner as such Seller Licensed Intellectual Property was used in the operation of the Business during such twelve (12)-month period. The Seller Licensed Intellectual Property shall be licensed on an “as-is, where-is” basis without any representation or warranty whatsoever, and all implied warranties are hereby disclaimed by Seller Parent and its Subsidiaries. Purchaser, on behalf of itself and its Subsidiaries, and following the Closing, the Purchased Companies and their Subsidiaries, acknowledges that except as may be expressly provided in the Transition Services Agreement, Seller Parent and its Subsidiaries are not obligated to furnish or make available to Purchaser or the Purchased Companies or their Subsidiaries any updates to the Seller Licensed Intellectual Property or any technical information or support of any kind. Purchaser acknowledges and agrees that nothing in this Section 5.8(b) shall constitute a transfer of ownership of any Intellectual Property from Seller Parent or any of its Subsidiaries to Purchaser or any of its Subsidiaries (including, following the Closing, the Purchased Companies and their Subsidiaries).

(c) Purchaser hereby grants, and as of the Closing will cause the applicable Purchased Entities (and their Subsidiaries) to grant, effective as of the Closing, a perpetual, irrevocable, royalty-free, fully paid-up, non-exclusive, non-sublicensable, non-assignable, limited, personal license to use the Business Intellectual Property that Seller Parent can demonstrate was used by Seller Parent or its Subsidiaries in operating the Retained Businesses during the twelve (12)-month period prior to the Closing (the “Purchaser Licensed Intellectual Property”) solely to the extent and in the manner as such Purchaser Licensed Intellectual Property was used in the operation of the Retained Businesses during such twelve (12)-month period. The Purchaser Licensed Intellectual Property shall be licensed on an “as-is, where-is” basis without any representation or warranty whatsoever, and all implied warranties are hereby disclaimed by Purchaser. Seller Parent and its Subsidiaries acknowledge that except as may be expressly provided in the Transition Services Agreement, Purchaser and its Subsidiaries (including the Purchased Entities and their Subsidiaries) are not obligated to furnish or make available to Seller Parent or its Subsidiaries any updates to the Purchaser Licensed Intellectual Property or any technical information or support of any kind. Seller Parent acknowledges and agrees that nothing in this Section 5.8(c) shall constitute a transfer of ownership of any Business Intellectual Property from Purchaser or any of its Subsidiaries (including, following the Closing, the Purchased Entities and their Subsidiaries) to Seller Parent or any of its Subsidiaries.

Section 5.9 Insurance. From and after the Closing, the Business, the Purchased Companies, the Purchased Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof, shall cease to be insured by Seller’s or its Affiliates’ insurance policies or by any of their self-insured programs (other than the Business Insurance Policies), and neither Purchaser nor its Affiliates (including the Business and the Purchased Companies and their Subsidiaries) shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds) to cover the Business, the Purchased Companies, the Purchased Assets, the Assumed Liabilities, or the operations or assets or Liabilities in respect thereof (other than the Business Insurance Policies). Notwithstanding the foregoing, following the Closing, with respect to events or circumstances to the extent relating to the Business, the Purchased Assets and Assumed Liabilities that occurred or existed prior to the Closing that are covered by third-party occurrence-based insurance policies of Seller or its Affiliates (the “Seller Insurance Policies”), Seller shall cooperate with Purchaser to submit any claims under the Seller Insurance Policies solely to the extent such coverage is available under the Seller Insurance Policies and Purchaser elects to submit such claims. For the avoidance of doubt, Purchaser shall be entitled to any proceeds arising out of any such claim, and Seller and its Affiliates shall cause any such proceeds to be paid or remitted to Purchaser or its designee, whether by delivering notices or other instruments to the applicable insurers that Purchaser or its designee is the payee with respect to the applicable claim, remitting such proceeds directly to Purchaser or its designee upon receipt by Seller or its applicable Affiliate, entering into escrow, trust or security arrangements with respect to such proceeds (or anticipated proceeds), or otherwise. Purchaser shall indemnify, hold harmless and reimburse Seller or its applicable Affiliates for any deductibles, self-insured retention, fees, indemnity payments, settlements, judgments, legal fees, allocated claims expenses and claim handling fees and other costs or expenses (including any increased costs or premiums incurred by Seller or any of its Affiliates) as a result of any such claims or Purchaser’s access to such Seller Insurance Policies following the Closing. Seller or its Affiliates may amend any insurance policies in the manner that Seller or its Affiliates deem appropriate to give effect to this Section 5.9. Except as expressly provided in this Section 5.9, from and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for the Business, the Purchased Companies, the Purchased Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof, including maintenance of project-specific insurance policies. Except as expressly provided in this Section 5.9, Purchaser further covenants and agrees not to seek to assert or to exercise any rights or claims of, or in respect of, the Business, the Purchased Companies, the Purchased Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof, under or in respect of any past or current insurance policy under which any of the foregoing is a named insured (other than the Business Insurance Policies).

Section 5.10 Litigation Support. In the event that and for so long as Seller or any of its Affiliates is prosecuting, contesting or defending any Proceeding, investigation, charge, claim or demand by or against a third party (for the avoidance of doubt, other than Purchaser or any of its Affiliates including the Purchased Companies) in connection with (a) the Transaction or any of the other transactions contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business, the Purchased Companies or their Subsidiaries, the Purchased Assets, the Assumed Liabilities, the Excluded Assets or the Retained Liabilities, Purchaser shall, and shall cause its Affiliates (and its and their officers and employees and Representatives) to, cooperate with Seller Parent and its counsel in such prosecution, contest or defense, including making available its personnel, and providing such testimony and access to its books and records and other information as shall be reasonably necessary in connection with such prosecution, contest or defense provided that (x) such cooperation does not unreasonably interfere with the conduct of the Business and (y) Seller reimburses Purchaser and its Affiliates for any out-of-pocket costs and expenses (but not, for the avoidance of doubt, any internal costs, including employee costs) incurred in connection with such cooperation. For the avoidance of doubt, without limiting any of Purchaser’s obligations pursuant to this Section 5.10, and notwithstanding anything in this Agreement to the contrary, Seller Parent shall retain full control of prosecuting, contesting, defending, compromising, settling or taking any other action related to or in connection with any Proceeding, investigation, charge, claim or demand by or against a third party related to any Retained Businesses, Excluded Asset or Retained Liability, whether arising before or after the Closing, and neither Purchaser nor its Affiliates shall have any rights in connection therewith, other than the right to indemnification for Retained Liabilities pursuant to Article X.

Section 5.11 Payments.

(a) Seller shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Purchaser (or its designated Affiliates) any monies or checks that have been sent to Seller or any of its Affiliates after the Closing Date by customers, suppliers or other contracting parties of the Business or the Purchased Companies or their Subsidiaries to the extent that they constitute a Purchased Asset and are the property of Purchaser hereunder.

(b) Purchaser shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Seller (or its designated Affiliates) any monies or checks that have been sent to Purchaser or any of its Affiliates (including the Business and the Purchased Companies and their Subsidiaries) after the Closing Date to the extent that they constitute an Excluded Asset and are the property of Seller or its Affiliates hereunder.

Section 5.12 Non-Solicitation of Employees.

(a) For a period of two (2) years from the Closing Date, without the prior written consent of Purchaser, as to any Business Employee with the title of Vice President or above as of immediately prior to the Closing who shall have become employed by Purchaser or its Subsidiaries as of immediately following the Closing (a “Seller Covered Person”), Seller Parent agrees that none of Seller Parent or any of its Subsidiaries will, directly or indirectly, engage to provide services or solicit for employment any Seller Covered Person; provided that Seller Parent and its Subsidiaries shall not be precluded from soliciting, engaging to provide services or taking any other action with respect to, any such individual (i) whose employment ceased prior to commencement of employment discussions between Seller Parent or its Subsidiaries and such individual, (ii) who responds to solicitation not specifically targeted at employees of Purchaser or any of its Affiliates (including by a search firm or recruiting agency) or (iii) who initiates discussions regarding such employment without any solicitation by Seller Parent or its Subsidiaries in violation of this Agreement; and provided, further, that Seller Parent and its Affiliates shall not be restricted from engaging in solicitations or advertising not targeted at any such Persons described above.

(b) For a period of two (2) years from the Closing Date, without the prior written consent of Seller, as to any employee of Seller Parent or its Subsidiaries with the title of Vice President or above as of immediately prior to the Closing (other than any Business Employee who shall have become employed by Purchaser or its Subsidiaries as of immediately following the Closing) (a “Purchaser Covered Person”), Purchaser agrees that none of Purchaser or any of its Subsidiaries will, directly or indirectly, engage to provide services or solicit for employment any Purchaser Covered Person; provided that Purchaser and its Subsidiaries shall not be precluded from soliciting, engaging to provide services or taking any other action with respect to, any such individual (i) whose employment ceased prior to commencement of employment discussions between Purchaser or its Subsidiaries and such individual, (ii) who responds to solicitation not specifically targeted at employees of Seller or any of its Affiliates (including by a search firm or recruiting agency) or (iii) who initiates discussions regarding such employment without any solicitation by Purchaser or its Subsidiaries in violation of this Agreement; and provided, further, that Purchaser and its Affiliates shall not be restricted from engaging in solicitations or advertising not targeted at any such Persons described above.

Section 5.13 Misallocated Assets.

(a) Subject to Section 2.10, if, at any time after the Closing, any asset held by Purchaser or any of its Affiliates (including the Purchased Companies and their Subsidiaries) is ultimately determined to be an Excluded Asset or Purchaser or any of its Affiliates is found subject to a Retained Liability, (i) Purchaser shall return or transfer and convey (without further consideration) to Seller or the appropriate Affiliate of Seller such Excluded Asset or Retained Liability; (ii) Seller shall, or shall cause its appropriate Affiliate to, assume (without further consideration) such Retained Liability; and (iii) Seller and Purchaser shall, and shall cause their appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Excluded Asset or Retained Liability back to Seller or its appropriate Affiliate, in each case such that each Party is put into the same economic position as if such action had been taken on or prior to the Closing Date.

(b) Subject to Section 2.10, if, at any time after the Closing, any asset held by Seller or its Affiliates is ultimately determined to be a Purchased Asset or Seller or any of its Affiliates is found to be subject to an Assumed Liability, (i) Seller shall return or transfer and convey (without further consideration) to Purchaser such Purchased Asset or Assumed Liability; (ii) Purchaser shall assume (without further consideration) such Assumed Liability; and (iii) Seller and Purchaser shall, and shall cause their appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Purchased Asset or Assumed Liability back to Purchaser, in each case such that each Party is put into the same economic position as if such action had been taken on or prior to the Closing Date.

Section 5.14 Use of Past Performance.

(a) Seller acknowledges and agrees that, from and after the Closing, Purchaser and its Affiliates, including the Purchased Companies (and Subsidiaries thereof), may make factual statements that truthfully and reasonably reference the Business’s past performance in support of future bids and solicitations, as permitted by applicable Law and the terms of the relevant solicitation, and to the extent that such past performance of the Business was conducted by Seller and its Affiliates, such reference may refer to Seller and its Affiliates. However, Seller and its Affiliates make no representation or warranty regarding whether a soliciting body or customer will accept and/or favorably consider or evaluate such past performance. Purchaser and the Purchased Companies (and their Subsidiaries) acknowledge and agree that no such references may be made in respect of work outside the scope of the Business.

(b) Purchaser and the Purchased Companies and their Subsidiaries acknowledge and agree that, from and after the Closing, Seller and its Affiliates and their successors in interest may make factual statements that truthfully and reasonably reference the past performance of the Purchased Companies (and their Subsidiaries) in support of future bids and solicitations, as permitted by applicable Law and the terms of the relevant solicitation, and to the extent that such past performance of the Business was conducted by the Purchased Companies or their Subsidiaries, such reference may refer to the Purchased Companies or their Subsidiaries. However, Purchaser and its Affiliates make no representation or warranty regarding whether a soliciting body or customer will accept and/or favorably consider or evaluate such past performance.

Section 5.15 Representations and Warranty Policy. Purchaser may, in its discretion, obtain a customary representations and warranties insurance policy with respect to this Agreement and the Transaction (a “R&W Insurance Policy”) at or prior to the Closing. In such instance, Purchaser agrees to use reasonable best efforts to keep the R&W Insurance Policy in full force and effect for the policy period set forth therein. Purchaser shall provide a copy of the R&W Insurance Policy to Seller upon request. Purchaser agrees that the R&W Insurance Policy will expressly exclude any right of subrogation against Seller and its Affiliates and their respective officers, directors and employees, and neither Purchaser nor its Affiliates will amend or waive such subrogation provisions without Seller’s prior written consent.

Section 5.16 Seller Parent Conditional Guaranty. Seller Parent and Purchaser shall cooperate in good faith and use their respective reasonable best efforts between the date hereof and the Closing to agree on the final terms of a conditional guaranty (the “Seller Parent Conditional Guaranty”) substantially on the terms set forth in Exhibit B and such other terms (or modifications to the terms set forth in Exhibit B) as may be reasonably requested prior to the Closing by any surety providing bonds and/or a bonding program to the Business (it being understood that any such requested term or modification which increases the amount of any of the Guaranteed Obligations or Payment Obligations (each as defined in Exhibit B) or the underlying receivables to which such Guaranteed Obligations or Payment Obligations relate or Seller Parent’s right to consent to any settlement in respect of any claim relating to a Guaranteed Obligation or that would otherwise reasonably be expected to have a material impact on the benefits that Seller Parent would reasonably expect to derive from the transactions contemplated hereby shall be deemed not reasonable), to be entered into at Closing.

Section 5.17 Reserved.

Section 5.18 Receivables Cooperation. Purchaser agrees that from and after the Closing, Purchaser shall promptly, and in any event in accordance with the terms of the account purchase agreements set forth on Section 5.18 of the Seller Disclosure Schedules (the “Account Purchase Agreements”) as in effect immediately prior to the Closing, transfer to the applicable counterparties to the Account Purchase Agreements any cash amounts received by Purchaser or any of its Affiliates (including the Purchased Companies and their Subsidiaries) in respect of receivables sold or transferred by Seller or its Affiliates (including the Purchased Companies and their Subsidiaries) prior to the Closing pursuant to the Account Purchase Agreements to the extent such cash amounts were not included in the calculation of Closing Working Capital.

Section 5.19 MEPP. If, following the Closing Date and prior to the later of (x) the date of the final determination of the Earn-Out Payment or (y) the date of the final determination of the aggregate Retained Claim Recovery payable to Seller Parent (or its designated Subsidiaries) hereunder in respect of GGB Claim Recoveries, the Central States Southeast, Southwest Areas Pension Plan (the “Central States MEPP”) assesses the Purchased Entities or any of its Subsidiaries for a required contribution to the Central States MEPP that (i) is directly related to a “partial withdrawal” (as defined in Section 4205 of ERISA) or “complete withdrawal” (as defined in Section 4203 of ERISA) from the Central State MEPP that occurred prior to the Closing Date, (ii) is a non-ordinary course contribution assessed against all participating employers in the Central States MEPP and is other than a contribution increase with respect to continued participation in the Central States MEPP generally, (iii) results from the termination of the Central States MEPP by action of the trustees (a “Plan Termination” as defined in ERISA 4041A(a)(1)) or (iv) results in the termination of the Central States MEPP by virtue of the withdrawal of every employer (a “Mass Withdrawal” as defined in ERISA 4041A(a)(2)), in each case with respect to Business Employees or Former Business Employees (the events in clauses (i) through (iv) referred to as the “Reimbursable Contribution Events”), then, without duplication, the Earn-Out Payment or any Retained Claim Recovery amount payable to Seller Parent will be reduced, but in each case not below Zero Dollars ($0), until the amount of such reductions is equal to the amount a Purchased Entity or its Subsidiary (taking into account any contributions of other owners of any such Subsidiary) is required to contribute to the Central States MEPP as a result of the Reimbursable Contribution Events, net of any Tax benefit actually realized by Purchaser or its Affiliates (including the Purchased Companies and their Subsidiaries) as a result of, arising from or attributable to such contribution (the “Contribution Amount”); provided, that notwithstanding the foregoing or anything to the contrary herein, in no event shall the Contribution Amount exceed Six Million Two Hundred Thousand Dollars ($6,200,000) in the aggregate with respect to all Reimbursable Contribution Events. In no event will an event or condition giving rise to a contribution to the Central States MEPP be considered a Reimbursable Contribution Event if it is attributable, directly or indirectly, to the actions or omissions of the Purchaser or its Affiliates (including, following the Closing Date, the Purchased Entities or their Subsidiaries). In the event notice of such assessment is delivered to a Purchased Entity or its Subsidiaries, Purchaser or its Affiliates, Purchaser shall promptly provide Seller Parent with a notice and a copy of any documentation relating to such assessment and the Parties will cooperate and take all reasonable action to dispute such assessment and/or mitigate the amount thereof.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.1 Transfer of Business Employees.

(a) Transfer of Business Employees Generally. On or prior to the Closing: Seller and its Affiliates shall use commercially reasonable efforts to take such steps as are required to transfer the employment of the Business Employees listed on Section 6.1(a) of the Seller Disclosure Schedules to a Purchased Entity (or a Subsidiary thereof).

(b) Long-Term Disability Business Employees. If any Business Employee or Former Business Employee who is receiving long-term disability benefits as of the Closing Date notifies Purchaser, within twelve (12) months following the Closing Date, that he or she is able to return to work, Purchaser shall offer employment to such employee on terms consistent with those applicable to Business Employees generally under this Article VI. Purchaser shall return to work any inactive Business Employee who is subject to a Collective Bargaining Agreement and who is receiving long-term disability benefits as of the Closing Date, but who subsequently becomes able to return to work within the period provided in the Collective Bargaining Agreement that applied to him or her immediately prior to the Closing Date.

(c) Definitions. For purposes of this Agreement, any Business Employee whose employment transfers pursuant to this Section 6.1 shall be referred to as a “Continuing Employee.”

Section 6.2 Compensation and Employee Benefits.

(a) Compensation and Benefits Comparability. For a period of one (1) year following the Closing, or such longer period as required by applicable Law, Purchaser shall, or shall cause its Affiliates to, provide to each Continuing Employee during his or her employment with Purchaser and its Affiliates (i) base salary or wage rates that are not less than those in effect for such Continuing Employee immediately prior to the Closing, (ii) annual cash incentive compensation opportunities that are no less favorable in the aggregate than those in effect for such Continuing Employee immediately prior to the Closing, and (iii) employee benefits (excluding equity-based compensation, long-term incentive compensation opportunities, defined benefits pursuant to qualified and nonqualified retirement plans, deferred compensation arrangements, and retiree medical benefits and other retiree health and welfare arrangements) that, in the aggregate, substantially comparable to those in effect for such Continuing Employee immediately prior to the Closing.

(b) Severance or Other Termination Liabilities for Former Business Employees. Seller and its Affiliates shall be solely responsible for any severance or termination payments or benefits payable to Business Employees (prior to the Closing Date) or Former Business Employees with respect to terminations of employment occurring prior to the Closing Date, including pursuant to a Seller Benefit Plan, except to the extent such Liability is reflected in Closing Working Capital.

(c) Service Credit. For purposes of vesting and eligibility to participate under the employee benefit plans of Purchaser and its Affiliates providing benefits to any Continuing Employees after the Closing (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with Seller and its Affiliates and their respective predecessors prior to the Closing, to the same extent as such Continuing Employee was entitled, prior to the Closing, to credit for such service under any similar Seller Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Closing; provided that the foregoing shall not apply for purposes of benefit accrual under any defined benefit pension plan or retiree medical plan (except as otherwise required by applicable Law) or to the extent that its application would result in a duplication of benefits for the same period of service. In addition, and without limiting the generality of the foregoing, each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Seller Benefit Plan in which such Continuing Employee participated immediately before the Closing (such plans, collectively, the “Old Plans”).

(d) Welfare Plans. For purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Purchaser shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Seller Benefit Plans in which such Continuing Employee participated immediately prior to the Closing, and Purchaser shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(e) Flexible Spending Accounts. If the Closing Date occurs after December 31, 2020, Seller and Purchaser shall take all actions necessary or appropriate so that, effective as of the Closing Date, (i) the account balances (whether positive or negative) (the “Transferred FSA Balances”) under the applicable flexible spending plan of Seller or its Affiliates (collectively, the “Seller FSA Plan”) of the Continuing Employees who are participants in the Seller FSA Plan shall be transferred to one or more comparable plans of Purchaser (collectively, the “Purchaser FSA Plan”); (ii) the elections, contribution levels and coverage levels of such Continuing Employees shall apply under the Purchaser FSA Plan in the same manner as under the Seller FSA Plan; and (iii) such Continuing Employees shall be reimbursed from the Purchaser FSA Plan for claims incurred at any time during the plan year of the Seller FSA Plan in which the Closing Date occurs that are submitted to the Purchaser FSA Plan from and after the Closing Date on the same basis and the same terms and conditions as under the Seller FSA Plan. As soon as practicable after the Closing Date (occurring after December 31, 2020), and in any event within ten (10) Business Days after the amount of the Transferred FSA Balances is determined, Seller shall pay Purchaser the net aggregate amount of the Transferred FSA Balances, if such amount is positive, and Purchaser shall pay Seller the net aggregate amount of the Transferred FSA Balances, if such amount is negative.

(f) Accrued Vacation, Sick Leave and Paid Time Off. Purchaser will recognize and assume all Liability with respect to accrued but unused vacation, sick leave and paid time off for all Continuing Employees (including any Liability to Continuing Employees for payments in respect of earned but unused vacation, sick leave and paid time off that arise as a result of the transfer of employment contemplated by Section 6.1), to the extent reflected in Closing Working Capital or the Adjustment Amount. Purchaser shall allow Continuing Employees to use the vacation, sick leave and paid time off recognized or established in accordance with the first sentence of this Section 6.2(f) in accordance with the terms of Seller’s and its applicable Affiliates’ programs in effect immediately prior to the Closing Date (in addition to, and not in lieu of, any vacation, sick leave and paid time off accrued under the applicable plans or policies of Purchaser or its Affiliates on or following the Closing).

Section 6.3 Seller Benefit Plans. Except as required by applicable Law, from and after the Closing, the Continuing Employees shall cease to be active participants in the Seller Benefit Plans that are not Purchased Entity Benefit Plans.

Section 6.4 Purchased Entity Benefit Plans. Purchaser and its Affiliates shall (indirectly) assume all assets (if any) and Liabilities related to all Purchased Entity Benefit Plans by virtue of Purchaser’s acquisition of the Purchased Entity Shares. To the extent a Purchased Entity Benefit Plan is not required to be funded by applicable Law, there shall be no transfer of assets from Seller or its Affiliates (including the Purchased Entities and their Subsidiaries) . Purchaser shall indemnify and hold harmless Seller and its Affiliates and their officers, directors, employees, and agents from and against any and all costs, damages, losses, expenses, or other Liabilities arising out of or related to the Purchased Entity Benefit Plans.

Section 6.5 U.S. Defined Contribution Plans. Effective as of the Closing, Purchaser shall create or designate defined contribution plans (collectively, the “Purchaser DC Plans”) for the benefit of the Continuing Employees who participated in one or more of the Seller Benefit Plans that are single-employer defined contribution plans maintained by Seller or its Affiliates (other than the Purchased Entities and their Subsidiaries) and that are intended to be qualified under Section 401(a) of the Code immediately prior to the Closing (collectively, the “Seller DC Plans”). Such Continuing Employees are referred to hereinafter as the “DC Employees.” To the extent permitted by applicable Law, DC Employees shall be given credit under the respective Purchaser DC Plan for all service with and compensation from Seller and its Affiliates and their respective predecessors as if it were service with and compensation from Purchaser for purposes of determining eligibility, vesting and the amount of any levels of benefits under each respective Purchaser DC Plan.

Section 6.6 Deferred Compensation Plan Liabilities. Seller shall retain the Liability for all payments due under the Seller Deferred Compensation Plans. Purchaser shall notify Seller of the occurrence of a “separation from service” under Section 409A of the Code of any Continuing Employee who participates in a Seller Deferred Compensation Plan (provided that Seller provides Purchaser a list of such individuals), as promptly as practicable but in no event later than thirty (30) days thereafter. To the extent requested by Seller, Purchaser shall facilitate through Purchaser’s payroll system the payment of any amounts payable to Continuing Employees under the Seller Deferred Compensation Plans, with the amount of any such payment (and the related employer portion of the applicable Taxes) to be prefunded by Seller to Purchaser. “Seller Deferred Compensation Plans” means the nonqualified deferred compensation plans maintained by Seller and its Affiliates (other than the Purchased Entities and their Subsidiaries) immediately prior to the Closing.

Section 6.7 Labor Matters. Purchaser and Seller shall, and shall cause their Affiliates to, cooperate to take all steps, on a timely basis, as are required under applicable Law or any Collective Bargaining Agreement to notify, consult with, or negotiate the effect, impact, terms or timing of the transactions contemplated by this Agreement with each works council, union, labor board, employee group, or Governmental Entity (with respect to labor and similar matters) where so required under applicable Law. Seller shall regularly review with Purchaser the progress of the notifications, consultations and negotiations with each works council, union, labor board, employee group and such Governmental Entity regarding the effect, impact or timing of the transactions contemplated by this Agreement. Purchaser and Seller shall, and shall cause their applicable Affiliates to, comply with all applicable Laws, directives and regulations relating to such matters.

Section 6.8 Workers’ Compensation. Effective as of the Closing, Purchaser and its Affiliates shall be responsible for all workers’ compensation benefits payable to or on behalf of the Business Employees who become Continuing Employees or Former Business Employees who were employed by a Purchased Entity immediately prior to their termination of employment, whether arising prior to, on or after the Closing Date.

Section 6.9 Immigration Compliance. Purchaser and Seller shall, and shall cause their Affiliates to, cooperate to take all steps, on a timely basis, as are required under applicable Law to ensure continued employment from and following the Closing for those Continuing Employees who are working pursuant to a visa or similar short-term work permit as of the Closing Date.

Section 6.10 Communications. Prior to the Closing, any employee notices or communication materials (including website postings) from Purchaser or its Affiliates or Seller or its Affiliates, as applicable, to the Business Employees, including notices or communication materials with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement or employment thereafter, shall be subject to the prior timely review and comment of the other Party, which comments shall be considered in good faith by the other Party.

Section 6.11 Third-Party Beneficiary Rights. This Article VI is included for the sole benefit of the parties to this Agreement and their respective transferees and permitted assigns and does not and shall not create any right in any Person, including any current or former employee of Seller or any of its Affiliates, any Business Employee, any Former Business Employee or any Continuing Employee, who is not a party to this Agreement. Nothing contained in this Agreement (express or implied) is intended to confer upon any individual any right to employment for any period of time, or any right to a particular term or condition of employment. No current or former employee of Seller or any of its Affiliates, nor any Business Employee, Former Business Employee or Continuing Employee, including any beneficiary or dependent thereof, or any other Person not a party to this Agreement, shall be entitled to assert any claim against Purchaser, Seller or any of their respective Affiliates under this Article VI.

ARTICLE VII

CERTAIN TAX MATTERS

Section 7.1 Cooperation and Exchange of Information.

(a) From and after the Closing, each Party shall, and shall cause its Affiliates to, provide to the other Party such cooperation, documentation and information relating to the Purchased Companies or their Subsidiaries or the Purchased Assets as either of them may reasonably request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or a right to refund of Taxes, or (iii) conducting any Tax Proceeding. Such cooperation and information shall include providing necessary powers of attorney, copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such Party may possess. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided.

(b) Each Party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods ending on or prior to the Closing Date until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate, or (y) eight (8) years following the due date (without extension) for such Tax Returns. Thereafter, the Party holding such Tax Returns or other documents may dispose of them after offering the other Party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other Party’s own expense.

Section 7.2 Tax Returns.

(a) From and after the Closing, Seller shall prepare (or cause to be prepared) any (i) Combined Tax Return, (ii) Tax Return of Seller Parent or any of its Subsidiaries (other than the Purchased Companies or any Subsidiary thereof) (the “Seller Returns”) and (iii) Tax Returns (other than any Combined Tax Return or Seller Return) that are required to be filed by or with respect to any of the Purchased Entities (or any Subsidiaries thereof) after the Closing (taking into account valid extensions) for any Pre-Closing Tax Period (a “Pre-Closing Separate Tax Return”). Seller shall provide Purchaser with a copy of any completed Pre-Closing Separate Tax Return not less than thirty (30) days prior to the due date on which such Tax Return is due (taking validly obtained extensions into account) (or if such Tax Return is due within thirty (30) days after the Closing Date, then as soon as reasonably practicable taking into account the Tax period and the nature of the relevant Tax Return or other relevant circumstances), Purchaser shall have the right to review, comment on and propose changes to such Pre-Closing Separate Tax Return and shall provide comments, if any, to Seller on any such Pre-Closing Separate Tax Return within ten (10) days after receipt of such Pre-Closing Separate Tax Return (or such shorter period as is reasonable taking into account the Tax period and the nature of the relevant Tax Return or other relevant circumstances) and Seller shall consider any such comments in good faith. In the event Seller disagrees with any comments received from Purchaser, Seller shall promptly notify Purchaser of such disagreement prior to the due date for such Pre-Closing Separate Tax Return (taking into account extensions). Seller shall revise such Pre-Closing Separate Tax Returns to reflect any reasonable comments received from Purchaser with which Seller agrees and shall deliver, if applicable, a revised Pre-Closing Separate Tax Return to Purchaser at least ten (10) days before the due date therefor (taking validly obtained extensions into account) (or such shorter period as is reasonable taking into account the Tax period and the nature of the relevant Tax Return or other relevant circumstances), and Purchaser shall timely file or cause to be timely filed such Pre-Closing Separate Tax Returns as prepared by Seller; provided, however, that Purchaser shall not be required to file any Pre-Closing Separate Tax Return that includes a position for which Purchaser determines, in its reasonable discretion, that there is not at least “substantial authority” within the meaning of Section 6662(d)(2)(b)(i) of the Code (or any similar provision of state, local or non-U.S. Law). Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local, or non-U.S. Law), Purchaser shall not amend or revoke any Combined Tax Return, Seller Return or any Pre-Closing Separate Tax Return (or any notification or election relating thereto) without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed). At Seller’s reasonable request, Purchaser shall file, or cause to be filed, amended Pre-Closing Separate Tax Returns; provided, however, that Purchaser shall have the same rights to review and comment on such amended Pre-Closing Separate Tax Returns as described in this Section 7.2(a) for the original Pre-Closing Separate Tax Returns. Purchaser shall promptly provide (or cause to be provided) to Seller any information reasonably requested by Seller to facilitate the preparation and filing of any Tax Returns described in this Section 7.2(a), and Purchaser shall use commercially reasonable efforts to prepare (or cause to be prepared) such information in a manner and on a timeline requested by Seller.

(b) Except for any Tax Return required to be prepared by Seller pursuant to Section 7.2(a), Purchaser shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, (taking into account any valid extensions) all Tax Returns of or with respect to the Purchased Entities (and any Subsidiaries thereof). In the case of any such Tax Return for a Straddle Period (each a “Purchaser-Filed Tax Return”), Purchaser shall prepare (or cause to be prepared) such Purchaser-Filed Tax Return in a manner consistent with the past practice of or with respect to the applicable Purchased Entity (or Subsidiary thereof). Purchaser shall provide Seller with a copy of such completed Purchaser-Filed Tax Return not less than thirty (30) days prior to the due date on which such Tax Return is due (taking validly obtained extensions into account) (or if such Tax Return is due within thirty (30) days after the Closing Date, then as soon as reasonably practicable taking into account the Tax period and the nature of the relevant Tax Return or other relevant circumstances). Seller shall have the right to review, comment on and propose changes to such Purchaser-Filed Tax Return, and Purchaser shall consider any such comments in good faith. Purchaser shall revise such Purchaser-Filed Tax Return to reflect any comments received from Seller with which Purchaser agrees and, in the event Purchaser disagrees with any comments received from Seller, Purchaser shall promptly notify Seller of such disagreement prior to the due date for such Purchaser-Filed Tax Return (taking into account extensions), and Seller and Purchaser shall work together in good faith to resolve any such disagreements. If Seller and Purchaser are unable to reach resolution, they shall promptly cause the jointly retained Independent Accounting Firm (who shall be promptly engaged if not previously engaged in accordance with Section 2.9) to resolve any remaining disputes within a reasonable time, taking into account the deadline for filing such return. Purchaser shall revise such Purchaser-Filed Tax Return to reflect such resolution and shall deliver, if applicable, a revised Purchaser-Filed Tax Return to Seller at least ten (10) days before the due date therefor (taking validly obtained extensions into account) (or such shorter period as is reasonable taking into account the Tax period and the nature of the relevant Tax Return or other relevant circumstances), and Purchaser shall timely file or cause to be timely filed such Tax Return. Any determination of the Independent Accounting Firm shall be binding upon the parties without further adjustment. The costs, fees and expenses of such Independent Accounting Firm shall be borne equally by Purchaser and Seller. Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or non-U.S. law), Purchaser shall not amend or revoke any Purchaser-Filed Tax Return (or any notification or election relating thereto). At Seller’s reasonable request, Purchaser shall file, or cause to be filed, amended Purchaser-Filed Tax Returns; provided, however, that any such amended Purchaser-Filed Tax Return shall be prepared in a manner consistent with this Section 7.2(b). Notwithstanding the foregoing, if a Purchaser-Filed Tax Return is due (taking into account applicable extensions) before all items with respect to such Purchaser-Filed Tax Return have been resolved, Purchaser shall timely file (or cause to be filed) such return as prepared by Purchaser and as revised to reflect any comments received from Seller with which Purchaser agrees and any agreement reached between Seller and Purchaser. After resolution of all disputed items with respect to any Purchaser-Filed Tax Return filed prior to such resolution, Purchaser shall file an amended return reflecting the resolution of such disputed items, if necessary.

(c) Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to provide any Person with any Tax Return or copy of any Tax Return of (i) Seller Parent or any of its Subsidiaries (other than the Purchased Entities and their respective Subsidiaries) or (ii) a consolidated, combined, affiliated or unitary group that includes Seller Parent or any of its Subsidiaries (including any Combined Tax Return).

Section 7.3 Tax Benefits and Tax Refunds. If Purchaser or any of its Affiliates actually realizes any Tax benefit as a result of any payment of compensation or benefits by Seller or any of its Affiliates to any Business Employee or Former Business Employee, then Purchaser shall pay to Seller Parent the amount of such Tax benefit no later than fifteen (15) days after such Tax benefit is actually realized. Purchaser shall pay or cause to be paid to Seller Parent any refund (or credit obtained in lieu thereof) of Taxes for which Seller Parent is liable under Article X (including any interest paid thereon) received by Purchaser, any Affiliate of Purchaser or the Purchased Entities or any Subsidiary thereof, except to the extent any such refund (or credit) is attributable to a carry back of a Tax attribute from a Post-Closing Tax Period, no later than ten (10) days following receipt of such refund (or, in the case of a credit obtained in lieu of such refund, no later than ten (10) days following the filing of the income Tax Return on which such credit is used to offset tax otherwise payable), net of any out-of-pocket costs incurred in obtaining such refund or credit (including any income Taxes imposed thereon). Any refunds or credits of the Purchased Entities (or their Subsidiaries) for any Straddle Period shall be equitably apportioned between Seller Parent and Purchaser in accordance with the principles set forth in Section 7.10. Each Party shall pay, or cause its Affiliates to pay, to the Party entitled to a refund or credit of Taxes under this Section 7.3, the amount of such refund or credit (including any interest paid thereon and net of any reasonable out-of-pocket expenses (including Taxes)) to the Party receiving such refund or credit in respect of the receipt or accrual of such refund or credit in readily available funds within fifteen (15) days of the actual receipt of the refund or credit or the application for such refund or credit against amounts otherwise payable.

Section 7.4 Tax Contests. If any Taxing Authority asserts a claim with respect to Taxes that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Article X (a “Tax Claim”), then the Party first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other Party. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

(a) In the case of a Tax Proceeding of or with respect to any of the Purchased Entities or their respective Subsidiaries for any taxable period ending on or before the Closing Date (other than a Tax Proceeding described in Section 7.4(c)), Seller shall have the exclusive right to control such Tax Proceeding; provided, however, that Seller shall not settle or compromise any such Tax Proceeding without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), if such settlement or compromise could have a material adverse impact on Purchaser or any of its Affiliates for any Post-Closing Tax Period.

(b) In the case of a Tax Proceeding of or with respect to any of the Purchased Entities or their respective Subsidiaries for any Straddle Period (other than a Tax Proceeding described in Section 7.4(c)), the Controlling Party shall have the right and obligation to conduct, at its own expense, such Tax Proceeding; provided, however, that (i) the Controlling Party shall provide the Non-Controlling Party with a timely and reasonably detailed account of each stage of such Tax Proceeding, (ii) the Controlling Party shall consult with the Non-Controlling Party before taking any significant action in connection with such Tax Proceeding, (iii) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) the Controlling Party shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (v) the Non-Controlling Party shall be entitled to participate in such Tax Proceeding and attend any meetings or conferences with the relevant Taxing Authority and (vi) the Controlling Party shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Non-Controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, however, that the Controlling Party shall not have any obligations (and the Non-Controlling Party shall not have any rights) under clause (i), (ii), (iii) or (v) above with respect to any portion of such Tax Proceeding (and any actions, written materials, meetings or conferences relating exclusively thereto) that could not reasonably be expected to affect the liability of, or otherwise have an adverse effect on, the Non-Controlling Party or any of its Affiliates. For purposes of this Agreement, “Controlling Party” shall mean Seller if Seller and its Affiliates are reasonably expected to bear the greater Tax liability in connection with such Tax Proceeding, or Purchaser if Purchaser and its Affiliates are reasonably expected to bear the greater Tax liability in connection with such Tax Proceeding; and “Non-Controlling Party” means whichever of Seller or Purchaser is not the Controlling Party with respect to such Tax Proceeding.

(c) Notwithstanding anything to the contrary in this Agreement, Seller Parent shall have the exclusive right to control in all respects, and neither Purchaser nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to (i) any Tax Return of Seller Parent or any of its Subsidiaries and (ii) any Tax Return of a consolidated, combined or unitary group that includes Seller Parent or any of its Subsidiaries (including any Combined Tax Return).

Section 7.5 Tax Sharing Agreements. To the extent relating to the Purchased Entities or their Subsidiaries, Seller Parent shall terminate or cause to be terminated, on or before the Closing Date, the rights and obligations of the Purchased Entities and their Subsidiaries pursuant to all Tax sharing agreements or arrangements (other than this Agreement), if any, to which any of the Purchased Entities or their Subsidiaries, on the one hand, and Seller Parent or any of its Affiliates (other than the Purchased Companies and their Subsidiaries), on the other hand, are parties, and neither Seller Parent nor any of its Affiliates (other than the Purchased Entities and their Subsidiaries), on the one hand, nor any of the Purchased Entities or their respective Subsidiaries, on the other hand, shall have any rights or obligations to each other after the Closing in respect of such agreements or arrangements.

Section 7.6 Tax Treatment of Payments.

(a) Except to the extent otherwise required by applicable Law or pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law), Seller Parent, Purchaser, the Purchased Entities and their respective Affiliates shall (i) (A) treat the transactions contemplated by this Agreement as a contingent payment sale with a stated maximum selling price as contemplated by Treasury Regulations Section 15A.453-1(c)(1) and (2) and (B) treat any and all payments under Section 2.9, Section 2.11, Section 2.12, Section 5.16 and Article X as an adjustment to the purchase price for Tax purposes (except to the extent of any amounts in respect of imputed interest) and (ii) not take any position inconsistent with clause (i) on any Tax Return or in any Tax Proceeding. For the avoidance of doubt, nothing in this Agreement shall restrict Seller Parent or any of its Affiliates from making an election pursuant to Treasury Regulations Section 15A.453-1(d)(3) to not report the transactions contemplated by this Agreement on the installment method.

(b) Seller Parent and Purchaser acknowledge that, for U.S. federal and applicable state and local income Tax purposes, prior to the Closing, Seller Parent will transfer or cause to be transferred to Seller Parent or one or more of its Subsidiaries (other than the Purchased Companies and their respective Subsidiaries) all economic rights to, interest in, and benefits of the Retained Claim Recovery, Seller Parent’s Applicable GDB Portion of any GDB Claim Recoveries and Seller Parent’s Applicable GGB Portion of any GGB Claim Recoveries (the “Transferred Excluded Assets” and any such transfer, an “Excluded Assets Transfer”). No later than ninety (90) days after the Closing, Seller Parent shall deliver to Purchaser written notice of the fair market value of such Transferred Excluded Assets as of the date of any relevant Excluded Assets Transfer, determined in a manner consistent with applicable Tax Law (the “Transferred Excluded Assets Value”). Neither Seller Parent or Purchaser shall (and each of Seller Parent and Purchaser shall cause their respective Affiliates not to) take any position inconsistent with the Excluded Assets Transfer or the Transferred Excluded Assets Value on any Tax Return or in any Tax Proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign Law).

Section 7.7 Elections.

(a) Notwithstanding anything herein to the contrary, neither Purchaser nor any of its Subsidiaries or Affiliates (including, after the Closing Date, the Purchased Companies and their Subsidiaries) shall (i) make or cause to be made any election with respect to any Purchased Company or any Subsidiary thereof (including any entity classification election pursuant to Treasury Regulation Section 301.7701-3) effective on or prior to the Closing Date, (ii) change or cause to be changed any method of Tax accounting or any Tax accounting period of any Purchased Company or any Subsidiary thereof, which election or change would be effective on or prior to the Closing Date or (iii) take any action or engage in any transaction that would reasonably be expected to increase any Tax liability required to be reflected as a reserve or Liability in Closing Working Capital or Closing Funded Debt (or otherwise require any Tax liability to be reflected as a reserve or Liability in Closing Working Capital or Closing Funded Debt that would not otherwise be required to be so reflected) for purposes of calculating the Final Purchase Price.

(b) Seller Parent and Purchaser agree to the matters set forth in Section 7.7(b) of the Seller Disclosure Schedules.

(c) To the extent Purchaser or any of its Affiliates (including the Purchased Companies and their Subsidiaries) actually realize any Tax benefit (that is, in cash or an actual reduction in liability for Tax) as a result of, arising from or attributable to the -36(d)(6) Election (within the meaning of Section 7.7(b) of the Seller Disclosure Schedules), calculated on a “with and without” basis (such Tax benefit, the “Shared Tax Benefit”), then Purchaser shall pay to Seller Parent an amount in cash equal to the product of (i) fifty-five percent (55%) and (ii) the Shared Tax Benefit, which payment shall be made no later than fifteen (15) days after such Shared Tax Benefit is actually realized. For each taxable period ending after the Closing Date during which any Tax deduction results or arises from, or is attributable to, the -36(d)(6) Election, which Tax deduction is or would be reflected on a Tax Return of Purchaser or any of its Affiliates (including the Purchased Companies and their Subsidiaries), regardless of whether Purchaser or any of its Affiliates (or any of the Purchased Companies or their Subsidiaries) actually realize any associated Tax benefit, Purchaser shall deliver to Seller Parent a calculation, together with reasonable supporting documentation and work papers, (A) of any Shared Tax Benefit for such taxable period or (B) supporting any determination that there is no such Shared Tax Benefit for such taxable period (a “Shared Tax Benefit Calculation”). Any Shared Tax Benefit Calculation shall be delivered no later than thirty (30) days prior to the due date (taking validly obtained extensions into account) for the Tax Return on which the relevant Tax deduction is or would be reflected. Seller Parent and its representatives shall have the right to review any Shared Tax Benefit Calculation and the relevant books and records of the Purchased Companies and their Subsidiaries, and Purchaser shall (and shall cause its representatives to) assist Seller Parent and its representatives in their review of such Shared Tax Benefit Calculation and reasonably cooperate with respect thereto. Seller Parent shall notify Purchaser if Seller Parent disagrees with any portion of any Shared Tax Benefit Calculation, and such notice shall set forth in reasonable detail the basis for such disagreement and Seller Parent’s proposed adjustments to such Shared Tax Benefit Calculation. Following the delivery of any such notice of disagreement, Seller Parent and Purchaser shall negotiate in good faith to resolve such disagreement. If Seller Parent and Purchaser are unable to reach resolution, they shall promptly cause the jointly retained Independent Accounting Firm (who shall be promptly engaged if not previously engaged in accordance with this Agreement) to resolve any remaining disputes within a reasonable time, taking into account the deadline for filing the relevant Tax Return. Any determination of the Independent Accounting Firm shall be binding upon the Parties without further adjustment. The costs, fees and expenses of such Independent Accounting Firm shall be borne in proportion to how Seller Parent and Purchaser share the Shared Tax Benefit under this Section 7.7(c). Notwithstanding the foregoing, if the relevant Tax Return is due (taking into account applicable extensions) before all disputes with respect to the relevant Shared Tax Benefit Calculation have been resolved, nothing in this Section 7.7(c) shall prevent Purchaser from timely filing (or causing to be timely filed) such Tax Return; provided that any positions reflected on such Tax Return shall not be prejudicial to, nor shall they influence the resolution of, any outstanding disputes with respect to any Shared Tax Benefit Calculation.

Section 7.8 Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, any sales, use, transfer (including real estate transfer), registration, documentary, conveyancing, stamp, value added, goods and services or similar Taxes and related fees and costs imposed on or payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) will be borne 50% by Purchaser and 50% by Seller, and will be paid to the appropriate Taxing Authority promptly when due by the Party having the obligation to pay such Transfer Taxes under applicable Law. The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Party. Seller and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes; provided that, notwithstanding any of the foregoing, neither Seller nor any of its Affiliates shall be required to file any claim for exemption or exclusion from the application or imposition of any Transfer Taxes, or any claim for any reduction thereof, if Seller determines in its sole discretion that the filing of such claim or any related action would have an adverse effect on Seller or any of its Affiliates.

Section 7.9 Additional Post-Closing Tax Covenant. With respect to any of the Purchased Companies or any Subsidiary thereof that is characterized as a foreign corporation for U.S. federal income Tax purposes, from the Closing Date through the end of the taxable period of such entity that includes the Closing Date, Purchaser shall not, and shall cause its Affiliates (including the Purchased Companies and their Subsidiaries) not to (a) take any action outside the ordinary course of business that could reasonably be expected to increase Seller Parent’s (or any Affiliate of Seller Parent’s) pro rata share of amounts determined under Section 951(a)(1) or 951A(a) of the Code or (b) enter into any extraordinary transaction with respect to such entity or otherwise take any action or enter into any transaction that would be considered under the Code to constitute the payment of an actual or deemed dividend by such entity, including pursuant to Section 304 of the Code, or that would otherwise result in a diminution of foreign tax credits that, absent such transaction, may be claimed by Seller Parent or any of its Affiliates or a change in the application of Section 245A of the Code to Seller Parent or any of its Affiliates as compared with such application absent such action or transaction.

Section 7.10 Proration of Straddle Period Taxes. In the case of Taxes relating to the Purchased Entities (or Subsidiaries thereof) that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the Straddle Period ending on the Closing Date shall be (i) in the case of Taxes not described in clause (ii) (including Taxes that are based upon or related to income or receipts), deemed equal to the amount that would be payable if the Straddle Period of the Purchased Companies ended with (and included) the Closing Date; provided that exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on and including the Closing Date and the portion of the Straddle Period beginning after the Closing Date in proportion to the number of days in each such portion; and (ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Purchased Entities, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. With respect to any Purchased Company or Subsidiary thereof that is treated as a partnership for U.S. federal income Tax purposes, the Parties agree to allocate, pursuant to Section 706 of the Code, between Purchaser and Seller based on a closing of the books as of the Closing Date, all items of income, gain, loss, deduction and credit attributable to such Purchased Company or Subsidiary for the applicable taxable period in which the Closing Date occurs. For the avoidance of doubt, Seller Parent and Purchaser shall use the interim closing of the books method at the end of the Closing Date for purposes of determining allocations that must be made to the Purchased Entities and their respective Subsidiaries for U.S. federal, and applicable state and local, income Tax purposes (including pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) (and not pursuant to the “next day” rule under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B)), and neither Seller Parent nor Purchaser shall elect to use the ratable allocation method pursuant to Treasury Regulations Section 1.1502-76(b)(2)(ii)) with respect to the Purchased Entities or their respective Subsidiaries for U.S. federal, and applicable state and local, income tax purposes. In accordance with Treasury Regulations Section 1.1502-76 and any analogous provision of state, local, or foreign Law, any Tax related to any extraordinary transactions (not contemplated by this Agreement to occur on the Closing Date) that occurs on the Closing Date, but after the Closing, shall be allocated to the Post-Closing Tax Period.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1 Conditions to Each Party’s Obligations to Close. The respective obligations of Seller and Purchaser to effect the Closing are subject to the satisfaction or (to the extent permitted by Law) waiver by Seller and Purchaser at or prior to the Closing of the following condition:

(a) No Injunctions or Restraints. No Judgment or Law issued or enacted by any Governmental Entity of competent jurisdiction shall have been entered and remain in effect which prevents or prohibits the consummation of the Closing.

Section 8.2 Conditions to Obligations of Purchaser to Close. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Seller contained in Article III (other than as set forth in the following two sentences) shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality or “Business Material Adverse Effect” qualification set forth therein) would not have, individually or in the aggregate, a Business Material Adverse Effect. The representations and warranties of Seller set forth in Section 3.2(b) and Section 3.3 shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date). The representation and warranty of Seller set forth in Section 3.8(b) shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date.

(b) Performance of Obligations of Seller. The covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c) Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by an executive officer of Seller, stating that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied.

Section 8.3 Conditions to Obligations of Seller to Close. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser contained in Article IV (other than as set forth in the following sentence) shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality or “Purchaser Material Adverse Effect” qualification set forth therein) would not have, individually or in the aggregate, a Purchaser Material Adverse Effect. The representations and warranties of Purchaser set forth in Section 4.2 shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date).

(b) Performance of Obligations of Purchaser. The covenants and agreements of Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c) Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

Section 8.4 Frustration of Closing Conditions. Neither Purchaser nor Seller may rely as a basis for terminating this Agreement on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use the efforts to cause the Closing to occur as required by this Agreement, including Section 5.1.

ARTICLE IX

TERMINATION; EFFECT OF TERMINATION

Section 9.1 Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transaction and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by Seller, if Purchaser shall have materially breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and has not been cured by the earlier of (i) the date that is thirty (30) days after the date that Seller has notified Purchaser of such breach stating Seller’s intention to terminate this Agreement pursuant to this Section 9.1(b) and the basis for such termination and (ii) the Outside Date; provided that Seller shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b) if Seller has materially breached any of its representations, warranties, covenants or agreements contained in this Agreement;

(c) by Purchaser, if Seller shall have materially breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and has not been cured by the earlier of (i) the date that is thirty (30) days after the date that Purchaser has notified Seller of such breach stating Purchaser’s intention to terminate this Agreement pursuant to this Section 9.1(c) and the basis for such termination and (ii) the Outside Date; provided that Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 9.1(c) if Purchaser has materially breached any of its representations, warranties, covenants or agreements contained in this Agreement;

(d) by Seller or by Purchaser, subject to Section 11.7, if the Closing shall not have occurred on or prior to the date that is the four (4) month anniversary of the date hereof (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to (i) any Party whose failure to perform any covenant or agreement under this Agreement or whose breach of any representation or warranty has been the cause of, or resulted in, the failure of the Closing to occur on or before such date or (ii) any Party during the pendency of any Proceeding brought by the other Party for specific performance of this Agreement; or

(e) by Seller or by Purchaser, if a permanent Judgment issued by a Governmental Entity of competent jurisdiction shall have become final and nonappealable, preventing the consummation of the Transaction; provided that the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available to any Party whose failure to perform any covenant or agreement under this Agreement or whose breach of any representation or warranty has been the cause of, or resulted in, the issuance of such Judgment.

Section 9.2 Effect of Termination. If this Agreement is terminated and the Transaction is abandoned as described in Section 9.1, this Agreement shall become null and void and of no further force and effect, without any Liability or obligation on the part of any Party or its Affiliates, directors, officers or employees; provided that the provisions of Section 5.3, Section 9.1, this Section 9.2, Section 9.3 and Article XI shall remain in full force and effect; and provided, further, that nothing in this Section 9.2 shall release or relieve any Party from any Liability for any fraud or willful and material breach by such Party of any representation, warranty, covenant or agreement in this Agreement. Notwithstanding the foregoing, nothing in this Section 9.2 shall release or relieve Purchaser from any Liability in respect of reimbursement or similar obligations with respect to Seller or its Affiliates expressly set forth in this Agreement.

Section 9.3 Notice of Termination. In the event of termination by Seller or Purchaser pursuant to Section 9.1, written notice of such termination shall be given by the terminating Party to the other Party.

ARTICLE X

INDEMNIFICATION

Section 10.1 Survival.

(a) The representations and warranties of Seller and Seller Parent contained in this Agreement shall not survive the Closing.

(b) The representations and warranties of Purchaser contained in this Agreement shall not survive the Closing.

(c) The covenants and agreements contained in this Agreement that require performance in full prior to the Closing (and any rights arising out of any breach of such covenants and agreements), in each case, shall not survive the Closing, and the covenants and agreements in this Agreement that by their terms apply or are to be performed, in whole or in part, after the Closing (and any rights arising out of any breach of such covenants and agreements), in each case, shall survive the Closing for the period provided in such covenants and agreements, if any, or until fully performed. For the avoidance of doubt, (i) the obligation of Seller Parent to retain, and indemnify and hold harmless the Purchaser Indemnified Parties for, any Retained Liabilities, and the obligation of Purchaser to assume, and indemnify and hold harmless the Seller Indemnified Parties for, any Assumed Liabilities, as well as any covenants and agreements of the Parties that by their terms provide for indemnification or reimbursement or allocate fees, payments, costs or expenses as between the Parties, shall survive the Closing indefinitely and (ii) the obligation of Seller Parent under Section 10.2(a)(iii) and the obligation of Purchaser under Section 7.7(c) shall survive the Closing Date with respect to any Tax (or Tax benefit) until sixty days following the expiration of the applicable statute of limitations with respect to such Tax (or Tax benefit). No Person shall be entitled to indemnification, and no Proceeding seeking to recover Covered Losses or other relief shall be commenced or maintained, after the end of the relevant survival period set forth herein, unless a claim for indemnification with respect thereto has previously been made in accordance with this Agreement.

Section 10.2 Indemnification by Seller Parent.

(a) Subject to the provisions of this Article X, effective as of and after the Closing, Seller Parent shall indemnify, defend and hold harmless Purchaser and its Affiliates (including, following the Closing, the Purchased Entities and their Subsidiaries) and their respective officers, directors, employees, agents, attorneys, accountants, representatives and successors (collectively, the “Purchaser Indemnified Parties”), from and against any and all Covered Losses incurred or suffered by any of the Purchaser Indemnified Parties to the extent resulting directly or indirectly from or arising out of (i) any breach of any covenant or agreement of Seller contained in this Agreement that survives the Closing, for the period it survives, (ii) any Retained Liabilities or (iii) any Covered Taxes.

(b) Notwithstanding anything in this Agreement to the contrary, Seller Parent shall not be required to indemnify or hold harmless any Purchaser Indemnified Party against, or reimburse any Purchaser Indemnified Party for, any Covered Losses to the extent that such Covered Losses or the related Liabilities are reflected, reserved, accrued, recorded or included in the Closing Working Capital, the Adjustment Amount or the Closing Funded Debt as finally determined pursuant to this Agreement.

Section 10.3 Indemnification by Purchaser. Subject to the provisions of this Article X, effective as of and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller Parent and its Affiliates and their respective officers, directors, employees, agents, attorneys, accountants, representatives and successors (collectively, the “Seller Indemnified Parties”), from and against any and all Covered Losses incurred or suffered by any of the Seller Indemnified Parties to the extent resulting directly or indirectly from or arising out of (a) any breach of any covenant or agreement of Purchaser contained in this Agreement that survives the Closing, for the period it survives or (b) any Assumed Liability.

Section 10.4 Procedures.

(a) Any Person entitled to be indemnified under this Article X (the “Indemnified Party”) shall promptly give written notice to the Party from whom indemnification may be sought (the “Indemnifying Party”) of any pending or threatened Proceeding against the Indemnified Party that has given or would reasonably be expected to give rise to such right of indemnification with respect to such Proceeding (a “Third Party Claim”), indicating, with reasonable specificity, the nature of such Third Party Claim, the basis therefor, a copy of any documentation received from the third party, the amount and calculation of the Covered Losses (if then known) for which the Indemnified Party is entitled to indemnification under this Article X (and a good faith estimate of any such future Covered Losses relating thereto), and the provision(s) of this Agreement in respect of which such Covered Losses shall have occurred, and the Indemnified Party shall promptly deliver to the Indemnifying Party any information or documentation related to the foregoing reasonably requested by the Indemnifying Party. A failure by the Indemnified Party to give notice and to tender the defense of the Proceeding in a timely manner pursuant to this Section 10.4(a) shall not limit the obligations of the Indemnifying Party under this Article X, except to the extent such Indemnifying Party is prejudiced thereby.

(b) With respect to any Third Party Claim, the Indemnifying Party under this Article X shall have the right, but not the obligation, to assume the control and defense, at its own expense and by counsel of its own choosing, of such Third Party Claim and any Third Party Claims related to the same or a substantially similar set of facts; provided that the Indemnifying Party shall not be entitled to assume the control and defense of such Third Party Claim, and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if such Third Party Claim is a criminal Proceeding. If the Indemnifying Party so undertakes to control and defend any such Third Party Claim, it shall notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the defense against, and settlement of, any such Third Party Claim; provided, however, that the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless such settlement does not involve any injunctive relief against or any finding or admission of any violation of Law or wrongdoing by the Indemnified Party, and any money damages are borne solely by the Indemnifying Party. Subject to the foregoing, the Indemnified Party shall have the right to employ separate legal counsel and to participate in but not control the defense of such Proceeding at its own cost and expense; provided that, subject to the provisions of this Article X, the Indemnifying Party shall bear the reasonable fees of one firm of legal counsel (and one additional firm of legal counsel in each jurisdiction implicated in such Proceeding) representing all Indemnified Parties in such Proceeding and all related Proceedings, if, but only if, the defendants in such Proceeding include both an Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have reasonably concluded, based on the advice of legal counsel, that there is a material conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Proceeding. In any event, the Indemnified Party shall cause its legal counsel to cooperate with the Indemnifying Party and its legal counsel and shall not assert any position in any Proceeding inconsistent with that asserted by the Indemnifying Party. No Indemnified Party may settle any Third Party Claim without the written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). If the Indemnifying Party does not assume the control and defense of a Third Party Claim, it shall nevertheless be entitled to participate in the defense of such Proceeding at its own cost and expense, and the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the defense against, and settlement of, any such Third Party Claim.

(c) In the event that any Indemnified Party has or may have an indemnification claim against any Indemnifying Party under this Article X that does not involve a Third Party Claim, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party indicating, with reasonable specificity, the nature of such claim, the basis therefor, the amount and calculation of the Covered Losses (if then known) for which the Indemnified Party is entitled to indemnification under this Article X (and a good-faith estimate of any such future Covered Losses relating thereto), and the provision(s) of this Agreement in respect of which such Covered Losses shall have occurred, and the Indemnified Party shall promptly deliver to the Indemnifying Party any information or documentation related to the foregoing reasonably requested by the Indemnifying Party. A failure by the Indemnified Party to give notice in a timely manner pursuant to this Section 10.4(c) shall not limit the obligations of the Indemnifying Party under this Article X, except to the extent such Indemnifying Party is prejudiced thereby. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in the appropriate court of competent jurisdiction set forth in Section 11.8.

(d) Any indemnification of an Indemnified Party for Covered Losses pursuant to this Article X shall be effected by wire transfer of immediately available funds to an account designated by the Indemnified Party from or on behalf of the Indemnifying Party within five (5) Business Days of the earlier to occur of a written agreement by Purchaser and Seller or a final judgment by the appropriate court of competent jurisdiction set forth in Section 11.8, in either case determining the amount of such Covered Losses required to be paid by the Indemnifying Party to the Indemnified Party in respect of an indemnification claim hereunder.

(e) Notwithstanding anything in this Agreement to the contrary, this Section 10.4 shall not apply with respect to indemnification and other payments in respect of Taxes, which shall be governed by Article VII.

Section 10.5 Exclusive Remedy and Release. Purchaser and Seller acknowledge and agree that, except with respect to claims under the Transition Services Agreement (which shall be governed exclusively by the Transition Services Agreement) and the Seller Parent Conditional Guaranty (which shall be governed exclusively by the Seller Parent Conditional Guaranty), claims seeking specific performance or other equitable relief with respect to covenants or agreements to be performed after the Closing, following the Closing, the indemnification provisions of Section 10.2 and Section 10.3 shall be the sole and exclusive remedies of Purchaser and Seller, respectively, and any of their respective Affiliates, for any Liabilities (including in respect of any claims for breach of contract (including for breach of any representation, warranty, covenant or agreement), warranty, tortious conduct (including negligence), under Law or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that each Party may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement, the Transaction or the other transactions contemplated by this Agreement, including any breach of any representation or warranty in this Agreement by any Party, or any breach of or failure by any Party to perform or comply with any covenant or agreement in this Agreement and the other Transaction Documents. In furtherance of the foregoing, from and after the Closing, the Parties hereby waive, on behalf of themselves and their Affiliates, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that they may have against Seller or any of its Affiliates, or Purchaser or any of its Affiliates, as the case may be, as a result of or in connection with this Agreement, the Transaction or the other transactions contemplated by this Agreement, whether arising under or based upon breach of contract (including for breach of any representation, warranty, covenant or agreement), warranty, tortious conduct (including negligence), under Law or otherwise and whether predicated on common law, statute, strict liability, or otherwise. Without limiting the generality of the foregoing, the Parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Section 10.6 Additional Indemnification Provisions. With respect to each indemnification obligation contained in this Agreement, all Covered Losses shall be (a) reduced by any Tax benefits actually realized by the Indemnified Party or its Affiliates in the taxable year in which such Covered Loss is paid or accrued or in the two succeeding years (it being agreed that if any such Tax benefit is realized after the relevant indemnification payment is made (such that such indemnification payment was not reduced by the amount of such Tax benefit), the Indemnified Party shall pay to the Indemnifying Party the amount of the such Tax benefit no later than fifteen (15) days after such Tax benefit is actually realized) and (b) net of any third-party insurance or indemnity, contribution or similar proceeds that have actually been recovered by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification (it being agreed that if third-party insurance or indemnification, contribution or similar proceeds in respect of such facts are recovered by the Indemnified Party or its Affiliates subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made) and indemnification shall not be available hereunder unless the Indemnified Party first uses, and causes its Affiliates to use, reasonable best efforts to seek full recovery under all insurance and indemnity, contribution or similar provisions covering such Covered Loss to the same extent as it would if such Covered Loss were not subject to indemnification hereunder. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article X, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party and otherwise cooperate with the Indemnifying Party in seeking recovery thereunder.

Section 10.7 Mitigation. Each of the Parties agrees to use, and to cause its Affiliates to use, its reasonable best efforts to mitigate its respective Covered Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Covered Losses that are indemnifiable hereunder. The Parties acknowledge and agree that indemnification under this Article X shall not be available to any Party or any Indemnified Party with respect to any Covered Loss to the extent such Covered Loss results from or arises out of, in whole or in part, a failure by such Person or its Affiliates to use reasonable best efforts to mitigate such Covered Loss.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Entire Agreement. This Agreement and the other Transaction Documents, and the Schedules and Exhibits hereto and thereto, and the Confidentiality Agreement, along with the Seller Disclosure Schedules and Purchaser Disclosure Schedules, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter. In the event of a conflict between the terms of this Agreement and the terms of any Transaction Document, the terms of this Agreement shall control.

Section 11.2 Disclosure Schedules. The Seller Disclosure Schedules and the Purchaser Disclosure Schedules, and all schedules attached thereto, and all Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Exhibit or in the Seller Disclosure Schedules or the Purchaser Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement. Any information, item or other disclosure set forth in any Section of the Seller Disclosure Schedules or the Purchaser Disclosure Schedules, as the case may be, shall be deemed to be disclosed with respect to any other Section of this Agreement (or to have been set forth in any other Section of the Seller Disclosure Schedules or the Purchaser Disclosure Schedules, as the case may be), if the relevance of such disclosure to such other Section is reasonably apparent notwithstanding the omission of a reference or a cross-reference with respect thereto and notwithstanding any reference to a Section of the Seller Disclosure Schedules or the Purchaser Disclosure Schedules, as applicable, in such Section of this Agreement.

Section 11.3 Assignment. Neither this Agreement nor any of the rights and obligations hereunder may be assigned by Seller or Seller Parent on the one hand, or Purchaser on the other hand, without the prior written consent of the other provided, however, that (a) prior to the Closing, Purchaser may, subject to the last sentence of this Section 11.3, assign its rights (but not any obligations) under this Agreement to one or more Affiliates of Purchaser and (b) either Seller or Seller Parent on the one hand, or Purchaser, on the other hand, may, without the consent of the other, assign its rights, interests and obligations hereunder in their entirety in connection with a merger, consolidation or other business combination of such Party with or into another Person, in each case so long as the surviving or acquiring Person (or ultimate parent thereof) assumes all the obligations of such Party by operation of law or pursuant to an agreement reasonably satisfactory to the other Party (provided that any such assignment described in the foregoing clauses (a) and (b) shall not (x) impede or delay the consummation of the Transaction or the other transactions contemplated by this Agreement or (y) result in the withholding or deduction of, or any requirement to withhold or deduct, any amount of Tax pursuant to Section 2.14 or the imposition of any Tax on Seller Parent or any of its Affiliates). Any attempted assignment in violation of this Section 11.3 shall be void. Subject to the two preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. In the event that Purchaser or any of its Affiliates assigns its rights under this Agreement as permitted under the first sentence of this Section 11.3 or transfers its interest in the Business, the Purchased Entity Shares or any other equity interests in the Purchased Companies or their Subsidiaries (directly, indirectly, by operation of law or otherwise) to any of Purchaser’s Affiliates, such Affiliates shall expressly assume the Liabilities and obligations of Purchaser hereunder by executing a joinder to this Agreement acceptable to Seller; provided that any such transfer shall not relieve Purchaser of its Liabilities or obligations hereunder.

Section 11.4 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. By an instrument in writing, Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that the other Party was or is obligated to comply with or perform. Such waiver or failure to insist on strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

Section 11.5 No Third-Party Beneficiaries. Except for Section 10.2 and Section 10.3, which are intended to benefit, and to be enforceable by, the indemnified parties specified therein, this Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and thereto are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 11.6 Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile or email transmission (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or facsimile number or email address as such Party shall designate by like notice):

(a)	if to Purchaser:

Oroco Capital, LLC

4938 Hampden Lane, No. 563

Bethesda, Maryland 20814

Attention: Mitchell Goldsteen

Email: [***]

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1700 Pennsylvania Avenue, NW

Second Floor

Washington, DC 20006

Facsimile: (202) 626-3737

Attention: Alan M. Noskow

Email: anoskow@kslaw.com

(b)	if to Seller:

AECOM

1999 Avenue of the Stars, Suite 2600

Los Angeles, California 90067

Facsimile: (213) 593-8178

Attention: David Gan, Executive Vice President, Chief Legal Officer

   Manav Kumar, Senior Vice President, Deputy General

   Counsel

Email:   david.gan@aecom.com

   manav.kumar@aecom.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Facsimile: (212) 403-2000

Attention: Jacob A. Kling

Email: JAKling@wlrk.com

Section 11.7 Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that each of the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such Party is entitled in Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that any such award is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such remedy. The foregoing is in addition to any other remedy to which any Party is entitled at law, in equity or otherwise. The Parties further agree that nothing set forth in this Section 11.7 shall require any Party hereto to institute any Proceeding for (or limit any Party’s right to institute any Proceeding for) specific performance under this Section 11.7 prior or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination). If any Party brings any Proceeding to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by (x) the amount of time during which such Proceeding is pending, plus twenty (20) Business Days or (y) such longer time period established by the court presiding over such Proceeding.

Section 11.8 Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties (a) in the event that any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Transaction or the other transactions contemplated hereby, submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over the applicable Proceeding, any state or federal court within the State of Delaware; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any Proceeding relating to this Agreement or the Transaction or the other transactions contemplated hereby in any court other than the above-named courts; and (d) agrees that it will not seek to assert by way of motion, as a defense or otherwise, that any such Proceeding (i) is brought in an inconvenient forum, (ii) should be transferred or removed to any court other than the above-named courts, (iii) should be stayed by reason of the pendency of some other proceeding in any court other than the above-named courts or (iv) that this Agreement or the subject matter hereof may not be enforced in or by the above-named courts. Each Party agrees that service of process upon such Party in any such Proceeding shall be effective if notice is given in accordance with Section 11.6.

Section 11.9 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11.9. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 11.9 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 11.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transaction and the other transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.11 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more such counterparts have been signed by each Party and delivered (by facsimile, email, or otherwise) to the other Party. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” from, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement has been executed in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail.

Section 11.12 Expenses. Except as otherwise provided in this Agreement, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement, the Transaction and the other transactions contemplated hereby shall be paid by the Party incurring such expense.

Section 11.13 Certain Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of information to the extent such disclosure is prohibited by applicable Law or a Governmental Entity (and no representation or warranty shall be deemed breached or untrue as a result of any such disclosure not being made for such reason so long as the Party not making such disclosure has previously informed the other Party or its counsel that such Party is unable to make a disclosure that would need to be made in order for such representation and warranty to be true and correct and the general nature of such omitted disclosure). To the extent legally permissible, the Parties will cooperate in good faith to determine whether appropriate substitute disclosures or actions can be made or taken under circumstances in which the limitations of the preceding sentence apply.

Section 11.14 Interpretation; Absence of Presumption. It is understood and agreed that the specification of any dollar amount in the representations and warranties or covenants and agreements contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included or not included in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is or is not material for purposes of this Agreement. Nothing herein (including the Seller Disclosure Schedules and the Purchaser Disclosure Schedules) shall be deemed an admission by either Party or any of its Affiliates, in any Proceeding or action, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or any Law. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto and the words “date hereof” refer to the date of this Agreement; (d) references to “Dollars” or “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement and the Transaction Documents shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (j) Seller and Purchaser have each participated in the negotiation and drafting of this Agreement and the other Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the Parties or the parties thereto, as applicable, and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (n) any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations thereunder and published interpretations thereof, and references to any Contract or instrument are to that Contract or instrument as from time to time amended, modified or supplemented; provided that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and the related regulations thereunder and published interpretations thereof, in each case, as of such date; and (o) to the extent that this Agreement or any other Transaction Document requires an Affiliate of any Party to take or omit to take any action, such covenant or agreement includes the obligation of such Party to cause such Affiliate to take or omit to take such action.

Section 11.15 Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a) Purchaser waives and will not assert, and agrees to cause its Affiliates, including, following the Closing, the Purchased Companies and their Subsidiaries, to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller or any of its Affiliates, or any shareholder, officer, employee or director of Seller or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement, the other Transaction Documents or any other agreements or transactions contemplated hereby or thereby, by any legal counsel currently representing any Designated Person in connection with this Agreement, the other Transaction Documents or any other agreements or transactions contemplated hereby or thereby, including Wachtell, Lipton, Rosen & Katz (any such representation, the “Current Representation”).

(b) Purchaser waives and will not assert, and agrees to cause its Affiliates, including, following the Closing, the Purchased Companies and their Subsidiaries, to waive and not assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation (the “Privileged Communications”) or in connection with any Post-Closing Representation, including in connection with a dispute with Purchaser or its Affiliates (including, following the Closing, any Purchased Company or any of its Subsidiaries), including in respect of any claim for indemnification by a Purchaser Indemnified Party, it being the intention of the Parties that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by Seller and its Affiliates and that Seller, and not Purchaser or its Affiliates or the Purchased Companies and their Subsidiaries, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after Closing, none of Purchaser or its Affiliates, including the Purchased Companies and their Subsidiaries, shall have any access to any such communications or to the files of the Current Representation, all of which shall be and remain the property of Seller and not of Purchaser or its Affiliates, including the Purchased Companies and their Subsidiaries, or to internal counsel relating to such engagement, and none of Purchaser or its Affiliates, including, following the Closing, the Purchased Companies and their Subsidiaries, or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process on the grounds that the privilege and protection attaching to such communications and files belongs to Purchaser or its Affiliates, including, following the Closing, the Purchased Companies and their Subsidiaries, or does not belong to Seller. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or its Affiliates, including, following the Closing, the Purchased Companies and their Subsidiaries, on the one hand, and a third party other than Seller or its Affiliates, on the other hand, Purchaser or its Affiliates, including, following the Closing, the Purchased Companies and their Subsidiaries, may seek to prevent the disclosure of the Privileged Communications to such third party and request that Seller not permit such disclosure, and Seller shall consider such request in good faith.

Section 11.16 Non-Recourse. The Parties agree that all Proceedings based on, in respect of or arising out of (a) this Agreement, the Confidentiality Agreement, the Commitment Letter or the other Transaction Documents or (b) the negotiation, execution or performance or breach hereof or thereof, or the failure to perform any covenant or agreement contained herein or therein, or to consummate the Transaction or any of the transactions contemplated hereby or thereby, may only be made against the Persons that are expressly identified as Parties to this Agreement (and their respective successors and permitted assigns) (other than with respect to any claims by or between the express parties or express third-party beneficiaries (in each case, including their successors or permitted assigns) to the Confidentiality Agreement, the Commitment Letter or the other Transaction Documents in accordance with the terms thereof). No other Person shall have any Liability in respect of any Proceedings based on, in respect of or arising out of the matters set forth in clauses (a) or (b) of the immediately preceding sentence. Nothing in this Section 11.16 shall limit the rights or remedies available to the express parties or express third-party beneficiaries to the Confidentiality Agreement, the Commitment Letter or the other Transaction Documents in accordance with the terms thereof.

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IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.

URS HOLDINGS, INC.

By:	/s/ Manav Kumar
Name:	Manav Kumar
Title:	Secretary

AECOM

By:	/s/ W. Troy Rudd
Name:	W. Troy Rudd
Title:	Chief Executive Officer

SCC GROUP LLC

By:	/s/ Mitchel Goldsteen
Name:	Mitchell Goldsteen
Title:	Manager

[Signature Page to Purchase and Sale Agreement]